SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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FLEXTRONICS INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEXTRONICS INTERNATIONAL LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on September 23, 2004

To our shareholders:

You are cordially invited to attend and NOTICE IS HEREBY GIVEN of the Annual General Meeting of FLEXTRONICS INTERNATIONAL LTD. which will be held at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, at 9:00 a.m., Pacific Daylight Time (PDT), on September 23, 2004 for the following purposes:

As Ordinary Business

1.	To re-elect each of the following Directors, who will retire by rotation pursuant to Article 95 of our Articles of Association, to the Board of Directors:

(a)	Mr. Michael E. Marks; and

(b)	Mr. Michael J. Moritz.

2.	To re-appoint Mr. Patrick Foley as a Director to the Board of Directors pursuant to Section 153(6) of the Companies Act, Chapter 50, to hold such office from the date of this Annual General Meeting until our next Annual General Meeting.”

3.	To consider and vote upon a proposal to appoint Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2005, and to authorize the Board of Directors to fix their remuneration.

As Special Business

4.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given for the amendment to our 1997 Employee Share Purchase Plan, which we refer to as the Share Purchase Plan, to increase the maximum number of ordinary shares authorized for issuance under the Share Purchase Plan from 4,400,000 ordinary shares to 5,400,000 ordinary shares and that an additional 1,000,000 ordinary shares be reserved for issuance under the Share Purchase Plan, and that such ordinary shares, when issued and paid for in accordance with the terms of the Share Purchase Plan, shall be validly issued, fully paid and nonassessable ordinary shares in our capital.”

5.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given for the amendment to our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan, to increase the maximum number of ordinary shares authorized for issuance under the 2001 Plan from 7,000,000 ordinary shares to 27,000,000 ordinary shares and that an additional 20,000,000 ordinary shares be reserved for issuance under the 2001 Plan, and that such ordinary shares, when issued and paid for in accordance with the terms of the 2001 Plan, shall be validly issued, fully paid and nonassessable ordinary shares in our capital.”

6.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given to amend the 2001 Plan to allow for issuances of stock bonuses.”

7.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given to approve the consolidation of the ordinary shares authorized for issuance under certain equity award plans into the 2001 Equity Incentive Plan.”

8.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT, pursuant to the provisions of Section 161 of the Companies Act, Cap. 50, and notwithstanding the provisions of Article 46 of our Articles of Association but subject otherwise to the provisions of that Act and our Articles of Association, authority be and is hereby given to our Directors to:

(a) (i)	allot and issue ordinary shares in our capital; and/or

(ii)	make or grant offers, agreements or options that might or would require ordinary shares in our capital to be allotted and issued whether after the expiration of this authority or otherwise (including but not limited to the creation and issue of warrants, debentures or other instruments convertible into ordinary shares in our capital), at any time to and/or with such persons and upon such terms and conditions and for such purposes as our Directors may in their absolute discretion deem fit, and with such rights or restrictions as our Directors may think fit to impose and as are set forth in our Articles of Association aforesaid; and

(b)	(notwithstanding the authority conferred by this resolution may have ceased to be in force) allot and issue ordinary shares in our capital in pursuance of any offer, agreement or option made or granted by our Directors while this resolution was in force, and that such authority shall continue in force until the conclusion of our next Annual General Meeting or the expiration of the period within which our next Annual General Meeting is required by law to be held, whichever is the earlier.”

9.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given for us to provide $37,200 of annual cash compensation to each of our non-employee directors for services rendered as a director.”

10.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT approval be and is hereby given for us to provide an additional $10,000 of annual cash compensation to each of our non-employee directors for their participation in one or more committees of the Board of Directors.”

11.	To pass the following resolution as an Ordinary Resolution:

“RESOLVED THAT:

(a)	for the purposes of Sections 76C and 76E of the Companies Act, Cap. 50, the exercise by our Directors of all our powers to purchase or otherwise acquire issued ordinary shares of S$0.01 each fully paid in our capital, not exceeding in aggregate the number of issued ordinary shares representing 10% of our issued ordinary share capital as at the date of the passing of this resolution, at such price or prices as may be determined by our Directors from time to time up to the maximum purchase price described in paragraph (c) below, whether by way of:

(i)	market purchases on the NASDAQ National Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Directors as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Companies Act, Cap. 50;

and otherwise in accordance with all other laws and regulations and rules of the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted as may for the time being be applicable, be and is hereby authorized and approved generally and unconditionally;

(b)	unless varied or revoked by us in a general meeting, the authority conferred on our Directors pursuant to the mandate contained in paragraph (a) above may be exercised by our Directors at any time and from time to time during the period commencing from the date of the passing of this resolution and expiring on the earlier of:

(i)	the date on which our next Annual General Meeting is held; or

(ii)	the date by which our next Annual General Meeting is required by law to be held;

(c)	the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above shall not exceed:

(i)	in the case of a market purchase of an ordinary share, one hundred and five percent (105%) of the Average Closing Price of our ordinary shares; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, one hundred and ten percent (110%) of the Average Closing Price of our ordinary shares,

and for the above purposes, the term Average Closing Price means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)	our Directors and/or any of them be and are hereby authorized to complete and do all such acts and things (including executing such documents as may be required) as they and/or he may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

12.	To pass the following resolution as an Ordinary Resolution:

         “RESOLVED THAT:

(a)	at the sole discretion of our Directors at any time after the date of this Meeting, but on or before 5:00 p.m., PDT, August 31, 2005, a sum of up to S$5,561,111.83 and, in the event that any new ordinary shares are allotted and issued by us after the close of business on August 5, 2004, which we refer to in this proposal as the Record Date, but on or before 5:00 p.m., PDT, August 31, 2005, an additional amount of S$0.01 for each new ordinary share so allotted and issued, standing to the credit of our Share Premium Account as at March 31, 2004, which we refer to as the Capital Sum, be capitalized and distributed amongst the persons who, on a date specified by our Board of Directors after the date of this Meeting, but no later than 5:00 p.m., PDT, August 31, 2005, are the registered holders, whom we refer to as the Registered Shareholders, of existing ordinary shares of S$0.01 each in our capital, on the footing that the Registered Shareholders become entitled to such sum capital in terms of Article 133 of our Articles of Association. The whole of the Capital Sum shall be applied in payment in full of the aggregate par value of up to 556,111,183 new ordinary shares of S$0.01 each in our capital and, in the event that any new shares are allotted and issued by us after the Record Date but on or before 5:00 p.m., PDT, August 31, 2005, an additional one new ordinary share of S$0.01 each in our capital for each new ordinary share so allotted and issued, which shares together we refer to as the Bonus Shares. The Bonus Shares will rank in all respects pari passu with our existing ordinary shares;

(b)	accordingly, the Directors be and are hereby granted the authority to allot and issue, at their sole discretion after the date of this Meeting, but on or before 5:00 p.m., PDT, August 31, 2005, the Bonus Shares credited as fully paid to the Registered Shareholders, as nearly as practicable, in the proportion of one Bonus Share for every one existing ordinary share then held by the Registered Shareholders, fractions being disregarded;

(c)	the Bonus Shares, if and when allotted and issued, shall be treated for all purposes as an increase in the nominal amount of our issued capital and not as income;

(d)	the aggregate number of Bonus Shares representing fractional interests be disposed of by the Directors in such manner as they may deem fit to be in our interests; and

(e)	the Directors be and are hereby authorized to take such steps and exercise such discretion as they may deem fit in connection with the matters referred to in this resolution.”

13.	To transact any other business as may properly be transacted at any Annual General Meeting.

As Ordinary Business

      At the Annual General Meeting, our shareholders shall have the opportunity to discuss and ask any questions that they may have regarding our Singapore audited accounts for the fiscal year ended March 31, 2004, together with the reports of the Directors and Auditors thereon, in compliance with Singapore law. Shareholder approval of our audited accounts is not being sought by this Proxy Statement and will not be sought at the Annual General Meeting. The Board of Directors has fixed the close of business on August 5, 2004 as the record date for determining those shareholders who will be entitled to receive copies of this Notice and accompanying proxy statement. However, shareholders of record on September 23, 2004 will be entitled to vote at the Annual General Meeting. A shareholder entitled to attend and vote at the Annual General Meeting is entitled to appoint a proxy to attend and vote on his or her behalf. A proxy need not also be a shareholder. Representation of at least 33 1/3% of all outstanding ordinary shares of Flextronics International Ltd. is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope.

      Only funds legally available for purchasing or acquiring our issued ordinary shares in accordance with our Articles of Association and the applicable laws of Singapore will be utilized for the purchase or acquisition by us of our own issued ordinary shares pursuant to the proposed share purchase mandate referred to in Proposal No. 10 above. We intend to use our internal sources of funds to finance the purchase or acquisition of our issued ordinary shares. The amount of financing required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position, cannot be ascertained as at the date of this Notice as these will depend on the number of ordinary shares purchased or acquired and the price at which such ordinary shares are purchased or acquired. Our net tangible assets and the consolidated net tangible assets of us and our subsidiaries will be reduced by the dollar value of the ordinary shares purchased or acquired. The purchase or acquisition of 10% of our issued ordinary shares as at the date of the Annual General Meeting will not have any material impact on our consolidated earnings for the current financial year.

By Order of the Board of Directors,

Bernard Liew Jin Yang
Yap Lune Teng
Joint Secretaries

Singapore

August 11, 2004

Shareholders should read this entire proxy statement

carefully prior to returning their proxies.

Compliance Under Section 16(a) of the Securities Exchange Act of 1934	42

Shareholder Proposals for the 2005 Annual General Meeting	42

Singapore Statutory Financial Statements	42

Other Matters	43

Annex A: 2001 Equity Incentive Plan	44

Singapore Statutory Financial Statements	57

      The information contained under the captions “Compensation Committee Report on Executive Compensation,” “Audit Committee Report” and “Stock Price Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate this information by reference into such filing.

PROXY STATEMENT FOR

ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF
FLEXTRONICS INTERNATIONAL LTD.

To Be Held on September 23, 2004

      This proxy statement is furnished in connection with the solicitation by the Board of Directors of Flextronics International Ltd. of proxies to be voted at the Annual General Meeting, which will be held at 9:00 a.m., Pacific Daylight Time (PDT), on September 23, 2004 at our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131 or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting. This proxy statement and the included proxy card were first mailed on or about August 20, 2004 to shareholders of record as of August 5, 2004. The entire cost of soliciting proxies will be borne by us. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our ordinary shares forward copies of the proxy and other soliciting materials to persons for whom they hold ordinary shares and request authority for the exercise of proxies. In these cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so. We have retained Georgeson Shareholder Services, an independent proxy solicitation firm, to assist in soliciting proxies at an estimated fee of $10,000.00 plus reimbursement of reasonable expenses.

VOTING RIGHTS AND SOLICITATION OF PROXIES

      The close of business on August 5, 2004 was the record date for shareholders entitled to notice of the Annual General Meeting. As of that date, we had 556,111,183 ordinary shares, S$0.01 par value per share, issued and outstanding. All of the ordinary shares issued and outstanding on September 23, 2004 are entitled to vote at the Annual General Meeting, and shareholders of record on September 23, 2004 entitled to vote at the meeting will on a poll have one vote for each ordinary share so held on the matters to be voted upon.

      Ordinary shares represented by proxies in the accompanying form which are properly executed and returned to us will be voted at the Annual General Meeting in accordance with the shareholders’ instructions contained therein. Representation of at least 33 1/3% of all issued and outstanding ordinary shares is required to constitute a quorum. The affirmative vote by a show of hands of a majority of the shareholders present and voting at the Annual General Meeting, or if a poll is demanded by the chair or by any 10% or greater shareholder in accordance with our Articles of Association, a simple majority of the shares voting at the Annual General Meeting, is required to re-elect and re-appoint the Directors nominated pursuant to Proposals No. 1 and 2, to approve Proposal No. 3, and to approve the ordinary resolutions in Proposals No. 8 through 12. The affirmative vote of a majority of all issued and outstanding ordinary shares voting in person or by proxy at the Annual General Meeting is required to approve Proposals No. 4, 5, 6 and 7.

      If a shareholder abstains from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the Annual General Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders. If a shareholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against certain “routine” matters, such as all of the proposals to be voted on at the Annual General Meeting. If a broker votes shares that are unvoted by its clients for or against a proposal, these shares are considered present and entitled to vote at the Annual General Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in the tabulation of the votes cast on proposals presented to shareholders.

      In the absence of contrary instructions, shares represented by proxies will be voted FOR the Board of Directors nominees in Proposals No. 1 and 2 and FOR Proposals No. 3 through 12. Management does not know of any matters to be presented at this Annual General Meeting other than those set forth in this proxy statement and in the Notice accompanying this proxy statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareholder of record has the right to revoke his or her proxy at any time prior to voting at the Annual General Meeting by submitting a subsequently dated proxy or by attending the meeting and voting in person.

      We have prepared, in accordance with Singapore law, Singapore statutory financial statements, which are enclosed with this proxy statement. Except as otherwise stated herein, all monetary amounts in this proxy statement have been presented in U.S. dollars.

PROPOSALS NO. 1 AND 2:

RE-ELECTION AND RE-APPOINTMENT

      Under Article 95 of our Articles of Association, at each Annual General Meeting, at least one-third of the Directors, or, if their number is not a multiple of three, then the number nearest to but not less than one-third of the Directors, are required to retire from office. The Directors required to retire in each year are those who have been in office longest since their last re-election or appointment. As between persons who became or were last re-elected Directors on the same day, those required to retire are (unless they otherwise agree among themselves) determined by lot. Retiring Directors are eligible for re-election. Mr. Marks and Mr. Moritz are the members of the Board of Directors who will retire by rotation in the manner stated above. They are both eligible for re-election and have been nominated to stand for re-election at the 2004 Annual General Meeting.

      Under Section 153(2) of the Companies Act, Cap. 50, the office of a director of a public company or of a subsidiary of a public company becomes vacant at the conclusion of the Annual General Meeting commencing next after such director attains the age of 70 years. However, under Section 153(6), a person of or over the age of 70 years may, by ordinary resolution be appointed or re-appointed as a director of that company to hold office until the next annual general meeting of the company or be authorized to continue in office as a director until the next annual general meeting of the company. Mr. Foley turned 72 in February 2004, and, under Singapore law, his office as a Director will become vacant at the conclusion of the 2004 Annual General Meeting. Mr. Foley was re-appointed as a director at the 2003 Annual General Meeting, pursuant to Section 153(6) of the Companies Act, Cap. 50. It is accordingly proposed that a resolution be passed at the 2004 Annual General Meeting, pursuant to Section 153(6) of the Companies Act, Cap. 50, to re-appoint Mr. Foley as a Director to hold office from the date of the 2004 Annual General Meeting until the 2005 Annual General Meeting.

      The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for Directors listed below. In the event any nominee is unable or declines to serve as a Director at the time of the Annual General Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors, in accordance with Article 100 of our Articles of Association, to fill the vacancy. In the event that additional persons are nominated for election as Directors, in accordance with Article 100 of our Articles of Association, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this proxy statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

Nominees to Board of Directors

      Michael E. Marks (age 53) — Mr. Marks has served as our Chief Executive Officer since January 1994. He has served as a member of our Board of Directors since December 1991 and as Chairman of our Board from July 1993 to January 2003. Mr. Marks serves on the boards of KLA-Tencor Corporation and SanDisk Corporation. He received a B.A. and M.A. from Oberlin College and a M.B.A. from Harvard Business School.

      Michael J. Moritz (age 49) — Mr. Moritz has served as a member of our Board of Directors since July 1993. Since 1988, he has been a General Partner of Sequoia Capital, a venture capital firm. Mr. Moritz also serves as a director of Saba Software, Red Envelope, Inc. and several privately-held companies.

      Patrick Foley (age 72) — Mr. Foley has served as a member of our Board of Directors since October 1997. Mr. Foley served in various positions with DHL Corporation, Inc. and its major subsidiary, DHL Airways, Inc., a global document, package and airfreight delivery company from September 1988 to 2001, most recently as its Chairman, President and Chief Executive Officer. He also serves as a director of Health Net, Inc. and Glenborough Realty Trust, Inc.

Directors Not Standing for Re-Election

      Richard L. Sharp (age 57) — Mr. Sharp has served as a member of our Board of Directors since July 1993 and as Chairman of our Board since January 2003. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently, as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002.

      James A. Davidson (age 44) — Mr. Davidson has served as a member of our Board of Directors since March 2003. He is a founder and managing member of Silver Lake Partners, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Currently, Mr. Davidson serves on the board of Seagate Technology. He received a B.S. from the University of Nebraska and J.D. from the University of Michigan.

      Lip-Bu Tan (age 48) — Mr. Tan has served as a member of our Board of Directors since March 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan currently serves on the boards of Cadence Design Systems, Inc., Centillium Communications, Creative Technology, Integrated Silicon Solution, SINA Corporation and Semiconductor Manufacturing International Corporation. Mr. Tan received a M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, a MBA from the University of San Francisco, and a B.S. from Nanyang University in Singapore.

The Board recommends a vote FOR the re-election of

Mr. Marks and Mr. Moritz, and the re-appointment of
Mr. Foley to the Board of Directors.

Board and Committee Meetings

      Our Board of Directors held a total of 10 meetings during fiscal 2004, of which three were regularly scheduled meetings and seven were administrative meetings. During the period for which each current director was a director or a committee member, all directors attended at least 75% of the aggregate of the total number of regularly scheduled meetings of the Board together with the total number of meetings held by all committees of the Board on which he served. Only Mr. Marks and Mr. Moritz attended 75% of the aggregate of the total number of administrative meetings of the board.

      The Board has determined that each of our directors is an independent director as defined by the rules of the NASDAQ Stock Market other than Mr. Marks, who serves as our chief executive officer.

      The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Finance Committee.

      Audit Committee. The audit committee currently composed of Mr. Foley, Mr. Moritz and Mr. Davidson, each of whom the Board has determined to be an independent director and meets the financial experience requirements under both the Securities and Exchange Commission rules and the NASDAQ Stock Market listing standards. The Board also determined that Mr. Davidson is an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and is “financially sophisticated” within the meaning of the rules of the NASDAQ Stock Market. The audit committee held six meetings in fiscal 2004. The audit committee’s principal functions are to (1) monitor and evaluate periodic review of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our financial and senior management, and our independent auditors; (2) be directly responsible for the appointment, compensation and oversight of the work of our independent auditors (including resolution of any disagreements between our management and the auditors regarding financial reporting); and (3) facilitate communication among our independent auditors, our financial and senior management and our Board. Our Board has adopted an audit committee charter that is available on our website at http://www.flextronics.com/ Investors/ CorporateGovernance.asp.

      Compensation Committee. The Compensation Committee is currently composed of Mr. Sharp and Mr. Moritz, each of whom our Board has determined to be an independent director under the NASDAQ Stock

Market listing standards. The Compensation Committee recommends to our board compensation for our key employees and administers the employee share option plans. The Compensation Committee held six meetings in fiscal year 2004. Our Board has adopted a compensation committee charter that is available on our website at http://www.flextronics.com/ Investors/ CorporateGovernance.asp.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee currently consists of Mr. Foley and Mr. Tan, each of whom our Board has determined to be an independent director under the NASDAQ Stock Market listing standards. The nominating and corporate governance committee held three meetings in fiscal year 2004. The nominating and corporate governance committee recruits, evaluates and recommends candidates for appointment or election as members of our Board and recommends corporate governance guidelines to the Board. Our Board has adopted a nominating and corporate governance committee charter that is available on our website at http://www.flextronics.com/ Investors/ CorporateGovernance.asp.

      Consideration of Director Nominees. Our nominating and corporate governance committee generally recruits, evaluates and recommends nominees for our Board based upon recommendations by our directors, management and shareholders. The nominating and corporate governance committee will also consider recommendations submitted by our shareholders. To date, we have not received any such recommendations from our shareholders. Shareholders can recommend to our nominating and corporate governance committee qualified candidates for our Board by submitting recommendations to our corporate secretary at Flextronics International Ltd., 2090 Fortune Drive, San Jose, California 95131. Submissions that are received and meet the criteria outlined below will be forwarded to the nominating and corporate governance committee for review and consideration. Shareholder recommendations for our 2005 Annual Shareholder Meeting should be made at least three months prior to September 23, 2005 to ensure adequate time for meaningful consideration by the nominating and corporate governance committee.

      The goal of the nominating and corporate governance committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on our Board, while maintaining a sense of collegiality and cooperation that is conducive to a productive working relationship within the Board and between the Board and management. To this end, the nominating and corporate governance committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically. Although the nominating and corporate governance committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The nominating and corporate governance committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders. To date, we have not paid a third party to assist us in finding nominees for our Board.

      Finance Committee. The Finance Committee is currently composed of Mr. Marks and Mr. Moritz. The Finance Committee reviews and approves various financial matters that are not reserved for approval by our Board. The Finance Committee held 23 meetings in fiscal year 2004.

      Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all employees and directors. The code is available on our website at http://www.flextronics.com/ Investors/ CorporateGovernance.asp. Any amendment to or waiver of a provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the code specified in the rules of the Securities and Exchange Commission will be posted on our website.

Shareholder Communications with Our Board

      Our shareholders may communicate with our Board by submitting an email to Board@flextronics.com. All emails received will be sent to the chairman of the board and the chief financial officer and/or vice president of finance. The vice president of finance will review all of the email correspondence and provide regular summaries to our Board. Our Board has adopted a policy that encourages each director to attend the Annual General Meeting of Shareholders, but attendance is not required.

Director Compensation

      Each individual who first becomes a non-employee Board member is granted a stock option to purchase 25,000 ordinary shares, pursuant to the automatic option grant provisions of our 2001 Equity Incentive Plan. After this initial grant, pursuant to the terms of the automatic option grant provisions of the 2001 Plan, on the date of each Annual General Meeting, each individual who is at that time serving as a non-employee director receives a stock option to purchase 12,500 ordinary shares. Pursuant to this program, in fiscal 2004, Mr. Foley, Mr. Goh, Mr. Moritz and Mr. Sharp each received a stock option to purchase 12,500 ordinary shares in fiscal year 2004. Also, under the terms of the discretionary option grant provisions of the 2001 Plan, non-employee directors are eligible to receive stock options granted at the discretion of the board. Pursuant to this program, in fiscal 2004, Mr. Foley, Mr. Goh, Mr. Moritz and Mr. Sharp each received stock options to purchase 10,000 ordinary shares in fiscal year 2004. The maximum number of ordinary shares that may be received by each non-employee director under this program is 100,000 ordinary shares per year.

      Each non-employee director receives annual cash compensation of $37,200 for services rendered as a director. In addition, each director receives $700 for each quarterly meeting of the Board of Directors that he attends as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. We are currently seeking approval by our shareholders to increase non-employee director compensation annually by $10,000 for services rendered on one or more committees of the Board. No director who is our employee receives compensation for services rendered as a director.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee of our Board of Directors during fiscal year 2004 were Mr. Sharp and Mr. Moritz. None of our executive officers serve on our Compensation Committee. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 3:

APPOINTMENT OF INDEPENDENT AUDITORS AND

AUTHORIZATION OF BOARD TO FIX THEIR REMUNERATION

      The Board of Directors intends to engage Deloitte & Touche LLP as independent auditors to audit our accounts and records for the fiscal year ending March 31, 2005, and to perform other appropriate services. We expect that a representative from Deloitte & Touche LLP will be present at the 2004 Annual General Meeting. Such representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

      Set forth below are the fees paid for the services of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates in fiscal 2004 and fiscal 2003 (in millions).

	Fiscal 2004	Fiscal 2003

Audit Fees	$4.5	$3.8
Audit-Related Fees	1.0	0.1
Tax Fees	2.0	1.7
All Other Fees	—	—

Total:	$7.5	$5.6

      Audit Fees consist of fees billed for professional services rendered by our independent auditors for the audit of our annual financial statements included in our report on Form 10-K, the review of our quarterly financial statements included in our reports on Form 10-Q, the issuance of consents related to the preparation of registration statements, and other services that generally only the independent auditors reasonably can provide in connection with statutory and regulatory filings.

      Audit-Related Fees consist of fees billed for assurance and related services by our auditors that are reasonably related to the performance of the audit or review of our financial statements and not included in

Audit Fees. In fiscal year 2004, these fees related primarily to accounting consultation services and readiness services related to Section 404 of the Sarbanes-Oxley Act of 2002.

      Tax Fees consist of fees billed for professional services rendered by our independent auditors for tax compliance, tax advise, tax consultation and tax planning services.

      All Other Fees consist of billed for professional services rendered by our independent auditors for permissible no-audit services, if any. We did not incur fees under this category during fiscal 2004 and fiscal 2003.

Audit Committee Pre-Approval Policy

      The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent auditors and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

      The audit committee has determined that the provision of no-audit services under appropriate circumstances may be compatible with maintaining the independence of Deloitte & Touche LLP, and that all such services provided by Deloitte & Touche LLP to us in the past were compatible with maintaining such independence. The audit committee is sensitive to the concern that some non-audit services, and related fees, could impair independence and the committee believes it important that independence be maintained. However, the committee also recognizes that in some areas, services that are identified by the relevant regulations as “tax fees” or “other fees” are sufficiently related to the audit work performed by Deloitte & Touche LLP that it would be highly inefficient and unnecessarily expensive to use a separate firm to perform those non-audit services. The audit committee intends to evaluate each such circumstance on its own merits, and to approve the performance of non-audit services where it believes efficiency can be obtained without meaningfully compromising independence.

The Board recommends a vote FOR the

appointment of Deloitte & Touche LLP as independent
auditors for fiscal year 2005 and authorization for the Board to fix their remuneration.

PROPOSAL NO. 4:

ORDINARY RESOLUTION TO APPROVE THE INCREASE

IN THE NUMBER OF ORDINARY SHARES AUTHORIZED
FOR ISSUANCE UNDER THE 1997 EMPLOYEE SHARE PURCHASE PLAN

      Our shareholders are being asked to approve an amendment to our 1997 Employee Share Purchase Plan, which was adopted by the Board of Directors and approved by the shareholders in 1997, and which we refer to as the Share Purchase Plan, to increase the number of our ordinary shares authorized for issuance under the Share Purchase Plan by 1,000,000 ordinary shares, from 4,400,000 ordinary shares to 5,400,000 ordinary shares.

      As of June 30, 2004, there were 707,225 ordinary shares available for issuance under the Share Purchase Plan and if this Proposal No. 4 is approved, 1,707,225 ordinary shares will be available for issuance under the Share Purchase Plan. The Board believes the share increase is necessary for us to continue to have a sufficient reserve of ordinary shares available under the Share Purchase Plan to attract and retain the services of key employees and other qualified personnel essential to our long-term success and to effectively compete for qualified personnel in our markets.

Share Purchase Plan History

      Our Board adopted the Share Purchase Plan in September 1997 and our shareholders approved the adoption in October 1997. We have made it our practice to reserve enough shares to satisfy what we believe will be two years of purchases under the Share Purchase Plan and to see annual approval from our shareholders of enough shares to maintain that level. Our shareholders approved increases to the number of shares reserved for issuance under the Share Purchase Plan in August 1999, September 2000, August 2002 and September 2003. The purpose of the Share Purchase Plan is to provide our employees and employees of our subsidiaries and parent (when designated by our Board as eligible to participate in the Share Purchase Plan) with a convenient means to acquire an equity interest in us through payroll deductions and to provide an incentive for continued employment. We intend that the Share Purchase Plan will qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

Ordinary Shares Subject to the Share Purchase Plan

      The ordinary shares subject to issuance under the Share Purchase Plan consist of our authorized but unissued ordinary shares. With approval of this amendment, a total of 5,400,000 ordinary shares will have been reserved for issuance by our Board under the Share Purchase Plan. This number of ordinary shares is subject to proportional adjustment to reflect stock splits, bonus issuances and other similar events (if any) in the future.

Administration

      The Share Purchase Plan will be administered by the Board of Directors or a committee of at least two members of the Board, which we refer to in this section as the Committee. The interpretation or construction by the Committee of any provisions of the Share Purchase Plan will be final and binding on all employees.

Eligibility

      All of our employees and those of any of our subsidiaries and parent (when designated by our Board) are eligible to participate in an Offering Period, as defined below, under the Share Purchase Plan, except (a) employees who are not employed by us or, as the case may be, by a subsidiary or parent, one month from the beginning of such Offering Period; (b) employees who are customarily employed for 20 hours or less per week; (c) employees who are customarily employed for five months or less in a calendar year; (d) employees who own shares or hold options to purchase shares or who, as a result of participation in the Share Purchase Plan, would own shares or hold options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of our shares or any of our subsidiaries and parent; and (e) individuals who provide services to us as independent contractors who are reclassified as common law employees for any purpose other than federal income and employment tax purposes.

      As of June 30, 2004, approximately 8,100 persons were eligible to participate in the Share Purchase Plan and 3,692,775 shares had been issued pursuant to the Share Purchase Plan.

      Employees participate in the Share Purchase Plan through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 10% of the employee’s compensation, including base salary, commissions, bonuses and shift premiums before any deductions from the employee’s salary pursuant to Sections 125 or 401(k) of the Internal Revenue Code. No employee is permitted to purchase shares under the Share Purchase Plan at a rate which, when aggregated with such employee’s rights to purchase stock under all of our similar purchase plans, exceeds $25,000 in fair market value determined as of the Offering Date for each calendar year. We do not maintain any other similar purchase plan, nor do any of our subsidiaries.

Transferability

      In general, rights under the Share Purchase Plan may not be transferred in any manner other than by will or by the laws of descent and distribution.

Offering Periods

      Each offering of ordinary shares under the Share Purchase Plan is for a period of six months, which we refer to as an Offering Period. Offering Periods commence on December 1 and June 1 of each year and end on May 31 and November 30 of the next calendar year, respectively. Each Offering Period consists of one six-month Purchase Period during which payroll deductions of the employees are accumulated under the Share Purchase Plan. The Board of Directors has the power to set the beginning of any Offering Period and to change the date or the duration of Offering Periods or Purchase Periods without shareholder approval, including adopting 24-month Offering Periods consisting of four six-month Purchase Periods, if such change is announced at least 15 days before the scheduled beginning of the first Offering Period to be affected. The first day of each Offering Period is the “Offering Date” for such Offering Period and the last business day of each Purchase Period is the “Purchase Date” for such Purchase Period.

      Employees will participate in the Share Purchase Plan during each Offering Period through regular payroll deductions as described above. Employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Share Purchase Plan. Once enrolled, an employee will automatically participate in each succeeding Offering Period unless the employee withdraws from the Offering Period or the Share Purchase Plan is terminated. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate will continue to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period, but may only lower the rate of payroll deductions for an ongoing Offering Period. No more than one change may be made during a single Offering Period.

Purchase Price

      The purchase price of ordinary shares that may be acquired in any Purchase Period under the Share Purchase Plan is 85% of the lesser of: (a) the fair market value of the ordinary shares on the Offering Date; or (b) the fair market value of the ordinary shares on the Purchase Date. In no event may the purchase price be less than the par value of the ordinary shares. The fair market value of our ordinary shares is deemed to be the closing price of our ordinary shares on the NASDAQ National Market on the date of determination as reported in The Wall Street Journal. As of June 30, 2004, the closing price of our ordinary shares on the NASDAQ Stock Market was $15.95 per share.

Purchase of Shares Under the Share Purchase Plan

      The number of whole shares an employee may purchase in any Purchase Period will be determined by dividing the total payroll amount withheld from the employee during the Purchase Period pursuant to the Share Purchase Plan by the purchase price for each share determined as described above, rounded down to the nearest whole number. The purchase will take place automatically on the Purchase Date of such Purchase Period.

Withdrawal

      An employee may withdraw from any Offering Period. Upon withdrawal, the accumulated payroll deductions will be returned to the withdrawn employee, without interest, provided that the withdrawal occurs at least 15 days before the related Purchase Date. If the withdrawal occurs less than 15 days before such Purchase Date, payroll deductions will continue for the remainder of that Purchase Period. No further payroll deductions for the purpose of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period at least 15 days before the Offering Date.

Amendment and Termination of the Share Purchase Plan

      The Board of Directors may at any time amend, terminate or extend the term of the Share Purchase Plan, except that any such termination cannot affect the terms of subscription rights previously granted under the Share Purchase Plan, nor may any amendment make any change to the terms of subscription rights previously granted which would adversely affect the right of any participant, nor may any amendment be made without shareholder approval if such amendment would:

•	increase the number of shares that may be issued under the Share Purchase Plan; or

•	change the designation of the employees, or class of employees, eligible for participation in the Share Purchase Plan.

Term of the Share Purchase Plan

      The Share Purchase Plan will continue until the earlier to occur of: (a) termination of the Share Purchase Plan by the Board of Directors; (b) the issuance of all the ordinary shares reserved for issuance under the Share

Purchase Plan; or (c) September 2007, ten years after the date the Share Purchase Plan was adopted by the Board of Directors.

U.S. Federal Income Tax Information

      The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to us and those of our employees in the United States who participate in the share purchase plan. Federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the share purchase plan. The following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences for participants in other countries.

      The Share Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

      Tax Treatment for Employees. Employees will not recognize income for federal income tax purposes either upon enrollment in the Share Purchase Plan or upon the purchase of shares. All tax consequences are deferred until an employee sells the shares, disposes of the shares by gift or dies. Payroll deductions, however, remain fully-taxable as ordinary income at the time the deduction is taken, and there is no deferral of the ordinary income assessed on these amounts.

      If ordinary shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale, or a disposition by way of gift or upon death, to the extent of the lesser of: (a) the excess of the fair market value of the shares at the beginning of the Offering Period over the option price; or (b) the actual gain, the amount by which the fair market value of the ordinary shares on the date of sale, gift or death exceeds the purchase price. All additional gain upon the sale of shares is treated as capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the employee has a capital loss for the difference between the sale price and the purchase price.

      If the ordinary shares are sold or are otherwise disposed of including by way of gift, but not death, bequest or inheritance (in any case, a “disqualifying disposition”), within either the one-year or the two-year holding periods described above, the employee realizes ordinary income at the time of sale or other disposition to the extent that the fair market value of the ordinary shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income, not currently subject to withholding, in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the ordinary shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses, and up to $3,000 of capital losses may be used annually against ordinary income.

      Tax Treatment for Flextronics. We will be entitled to a deduction from our income that is taxed by the United States in connection with the disposition of shares acquired under the Share Purchase Plan only to the extent that the employee recognizes ordinary income on a disqualifying disposition of the shares. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. In order to enable us to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, employees will be required to notify us in writing of the date and terms of any disposition of shares purchased under the Share Purchase Plan.

      ERISA. The Share Purchase Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 nor is it qualified under Section 401(a) of the Internal Revenue Code.

History of Share Purchases Under the 1997 Plan

      Our chief executive officer and four other most highly compensated executive officers who were serving as executive officers as of March 31, 2004, our current executive officers as a group, our current non-employee directors as a group and our current employees (excluding executive officers and directors) as a group exercised purchase rights to purchase shares under the 1997 Plan, over the life of the plan, through June 30, 2004, as follows:

Number of Securities
Name and Position	Purchased

Michael E. Marks
Chief Executive Officer	5,722
Michael McNamara
Chief Operating Officer	10,126
Ronny Nilsson
President, Flextronics Network Services	—
Robert R.B. Dykes
President, Systems Group and Chief Financial Officer	12,626
Ash Bhardwaj
President, Design Services and ODM Products Group	—
All current executive officers as a group (6 persons)	28,474
All current non-employee directors as a group (5 persons)	—
All current employees, including officers who are not executive officers, as a group	3,664,301

The Board recommends a vote FOR the approval

of the increase in the number of ordinary shares authorized
for issuance under the 1997 Employee Share Purchase Plan.

PROPOSALS NO. 5 AND 6:

ORDINARY RESOLUTIONS TO APPROVE THE INCREASE IN THE NUMBER

OF ORDINARY SHARES AUTHORIZED FOR ISSUANCE UNDER THE
2001 EQUITY INCENTIVE PLAN AND TO AMEND AND RESTATE
THE 2001 EQUITY INCENTIVE PLAN TO ALLOW FOR THE ISSUANCE
OF STOCK BONUSES

      Our shareholders are being asked to approve amendments to our 2001 Equity Incentive Plan, which we refer to below as the 2001 Plan. The principal features of the 2001 Plan are summarized below. However, this summary is not a complete description of all of the provisions of the 2001 Plan, which is attached to this proxy statement as Annex A. The amendments to the 2001 Plan provide that:

(a)	The share reserve will increase by 20,000,000 ordinary shares to an aggregate of 27,000,000 ordinary shares from an aggregate of 7,000,000 ordinary shares; and

      (b)     Approve the addition of contingent stock bonuses as a type of award under the 2001 Plan.

      The Board believes these amendments are necessary for us to continue to attract and retain the services of well-qualified employees (including officers) and directors given the highly competitive global market for the talents of these individuals.

      As of June 30, 2004, there were 2,941,196 ordinary shares available for issuance under the 2001 Plan and if Proposal No. 5 is approved, 22,941,196 ordinary shares will be available for issuance under the 2001 Plan. The Board believes the share increase is necessary for us to continue to have a sufficient reserve of ordinary shares available under the 2001 Plan to attract and retain the services of employees, officers and directors essential to our long-term success and to effectively compete for qualified personnel in our markets.

2001 Plan — Voting Power Dilution (VPD)

      Many shareholders evaluate increases in stock compensation plans by an evaluation of VPD. VPD assesses the relative reduction in voting power as outstanding options are exercised and existing shareholders’ proportional ownership is diluted. VPD is measured based on the following formula:

A + B + C

A + B + C + D

Where:	A = shares reserved for a new plan or plan amendment
B = shares available for issuance under existing plans
C = shares underlying options granted but not yet exercised under all existing plans
D = shares outstanding, plus share equivalents under convertible debt

      As of June 30, 2004, the Company had 531,002,666 ordinary shares issued and outstanding and 19,047,617 ordinary shares subject to issuance upon conversion of its outstanding junior subordinated notes. The Company also had 54,454,466 ordinary shares underlying options granted but not yet exercised, and 5,474,299 ordinary shares available for issuance under all the existing option plans.

      The proposed increase of 20,000,000 shares to the existing 2001 Plan will result in a VPD of 12.7% as of June 30, 2004.

2001 Plan History

      The Board of Directors adopted the 2001 Plan in August 2001 and our shareholders approved our Board’s adoption of the 2001 Plan in September 2001 with an initial reserve of 7,000,000 ordinary shares. In addition to the ordinary shares reserved by the Board, subject to the terms of the 2001 Plan, the remaining ordinary shares that were available for issuance under our 1993 Share Option Plan and any ordinary shares that were issuable upon exercise of options granted under our 1993 Share Option Plan that expired or became unexercisable for any reason without having been exercised in full, became available for grant under the 2001 Plan. On June 29, 2004, our Board approved the above amendments to the 2001 Plan.

Ordinary Shares Subject to the 2001 Plan

      The ordinary shares subject to issuance under the 2001 Plan consist of our authorized, but unissued, ordinary shares. A total of 7,000,000 ordinary shares have been reserved for issuance by the Board. In addition to the ordinary shares reserved by the Board, subject to the terms of the 2001 Plan, any ordinary shares issuable upon exercise of options granted under our 1993 Share Option Plan that expire or become unexercisable for any reason without having been exercised in full will be available for grant under the 2001 Plan. As of June 30, 2004, there were 14,974,998 ordinary shares still subject to outstanding options granted under our 1993 Share Option Plan and there were 2,941,196 ordinary shares available for issuance under the 2001 Plan.

      In the event any change is made to our outstanding ordinary shares by reason of any recapitalization, bonus issue, stock split, combination of shares, exchange of shares or other changes affecting the outstanding shares as a class without our receipt of consideration, appropriate adjustments will be made to the maximum number and/or class of securities issuable under the 2001 Plan, the maximum number and/or class of securities for which any participant may be granted awards over the term of the 2001 Plan and the number and/or class of securities and price per share in effect under each outstanding award, and the class of securities for which automatic option grants are to be subsequently made to newly-elected or continuing non-employee directors.

Administration

      The 2001 Plan contains two separate equity incentive programs: a discretionary stock option/stock bonus program, and an automatic stock option grant program. The discretionary program is administered by the Compensation Committee with respect to executive officers and directors and by the Chairman of our Board, Mr. Richard L. Sharp, with respect to all other employees. The Compensation Committee and the Chairman of the Board are referred to in this section as the Plan Administrator. The Plan Administrator has complete discretion, subject to the provisions of the 2001 Plan, to authorize option grants and awards of stock bonuses under the 2001 Plan. However, all grants under the automatic option grant program must be made in strict compliance with the provisions of that program, and no administrative discretion can be exercised by the Plan Administrator with respect to the automatic grants.

Eligibility

      Our executive officers, members of our Board of Directors, and all of our employees and those of our subsidiaries and parent are eligible to participate in the discretionary program. Non-employee directors are also eligible to participate in the automatic option grant program. Non-employee directors may not participate in the automatic option grant program if such participation is prohibited or restricted, either absolutely or subject to various securities requirements, whether legal or administrative, then being complied with in the jurisdiction in which such director is a resident. Non-employee directors are eligible to receive options to purchase an aggregate of 100,000 ordinary shares per calendar year. In no event may any one participant in the 2001 Plan be granted options to purchase more than 4,000,000 ordinary shares in the aggregate per calendar year under the 2001 Plan.

      As of June 30, 2004, six executive officers, five directors and approximately 18,800 employees were eligible to participate in the 2001 Plan, and five non-employee directors were eligible to participate in the automatic option grant program.

Transferability

      In general, awards granted under the 2001 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution. Awards may be transferred to family members through a gift or domestic relations order. Subject to applicable laws, certain optionees who reside outside of the United States and Singapore may assign their award to a financial institution located outside of the United States and Singapore.

Equity Incentive Programs

Discretionary Stock Option/Stock Bonus Program

      Options may be granted under the discretionary program at an exercise price per share not less than 100% of the fair market value per ordinary share on the option grant date. Each option granted under this program generally is exercisable as determined by the Compensation Committee. Options will not be exercisable more than ten years after the date of grant, and options granted to non-employees will not be exercisable more than five years after the date of grant.

      Options granted under the 2001 Plan generally may be exercised as to vested shares for a period of time after the termination of the option holder’s service to us or a parent or subsidiary. Generally, the Plan Administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

      Singapore law prevents us from granting restricted stock. As a result, we are proposing to expand our compensation program by granting stock bonuses. Stock bonuses may be granted under the discretionary program contingent upon satisfaction of conditions determined by the Compensation Committee and communicated to the potential recipient in advance. As the conditions to grant must be met in advance, when a stock bonus is granted, the shares issued will not be subject to vesting and no additional payment will be required (satisfaction of the condition being viewed as a form of payment). The condition(s) to grant a stock bonus could be a single requirement such as remaining in our service for a period of time, or many requirements, such as meeting individual or company-wide performance goals.

Automatic Option Grant Program

      Under the automatic option grant program, each individual who initially becomes a non-employee director, will automatically be granted at that time stock options to purchase 25,000 ordinary shares. In addition, on the date of each Annual General Meeting, individuals who first become non-employee directors on that date automatically will be granted options to purchase 25,000 ordinary shares, and continuing non-employee directors automatically will be granted options to purchase 12,500 ordinary shares.

      Each option granted under this program must have an exercise price per share equal to 100% of the fair market value per ordinary share on the grant date and a maximum term of five years. Each option becomes exercisable as to 25% of the total shares one year after the date of grant and as to 1/48 of the total shares each month thereafter.

      Each automatic option grant will automatically accelerate upon an acquisition of us by merger or asset sale or a hostile change in control of us. In addition, upon the successful completion of a hostile take-over, each automatic option grant which has been outstanding for at least six months may be surrendered to us for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

Valuation

      The fair market value per ordinary share on any relevant date under the 2001 Plan is the closing sales price per share on that date on the NASDAQ National Market. As of June 30, 2004, the closing price of our ordinary shares on the Nasdaq National Market was $15.95 per share.

Acceleration

      Except for grants made under the automatic option grant program described above, in the event of a dissolution or liquidation or if we are acquired by merger or asset sale, each outstanding option under the discretionary program shall automatically accelerate so that each such option or stock bonus award shall, immediately prior to the effective date of such transaction, become fully vested with respect to the total number of shares then subject to such option may be exercised for all or any portion of such shares. However, subject to the specific terms of a given option, vesting shall not so accelerate if, and to the extent, such option is either to be assumed or replaced with a comparable right covering shares of the capital stock of the successor corporation or parent thereof, or is replaced with a cash incentive program of the successor corporation which preserves the inherent value existing at the time of such transaction or the acceleration of vesting of such option is subject to other limitations imposed by the Plan Administrator at the time of its grant.

      The acceleration of vesting in the event of a change in the ownership or control of us may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

Payment for Shares

      The consideration for shares to be issued under the 2001 Plan may be paid in cash, by executing a same-day sale, by cancellation of indebtedness, by conversion of a convertible note issued by us or through waiver of compensation due.

Amendment and Termination

      The Board of Directors may at any time amend or modify the 2001 Plan in any or all respects, except that any such amendment or modification cannot adversely affect the rights of any holder of an option previously granted under the 2001 Plan unless such holder consents. The Board may terminate the 2001 Plan at any time. In addition, the automatic option grant program may not be amended more frequently than once every six months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of our shareholders:

•	amend the 2001 Plan to materially increase the maximum number of ordinary shares issuable under the 2001 Plan, the number of ordinary shares for which options may be granted to newly-elected or continuing non-employee directors, or the maximum number of ordinary shares for which any one individual participating in the 2001 Plan may be granted options;

•	materially modify the eligibility requirements for participation in the 2001 Plan; or

•	materially increase the benefits accruing to participants in the 2001 Plan.

Term of the 2001 Plan

      Unless terminated earlier, the 2001 Plan will continue until August 2011, ten years after the date the 2001 Plan was adopted by the Board of Directors.

U.S. Federal Income Tax Consequences of Option Grants and Stock Bonus Awards

      The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to us and employees participating in the 2001 Plan. Federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the 2001 Plan. The following discussion does not purport to describe state or local income tax consequences in the United States, nor tax consequences for participants in other countries.

      Options granted under the 2001 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The United Stated federal income tax treatment for the two types of options differs as follows:

      Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised unless the optionee is subject to the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into either qualifying or disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. Upon a qualifying disposition, any gain or loss, measured by the difference between the option exercise price and amount realized on the sale of shares, will be treated as capital gain or loss. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. Upon a disqualifying disposition, any gain up to the difference between the option exercise price and the fair market value of the shares on the date of exercise, or, if less, the amount realized on the sale of shares, will be treated as ordinary income. Any additional gain will be capital gain.

      If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to a deduction from our income taxed by the United States for the taxable year in which such disposition occurs, equal to the excess of the fair market value of such shares on the option exercise date over the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

      Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be entitled to a deduction with respect to, and be required to satisfy the tax withholding requirements applicable to, such income.

      Stock Bonuses. Upon issuance of a stock bonus, the employee will have ordinary income in the amount of the fair market value of the issued stock on the date of grant. Any further gain or loss upon disposition of the stock will be short- or long-term capital gain or loss, depending on the employee’s holding period as measured from the date of grant. We will generally have a withholding obligation, and be entitled to a deduction, in the amount the employee recognizes as ordinary income.

New Plan Benefits Under 2001 Plan

      The number of shares to be issued under the 2001 Plan to the individuals and groups listed below and the net values to be realized upon such issuances are discretionary, and therefore, not determinable:

•	Our chief executive officer;

•	Each of our four other most highly compensated executive officers;

•	All current executive officers as a group; and

•	All employees, including all current officers who are not executive officers, as a group.

History of Option Grants Under 2001 Plan

      Our chief executive officer and four other most highly compensated executive officers who were serving as executive officers as of March 31, 2004, our current executive officers as a group, our current non-employee directors as a group and our current employees (excluding executive officers and directors) as a group were granted options to purchase ordinary shares under the 2001 Plan, over the life of the plan, through June 30, 2004, as follows:

Number of Securities
Underlying Options
Name and Position	Granted

Michael E. Marks
Chief Executive Officer	6,000,000
Michael McNamara
Chief Operating Officer	400,000
Ronny Nilsson
President, Flextronics Network Services	—
Robert R.B. Dykes
President, Systems Group and Chief Financial Officer	1,000,000
Ash Bhardwaj
President, Design Services and ODM Products Group	—
All current executive officers as a group (6 persons)	7,900,000
All current non-employee directors as a group (5 persons)	267,775
All current employees, including officers who are not executive officers, as a group	4,786,003

The Board recommends a vote FOR the approval

of the increase in the number of ordinary shares authorized
for issuance under the 2001 Equity Incentive Plan.

The Board recommends a vote FOR the approval to amend

the 2001 Equity Incentive Plan to allow for the issuance of bonus stock award.

PROPOSAL NO. 7:

ORDINARY RESOLUTION TO APPROVE THE CONSOLIDATION OF THE

ORDINARY SHARES AUTHORIZED FOR ISSUANCE UNDER CERTAIN
EQUITY AWARD PLANS OR SUBJECT TO ASSUMED OPTIONS
INTO THE 2001 EQUITY INCENTIVE PLAN

      In addition to Proposals 5 and 6 amending the 2001 Plan, we are asking our shareholders to approve the consolidation of the ordinary shares issuable under our 1997 Interim Plan, 1998 Interim Plan, 1999 Interim Plan and stock compensation plans of companies we have acquired, or the assumed plans, into our 2001 Plan. The material features of the 2001 Plan, new plan benefits and tax information are set forth under Proposals 5 and 6 above. The 2001 Plan is attached to this proxy statement as Annex A.

      Approval of this proposal will have the following effects:

(a)	2,346,191 ordinary shares will immediately become available for issuance under the 2001 Plan; and

(b)	The increases to the 2001 Plan will be offset by equivalent decreases in certain of our other stock compensation plans (including assumed plans).

      The assumed plans each have separate and distinct provisions on matters such as: eligibility, minimum exercise price and post-termination exercise period. We will not make any further grants under the assumed plans.

      As of June 30, 2004, there was an aggregate of 11,120,810 ordinary shares under the stock compensation programs we are consolidating, of which an aggregate of 8,774,619 ordinary shares were subject to already-outstanding options.

      The following is a list of each plan with the number of shares available for issuance and/or subject to already-outstanding options as of June 30, 2004:

• 1999 Interim Option Plan	2,416,277

• 1998 Interim Option Plan	219,070

• 1997 Interim Option Plan	534,342

• Assumed Plans	7,951,121

      The ordinary shares subject to already-outstanding options will only become available under the 2001 Plan as the already-outstanding options to which they are currently subject expire or become unexercisable for any reason without having been exercised in full. On June 30, 2004, the closing price for our ordinary shares was $15.95 while the weighted average price of the already-outstanding options was $6.53. Consequently, most of the already-outstanding options are likely to be exercised. Based on our experience to date, we anticipate the ordinary shares subject to the already-outstanding options will become available under the 2001 Plan at an average annual rate of approximately 400,000 ordinary shares.

      Our Board believes the consolidation of the above stock compensation plans into the 2001 Plan will simplify the administration of our stock compensation plans. The consolidation of these plans and assumed options would enhance our ability to use our 2001 Plan for all of our employees. Our Board also believes the amendment will improve our success in continuing to attract and retain the services of well-qualified employees (including officers) and directors, given the highly competitive global market for the talents of these individuals.

The Board recommends a vote FOR the approval

of the consolidation of the number of ordinary shares authorized and available under our other stock award plans into the 2001 Equity Incentive Plan.

PROPOSAL NO. 8:

ORDINARY RESOLUTION TO AUTHORIZE

ORDINARY SHARE ISSUANCES

      We are incorporated in the Republic of Singapore. Under Singapore law, our Directors may only issue ordinary shares and make or grant offers, agreements or options that might or would require the issue of ordinary shares, with the prior approval of our shareholders. If this proposal is approved, the authorization would be effective from the date of 2004 Annual General Meeting until the earlier of (i) the conclusion of the 2005 Annual General Meeting or (ii) the expiration of the period within which the 2005 Annual General Meeting is required by law to be held. The 2005 Annual General Meeting is required to be held no later than 15 months after the date of the 2004 Annual General Meeting and no later than 6 months after the date of our fiscal year end.

      The Board believes that it is advisable and in our best interest for our shareholders to authorize the Directors to issue ordinary shares and to make or grant offers, agreements or options that might or would require the issue of ordinary shares. In the past, the Board has issued shares or made agreements that would require the issue of new ordinary shares in connection with strategic transactions and acquisitions, pursuant to public and private offerings of our ordinary shares as well as instruments convertible into our ordinary shares and in connection with our equity compensation plans. Notwithstanding this general authorization to issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares where required under the rules of the Nasdaq National Market, such as where we intend to issue ordinary shares that will result in a change in our control or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares. As of the date of the Proxy Statement, we have no plans, agreements or commitments to issue any ordinary shares for which approval of this Proposal No. 8 is required. The Board expects that we will continue to issue shares and grant options in the future under circumstances similar to those in the past. Having additional ordinary shares authorized for issuance gives us greater flexibility to pursue these corporate opportunities.

      At the 2000 Annual General Meeting, our shareholders approved an increase in our authorized share capital to 1,500,000,000 ordinary shares, par value S$0.01 per share. As of August 5, 2004, 556,111,183 ordinary shares were issued and outstanding. Further, as of that date, we had 54,470,363 ordinary shares reserved for issuance upon exercise of outstanding options and other awards under our equity compensation plans and 4,737,109 ordinary shares available for grant pursuant to options and other awards under our equity compensation plans (which number does not give effect to Proposals No. 4 and 5, which seeks shareholder approval of an increase in 1,000,000 and 20,000,000 ordinary shares available for grant pursuant to our 1997 Employee Share Purchase Plan and 2001 Equity Incentive Plan, respectively). If this Proposal is approved, our Directors would be authorized to issue, during the period described above, all remaining ordinary shares out of our authorized but unissued ordinary share capital, subject to applicable Singapore laws and the rules of the Nasdaq National Market, although we currently do not intend to so. The issuance of a large number of ordinary shares could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq National Market.

      We are submitting this Proposal because we are required to do so under Singapore law before we can issue ordinary shares in connection with strategic transactions, public offerings and in connection with our equity compensation plans. We are not submitting this Proposal in response to a threatened takeover. In the event of a hostile attempt to acquire control of us, we could seek to impede the attempt by issuing ordinary shares, which may dilute the voting power of our existing shareholders. This could also have the effect of impeding the efforts of our shareholders to remove an incumbent Director and replace him with a new Director of their choice. These potential effects could limit the opportunity for our shareholders to dispose of their ordinary shares at the premium that may be available in takeover attempts.

      The following agreements, which are not affected by approval of this Proposal, may have anti-takeover effects:

•	Our Articles of Association permit the Chairman of the Annual General Meeting (provided he is a person entitled to vote at the Annual General Meeting) or any shareholder(s) present representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at that meeting to demand that votes at the Annual General Meeting be decided by a poll (where each one ordinary share is entitled to one vote), rather than by a show of hands (where each shareholder is entitled to one vote, irrespective of the number of shares held by that shareholder).

•	Our option agreements with each executive officer provide that if the executive officer is terminated without cause or leaves for good reason within the first 12 months following a change in control, the vesting of any unvested portion of the option will be accelerated in full. If the executive officer is still employed upon the first year anniversary of such a change of control, the vesting of any unvested portion of the option will be accelerated in full. Each option includes a limited stock appreciation right pursuant to which the option will automatically be canceled upon the occurrence of certain hostile tender offers, in return for a cash distribution from us based on the tender offer price per share.

      Further, under Singapore law, the Singapore Code on Take-overs and Mergers prescribes that (a) any person who acquires whether by a series of transactions over a period of time or not, shares which carry 30% or more of our voting rights (taken together with shares held or acquired by persons acting in concert with him); or (b) any person who, together with persons acting in concert with him, holds not less than 30% but not more than 50% of our voting rights and such person, or any person acting in concert with him, acquires in any period of 6 months additional shares carrying more than 1% of our voting rights, must, extend a mandatory take-over offer immediately for our remaining shares which carry voting rights. We have no current plans or proposals to enter into any arrangement that could have material anti-takeover consequences.

The Board recommends a vote FOR the resolution

relating to ordinary share issuances.

PROPOSALS NO. 9 AND 10:

ORDINARY RESOLUTIONS TO APPROVE ANNUAL DIRECTOR

COMPENSATION AND TO INCREASE ANNUAL
DIRECTOR COMPENSATION FOR COMMITTEE PARTICIPATION

      Under Singapore law, we may only provide cash compensation to our directors for services rendered in their capacity as directors with the prior approval of our shareholders at a general meeting. We and our Board believe that it is advisable and in our best interest for our shareholders to authorize us to provide each of our non-employee directors annual cash compensation of $37,200 for services rendered as a director. We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our board of directors and to continue to provide leadership for our company.

      Our shareholders are being asked to approve an increase in cash compensation to our directors for participation on one or more committees of our board of directors. In connection with recent amendments to SEC and Nasdaq Stock Market rules, our directors have incurred additional committee responsibilities in addition to their existing Board responsibilities. We and our Board believe that it is advisable and in our best interest for our shareholders to authorize us to provide additional compensation of $10,000 annually to reflect the additional commitment that is required of our directors by their membership on the committees. We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our board of directors and to continue to provide leadership for our company.

The Board recommends a vote FOR both resolutions

relating to annual director compensation.

PROPOSAL NO. 11:

ORDINARY RESOLUTION TO APPROVE THE PROPOSED

RENEWAL OF THE SHARE PURCHASE MANDATE

The Proposed Renewal of the Share Purchase Mandate

      Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Companies Act, Cap. 50, the listing rules of the NASDAQ National Market and such other laws and regulations as may for the time being be applicable.

      It is a requirement that a company that wishes to purchase or otherwise acquire its own shares should obtain the approval of its shareholders to do so at a general meeting of its shareholders. At our 2003 Annual General Meeting, our shareholders approved the general and unconditional mandate, which we refer to as the Share Purchase Mandate, for the purchase or acquisition by us of our issued ordinary shares, although we did not purchase any of our issued ordinary shares under the Share Purchase Mandate. We are now seeking the approval of our shareholders at the Annual General Meeting for the renewal of the Share Purchase Mandate. Accordingly, this resolution will be proposed as an Ordinary Resolution pursuant to which the Share Purchase Mandate will be given to the Directors to exercise all our powers to purchase or otherwise acquire our issued ordinary shares on the terms of the Share Purchase Mandate.

      If renewed by shareholders at the Annual General Meeting, the authority conferred by the Share Purchase Mandate will, unless varied or revoked by our shareholders at a general meeting continue in force until the earlier of the date of our next Annual General Meeting or the date by which our next Annual General Meeting is required by law to be held.

      The authority and limitations placed on our share purchases or acquisitions under the proposed Share Purchase Mandate, if renewed at the 2004 Annual General Meeting, are substantially the same as were previously approved at our 2003 Annual General Meeting, and, for the benefit of our shareholders are summarized below:

(a)	Maximum number of ordinary shares

We may purchase or acquire only ordinary shares which are issued and fully paid up. The total number of ordinary shares which we may purchase or acquire is limited to that number of ordinary shares representing not more than 10% of our issued ordinary share capital at the date of the Annual General Meeting at which the Share Purchase Mandate is approved.

Purely for illustrative purposes, on the basis of 556,111,183 issued ordinary shares as of August 5, 2004, and assuming that no further ordinary shares are issued on or prior to the Annual General Meeting, pursuant to the proposed Share Purchase Mandate, we may purchase not more than 55,611,118 issued ordinary shares (representing 10% of our issued ordinary share capital at that date).

(b)	Duration of authority

Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval of the Share Purchase Mandate up to the earlier of:

(i)	the date on which our next Annual General Meeting is held or required by law to be held; or

(ii)	the date on which the authority conferred by the Share Purchase Mandate is revoked or varied.

(c)	Manner of purchases or acquisitions of ordinary shares

Purchases or acquisitions of ordinary shares may be made by way of:

(i)	market purchases on the NASDAQ National Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for the purpose; and/or

(ii)	off-market purchases (if effected other than on the NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted), in accordance with an equal access scheme.

In connection with or in relation to any equal access scheme or schemes, our Directors may impose such terms and conditions which are not inconsistent with the Share Purchase Mandate, the listing rules of the NASDAQ National Market and the Singapore Companies Act, as they consider fit in our interests. An equal access scheme must, however, satisfy all the following conditions:

(1)	offers for the purchase or acquisition of ordinary shares shall be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

(2)	all of those persons shall be given a reasonable opportunity to accept the offers made; and

(3)	the terms of all the offers are the same (except that there shall be disregarded (1) differences in consideration attributable to the fact that offers may relate to ordinary shares with different accrued dividend entitlements and (2) differences in the offers introduced solely to ensure that each person is left with a whole number of ordinary shares).

(d)	Purchase price

The purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) to be paid for an ordinary share will be determined by our Directors. The maximum purchase price to be paid for the ordinary shares as determined by our Directors must not exceed:

(i)	in the case of a market purchase, 105% of the Average Closing Price of our ordinary shares; and

(ii)	in the case of an off-market purchase pursuant to an equal access scheme, 110% of the Average Closing Price of our ordinary shares,

in either case, excluding related expenses of the purchase or acquisition.

For the above purposes, the term Average Closing Price means the average of the last dealt prices of an ordinary share for the five consecutive trading days on which our ordinary shares are transacted on the

NASDAQ National Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, immediately preceding the date of the market purchase by us or, as the case may be, the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of ordinary shares from holders of ordinary shares, stating the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds

      Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Articles of Association and applicable laws of Singapore, shall be utilized. We intend to use our internal sources of funds to finance our purchase or acquisition of ordinary shares. We do not intend to obtain or incur any borrowings to finance our purchase or acquisition of ordinary shares. Our Directors do not propose to exercise the Share Purchase Mandate in a manner and to such extent that our working capital requirements and those of our subsidiaries and us would be materially affected.

      Any purchases and acquisitions of ordinary shares must be made out of our distributable profits which are available for payment as dividends, excluding any amount in our share premium account and capital redemption reserve fund.

Status of Purchased or Acquired Ordinary Shares

      Any ordinary share we purchase or acquire is deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to that ordinary share will expire on cancellation.

      We will cancel and destroy certificates in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of such ordinary shares.

Financial Effects

      The amount by which our issued share capital is diminished on cancellation of ordinary shares purchased or acquired must be transferred to a reserve called the “capital redemption reserve”. In the event we implement a bonus issue of shares in the future, such reserve may be applied by us in paying up any unissued shares to be allotted and issued to our shareholders as fully paid bonus shares.

      Our total issued share capital will be diminished by the total nominal amount (or par value) of the ordinary shares purchased or acquired by us. The consideration paid by us for the purchase or acquisition of ordinary shares (excluding related brokerage, goods and services tax, stamp duties and clearance fees) will correspondingly reduce the amount available for the distribution of cash dividends by us.

      Our net tangible assets and the consolidated net tangible assets of our subsidiaries and us will be reduced by the dollar value of the ordinary shares purchased or acquired. The purchase or acquisition of up to 10% of our issued ordinary share capital as at the date of the Annual General Meeting will not have any material impact on our consolidated earnings for the current financial year.

Rationale for the Share Purchase Mandate

      We presently maintain listing status on the NASDAQ National Market. Our need to repurchase our ordinary shares reflects in part the practices of our competitors and in part the dominance of the U.S. capital markets for us. Many international companies, including those in the United States, United Kingdom and Hong Kong are permitted by their governing jurisdictions to buy back their own shares. Share repurchases are thus widely available to and utilized by many other companies with which we compete for talent, capital, and investor and analyst interest.

      Share repurchase programs are important because of volatility in the stock market. A share repurchase program tends to buffer short term share price volatility, provide additional liquidity to the market and offset the effects of short-term speculators and investors. Minimizing unnecessary volatility bolsters shareholder confidence and employee morale. The latter can be a critical factor in employee retention, especially in the

U.S. Silicon Valley, where we have significant operations. Minimizing extreme volatility can also facilitate use of our ordinary shares for acquisitions of other companies, which can enable us to acquire ongoing technological improvements with minimal cash outlay.

Take-Over Implications

      If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition for the purposes of The Singapore Code on Take-overs and Mergers. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of us, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for us under Rule 14 of The Singapore Code on Take-overs and Mergers.

      Under The Singapore Code on Take-overs and Mergers, persons acting in concert comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal) co-operate, through the acquisition by any of them of shares in a company to obtain or consolidate effective control of that company. Unless the contrary is established, the following persons will be presumed to be acting in concert, namely, (i) a company with any of its directors (together with their close relatives, related trusts as well as companies controlled by any of the directors, their close relatives and related trusts) and (ii) a company, its parent, subsidiaries and fellow subsidiaries, and their associated companies and companies of which such companies are associated companies, all with each other. For this purpose, ownership or control of at least 20% but not more than 50% of the equity share capital of a company will be regarded as the test of associated company status.

      The circumstances under which shareholders (including Directors) and persons acting in concert with them respectively will incur an obligation to make a take-over offer under Rule 14 of The Singapore Code on Take-overs and Mergers after a purchase or acquisition of our issued ordinary shares by us are set out in Appendix 2 of The Singapore Code on Take-overs and Mergers.

      The effect of Appendix 2 is that, unless exempted, Directors and persons acting in concert with them will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such Directors and their concert parties would increase to 30% or more, or if the voting rights of such Directors and their concert parties fall between 30% and 50% of our voting rights, the voting rights of such Directors and their concert parties would increase by more than 1% in any period of six months.

      Under Appendix 2, a shareholder not acting in concert with the Directors will not be required to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholder in us would increase to 30% or more, or if such shareholder holds between 30% and 50% of our voting rights, the voting rights of such shareholder would increase by more than 1% in any period of six months. Such shareholder need not abstain from voting in respect of the resolution authorizing the Share Purchase Mandate.

      Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.

The Board recommends a vote FOR the resolution

relating to the proposed share purchase mandate.

PROPOSAL NO. 12:

ORDINARY RESOLUTION TO APPROVE A BONUS ISSUE OF ONE ORDINARY SHARE FOR

EVERY ONE EXISTING ORDINARY SHARE HELD BY OUR SHAREHOLDERS

      Under Singapore law, a company may capitalize its reserves and apply such capitalized sum in payment for additional ordinary shares, which may then be allotted and issued, to its shareholders, credited as fully paid, in a transaction commonly referred to as a “bonus issue.” A bonus issue is similar to a stock dividend by a Delaware or California corporation. However, under our Articles of Association, we may allot and issue shares in a bonus issue, which we refer to as bonus shares, only upon recommendation of the Board of Directors and with the prior approval of our shareholders at a general meeting. The Board believes that it is advisable and has recommended that it is in the best interest for our shareholders that the Board be granted the authority to allot and issue, at its sole discretion, after the date of the 2004 Annual General Meeting, but on or before 5:00 p.m., PDT, August 31, 2005, a bonus issue of up to an aggregate of 556,111,183 bonus shares and, in the event that any new ordinary shares are allotted and issued by us after the close of business on August 5, 2004, which we refer to in this proposal as the Record Date, but on or before 5:00 p.m., PDT August 31, 2005, an additional one bonus share for each new ordinary share so allotted and issued, to be credited as fully paid, which we refer to as the Bonus Shares.

      The Board believes that such discretionary authority is in the best interest of our shareholders since it provides the Board an opportunity to review economic and financial conditions prior to making the decision as to whether a bonus issue should be effected.

      If the Board exercises its authority to allot and issue the Bonus Shares after the date of the 2004 Annual General Meeting but on or before 5:00 p.m., PDT, August 31, 2005, then the Bonus Shares are to be allotted and issued to the holders of record of the ordinary shares on the date specified by our Board of Directors after the date of the 2004 Annual General Meeting, but no later than 5:00 p.m., PDT, August 31, 2005, on the basis of one bonus share for every one ordinary share then held. Fractional bonus shares will not be issued, but will be disposed of in such a manner as the Board of Directors deems fit. As a result, if the bonus issue is approved at the 2004 Annual General Meeting and the Board exercises its authority to allot and issue the Bonus Shares after the date of the 2004 Annual General Meeting, but on or before 5:00 p.m., PDT, August 31, 2005, then each holder of record of ordinary shares on the date specified by our Board of Directors after the date of the 2004 Annual General Meeting, but no later than 5:00 p.m., PDT, August 31, 2005, would receive an additional one ordinary share, credited as fully paid, for every one ordinary share then held of record by such shareholder. If the bonus issue is approved at the 2004 Annual General Meeting but the Board does not exercise its authority to allot and issue the Bonus Shares after the date of the 2004 Annual General Meeting, but on or before 5:00 p.m., PDT, August 31, 2005, then no bonus issue would be effected and, accordingly, no bonus shares would be allotted and issued to shareholders.

      The Bonus Shares, if and when allotted and issued, would rank pari passu in all respects with the existing ordinary shares, and would have identical rights. A sum of up to S$5,561,111.83 and, in the event that any new ordinary shares are allotted and issued by us after the Record Date, but on or before 5:00 p.m., PDT, August 31, 2005, an additional amount of S$0.01 for each new share so allotted and issued, from our Share Premium Account as at March 31, 2004, which sum we refer to as the Capital Sum, would be capitalized and applied in paying up in full the Bonus Shares to be issued. Accordingly, our issued and paid up capital would increase by up to S$5,561,111.83 after the allotment and issuance of the Bonus Shares and, in the event that any new shares are allotted and issued by us after the Record Date but on or before 5:00 p.m., PDT, August 31, 2005, an additional amount of $0.01 each for each new share so allotted and issued. Our independent auditors have advised us that the balance in our Share Premium Account at March 31, 2004 is sufficient for the purpose of the bonus issue.

The Board recommends a vote FOR the resolution

approving the proposed Bonus Issue.

EXECUTIVE OFFICERS AND DIRECTORS

      The names, ages and positions of our officers and directors as of June 30, 2004 are as follows:

Name	Age	Position

Michael E. Marks	53	Chief Executive Officer and Director
Ash Bhardwaj	40	President, Design Services and ODM Products Group
Robert R. B. Dykes	55	President, Systems Group and Chief Financial Officer
Ronny Nilsson	55	President, Flextronics Network Services
Michael McNamara	47	Chief Operating Officer
Thomas J. Smach	44	Senior Vice President, Finance
Richard L. Sharp	57	Chairman of the Board
James A. Davidson	44	Director
Patrick Foley	72	Director
Michael J. Moritz	49	Director
Lip-Bu Tan	48	Director

      Michael E. Marks. Mr. Marks has served as our Chief Executive Officer since January 1994. He has served as a member of our Board of Directors since December 1991 and as Chairman of our Board from July 1993 to January 2003. Mr. Marks serves on the boards of KLA-Tencor Corporation and SanDisk Corporation. He received a B.A. and M.A. from Oberlin College and a M.B.A. from Harvard Business School.

      Ash Bhardwaj. Mr. Bhardwaj joined Flextronics in 1988. He has served as President, Design Services and ODM Products Group since September 2003. Prior to his promotion, he served as President, Asia Pacific, from 2001 to September 2003, as Senior Vice President of Strategic Accounts from 1999 to 2001 and as Vice President for the China region and General Manager of our plan in Shekou, China from 1994 to 1999. He received a degree in electrical engineering from Thapar Institute of Engineering and Technology in India and earned an M.B.A. from Southeastern Louisiana University.

      Robert R. B. Dykes. Mr. Dykes has served as President, Systems Group since February 1999 and Chief Financial Officer since February 1997. In addition, he served as Senior Vice President of Finance and Administration from February 1997 to April 1999, and as a member of the Board of Directors from January 1994 to August 1997. He received a Bachelor of Commerce and Administration from Victoria University in Wellington, New Zealand.

      Ronny Nilsson. Mr. Nilsson has served as President, Flextronics Network Services since January 2002. Prior to his promotion, Mr. Nilsson served as President, Western Europe Operations from April 1997 to December 2001. Mr. Nilsson received a certificate in Mechanical Engineering from the Lars Kagg School in Kalmar, Sweden and certificates from the Swedish Management Institute and the Ericsson Management Program.

      Michael McNamara. Mr. McNamara has served as Chief Operating Officer since January 2002. Prior to his promotion, Mr. McNamara served as President, Americas Operations from April 1997 to December 2001, and as Vice President, North American Operations from April 1994 to April 1997. Mr. McNamara also serves on the Board of Directors of TheraSense. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.

      Thomas J. Smach. Mr. Smach has served as our Senior Vice President Finance since April 2000 following the Company’s acquisition of the Dii Group, Inc. From August 1997 to April 2000, he served as the Senior Vice President, Chief Financial Officer and Treasurer of Dii. Mr. Smach is a certified public accountant and he received a B.Sc. in Accounting from State University of New York at Binghamton.

      Richard L. Sharp. Mr. Sharp has served as a member of our Board of Directors since July 1993 and as Chairman of our Board since January 2003. Mr. Sharp served in various positions with Circuit City Stores, Inc., a consumer electronics and personal computer retailer, from 1982 to 2002, most recently, as President from 1984 to 1997, Chief Executive Officer from 1986 to 2000 and Chairman of the Board from 1994 to 2002.

      James A. Davidson. Mr. Davidson has served as a member of the Company’s Board of Directors since March 2003. He is a founder and managing member of Silver Lake Partners, a private equity investment firm. From June 1990 to November 1998, he was an investment banker with Hambrecht & Quist, most recently serving as Managing Director and Head of Technology Investment Banking. From 1984 to 1990, Mr. Davidson was a corporate and securities lawyer with Pillsbury, Madison & Sutro. Currently, Mr. Davidson also serves on the Board of Directors of Seagate Technology. He received a B.S. from the University of Nebraska and J.D. from the University of Michigan.

      Patrick Foley. Mr. Foley has served as a member of our Board of Directors since October 1997. Mr. Foley served in various positions with DHL Corporation, Inc. and its major subsidiary, DHL Airways, Inc., a global document, package and airfreight delivery company from September 1988 to 2001, most recently as its Chairman, President and Chief Executive Officer. He also serves as a director of Health Net, Inc. and Glenborough Realty Trust, Inc.

      Michael J. Moritz. Mr. Moritz has served as a member of our Board of Directors since July 1993. Since 1988, he has been a General Partner of Sequoia Capital, a venture capital firm. Mr. Moritz also serves as a director of Saba Software, Red Envelope, Inc. and several privately-held companies.

      Lip-Bu Tan. Mr. Tan has served as a member of our Board of Directors since March 2003. In 1987, he founded and since that time has served as Chairman of Walden International, a venture capital fund. Mr. Tan currently serves on the boards of Cadence Design Systems, Inc., Centillium Communications, Creative Technology, Integrated Silicon Solution, SINA Corporation and Semiconductor Manufacturing International Corporation. Mr. Tan received a M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, a MBA from the University of San Francisco, and a B.S. from Nanyang University in Singapore.

EXECUTIVE COMPENSATION

      The following table presents information concerning the compensation paid or accrued by us for services rendered during fiscal 2004, fiscal 2003 and fiscal 2002 by our chief executive officer and each of our four other most highly compensated executive officers whose total salary and bonus for fiscal 2004 exceeded $100,000.

Summary Compensation Table

					Long Term
					Compensation
					Awards

	Annual Compensation				Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation (1)	Options	Compensation

Michael E. Marks	2004	$785,442	$605,000	$3,371	—	$14,228	(2)
Chief Executive Officer	2003	341,402	150,000	5,082	5,000,000	4,966	(3)
	2002	266,528	—	5,008	600,000	5,113	(4)

Michael McNamara	2004	700,110	393,750	7,525	—	9,658	(5)
Chief Operating Officer	2003	257,127	84,375	3,925	2,600,000	3,623	(6)
	2002	243,750	—	3,868	400,000	2,639	(7)

Ronny Nilsson	2004	538,362	17,414	—	75,000	47,625	(8)
President, Flextronics	2003	349,562	100,147	8,522	375,000	39,046	(9)
Network Services	2002	378,501	—	28,472	158,333	31,027	(9)

Robert R.B. Dykes	2004	475,000	267,188	120	1,000,000	6,995	(10)
President, Systems Group	2003	221,327	79,688	122	700,000	150	(11)
and Chief Financial Officer	2002	202,965	—	4,600	316,667	3,541	(12)

Ash Bhardwaj	2004	475,000	267,188	—	1,000,000	3,017	(13)
President, Design Services	2003	200,478	75,000	—	700,000	3,560	(14)
and ODM Products Group	2002	307,680	—	—	283,333	991	(15)

(1)	Represents a vehicle allowance. In fiscal 2002 for Mr. Nilsson, includes forgiveness of an interest payment of $19,805 on a promissory note due to one of our subsidiaries. In fiscal 2004 for McNamara, includes $7,455 for personal use of the company jet.

(2)	Represents our contribution to the 401(k) plan of $7,100, life insurance premium payments of $867, disability insurance premium payments of $5,985 and $276 in imputed income for group term life insurance.

(3)	Represents our contributions to the 401(k) plan of $2,716 and life insurance premium payments of $2,250.

(4)	Represents our contributions to the 401(k) plan of $2,574 and life insurance premium payments of $2,539.

(5)	Represents our contributions to the 401(k) plan of $6,000, life insurance premium payments of $1,431, disability insurance premium payments of $2,047 and $180 in imputed income for group term life insurance.

(6)	Represents our contributions to the 401(k) plan of $3,525 and life insurance premium payments of $98.

(7)	Represents our contributions to the 401(k) plan of $2,574 and life insurance premium payments of $65.

(8)	Represents our contributions to a pension retirement fund of $46,672 and health insurance premium payments of $953.

(9)	Represents our contributions to a pension retirement fund.

(10)	Represents our contribution to the 401(k) plan of $762, life insurance premium payments of $864, disability insurance premium payments of $2,047, imputed income for domestic partner insurance coverage in the amount of $2,986 and imputed income for group term life insurance in the amount of $336.

(11)	Represents life insurance premium payments.

(12)	Represents our contribution to the 401(k) plan of $1,109, life insurance premium payments of $138 and spousal health insurance premium payments of $2,294.

(13)	Represents life insurance premium payments of $859, disability insurance premium payments of $2,047 and imputed income for group term life insurance of $111.

(14)	Represents life insurance premium payments of $990, disability insurance premium payments of $2,516 and imputed income for group term life insurance of $54.

(15)	Represents life insurance premium payments of $291 and disability insurance premium payments of $700.

Option Grants in Fiscal 2004

      The following table presents information regarding option grants during fiscal 2004 to our chief executive officer and each of our four other most highly compensated executive officers. Option grants to our executive officers in fiscal 2004 were awarded pursuant to our existing equity compensation plans.

      In accordance with the rules of the Securities and Exchange Commission, the table presents the potential realizable values that would exist for the options at the end of their four- or ten-year terms, as the case may be. These values are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term. These are based on assumed annual rates of return mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future ordinary share prices. The closing sale price per ordinary share as reported on the NASDAQ National Market on March 31, 2004, the last trading day of fiscal 2004, was $17.09.

	Individual Grants
					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options	Employees in	Price Per	Expiration
Name	Granted	Fiscal 2004	Share	Date	5%	10%

Michael E. Marks	—	—	—	—	—	—
Michael McNamara	—	—	—	—	—	—
Ronny Nilsson	75,000	0.85%	$17.50	01/22/2008	$282,852	$609,131
Robert R.B. Dykes	1,000,000	11.31	17.50	01/22/2014	11,005,656	27,890,493
Ash Bhardwaj	1,000,000	11.31	17.50	01/22/2014	11,005,656	27,890,493

      The options shown in the table above were granted with an exercise price equal to the fair market value of our ordinary shares on the date of grant and are non-statutory stock options. With the exception of options granted to Mr. Nilsson, options granted to our executive officers expire ten years from the date of grant, subject to earlier termination upon termination of the optionee’s employment. In the case of Mr. Nilsson, Swedish tax legislation imposes significant adverse consequences if there are any restrictions on exercisability or transfer of options. The term of Mr. Nilsson’s option has therefore, been shortened to four years from the date of grant.

      Mr. Nilsson’s options were 100% vested and exercisable at the date of grant. Mr. Dykes’ options vest and become exercisable with respect to 10% of the total shares on each of the first and second anniversaries of the date of grant, with respect to 20% of the total shares on each of the third and the fourth anniversaries of the date of grant, and with respect to 40% of the total shares on the fifth anniversary of the date of grant. Mr. Bhardwaj’s options vest and become exercisable with respect to 10% of the total shares on each of the first and second anniversaries of the date of grant, with respect to 20% of the total shares on each of the third and the fourth anniversaries of the date of grant, and with respect to 40% of the total shares on the fifth anniversary of the date of grant. Our Compensation Committee has the discretion to provide for alternative vesting schedules to maximize the retention value of our equity compensation. See “Change in Control Arrangements” below for a description of the acceleration provisions of these options. The exercise price of each option may be paid in cash or through a cashless exercise procedure involving a same-day sale of the purchase shares. We granted options to purchase an aggregate of 8,841,856 ordinary shares to our employees during fiscal 2004.

Aggregated Option Exercises in Fiscal 2004

and Option Values at March 31, 2004

      The following table presents information concerning the exercise of options during fiscal 2004 by our chief executive officer and each of our four other most highly compensated executive officers.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-money Options at
	Shares		March 31, 2004		March 31, 2004
	Acquired
Name	on Exercise	Value Realized	Vested	Unvested	Vested	Unvested

Michael E. Marks	733,333	$5,771,331	2,354,167	4,845,833	$7,058,584	$41,453,416
Michael McNamara	1,244,113	9,879,041	1,476,042	2,123,958	7,131,990	18,516,010
Ronny Nilsson	—	—	608,333	—	3,698,666	—
Robert R.B. Dykes	410,834	3,109,088	935,063	1,377,604	5,126,709	2,916,013
Ash Bhardwaj	392,800	3,049,101	750,625	1,392,708	8,521,602	3,577,393

      The amounts set forth in the column entitled “Value Realized” represent the fair market value of the ordinary shares underlying the option on the date of exercise less the aggregate exercise price of the option.

      In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of March 31, 2004. Also reported are values of “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and $17.09 per share, which was the closing price per ordinary share as reported on the NASDAQ National Market on March 31, 2004, the last day of trading for fiscal 2004. These values, unlike the amounts set forth in the column entitled “Value Realized,” have not been, and may never be, realized.

Change in Control Arrangements

      Our option agreements with our executive officers provide that if the executive officer is terminated without cause or leaves for good reason within the first 12 months following a change in control transaction, the vesting of any unvested portion of the option will be accelerated in full, or if the executive officer is still employed upon the first year anniversary of such a change of control, the vesting of any unvested portion of the option will be accelerated in full. Each option includes a limited stock appreciation right pursuant to which the option will automatically be canceled upon the occurrence of certain hostile tender offers, in return for a cash distribution from us based on the tender offer price per share.

Supplemental Executive Retirement Plan

      On May 18, 2004, we established a supplemental retirement plan for Mr. Marks under which potential cash payments are based on the increase in value, if any, under a Contingent Share Award for 1,000,000 notional shares of Flextronics based on a price of $17.40 per share (a 10% premium above the $15.82 closing price of our ordinary shares on the Nasdaq Stock Market on May 18, 2004). Under this plan, once the 30-day average trading price of our share price at the end of any quarter exceeds $17.40, a cash payment would be made to a rabbi trust for the benefit of Mr. Marks in an amount equal to the net increase in value over $17.40 multiplied by the 1,000,000 notional shares. At the end of each subsequent quarter, if the 30-day average trading price our share price has further increased since the last quarter for which a cash payment was made under the plan, an additional payment would be made in an amount equal to the additional net increase in value since such prior quarter multiplied by 1,000,000 notional shares. The total cash payments may not exceed $7,500,000 in the aggregate over the life of the Plan, and no payments will be made following the termination of Mr. Marks’ employment. Upon Mr. Marks’ death or disability or upon a change of control of Flextronics, the entire $7,500,000 will be credited to the rabbi trust. All amounts credited to Mr. Marks’ account will be made only in cash (no shares will be issued under this Plan), and all cash contributions shall be fully vested and nonforfeitable.

OTHER EQUITY COMPENSATION PLANS

      As of March 31, 2004, we maintained the 2001 Equity Incentive Plan and 1997 Employee Share Purchase Plan, both of which were approved by our shareholders, and the 1997 Interim Option Plan, 1998 Interim Option

Plan, 1999 Interim Option Plan and 2002 Interim Incentive Plan. None of the Interim Plans is subject to shareholder approval. The terms of the Interim Plans are described more fully below.

      The following table gives information about equity awards under these plans as of March 31, 2004.

			(C)
	(A)	(B)	Number of Ordinary Shares
	Number of Ordinary	Weighted-Average	Remaining Available for
	Shares to be Issued	Exercise Price	Equity Compensation Plans
	Upon Exercise	of Outstanding	(Excluding Ordinary Shares
Plan Category	of Outstanding Options	Options	Reflected in Column (A))

Equity compensation plans approved by shareholders	24,793,567	$16.59	7,955,981 (1)
Equity compensation plans not approved by shareholders (3)	19,011,175	10.40	1,897,571 (2)

Total	43,804,742	$13.90	9,853,552

(1)	Of these, 7,053,084 ordinary shares remained available for grant under the 2001 Equity Incentive Plan and 902,897 ordinary shares remained available for purchase under the 1997 Employee Share Purchase Plan.

(2)	Of these, 534,342 ordinary shares remained available for grant under the 1997 Interim Option Plan, 219,070 ordinary shares remained available for grant under the 1998 Interim Option Plan and 1,144,159 ordinary shares remained available for grant under the 2002 Interim Incentive Plan. There are no additional ordinary shares available for grant under the 1999 Interim Option Plan.

(3)	Companies acquired by us have adopted option plans, which we refer to as the Assumed Plans. Options to purchase a total of 6,499,257 ordinary shares under the Assumed Plans have been assumed. These options have a weighted average exercise price of $5.81 per share. These options have been converted into options to purchase our ordinary shares on the terms specified in the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over four years and expire 10 years from the date of grant. No further awards may be made under the Assumed Plans. Options outstanding under the Assumed Plans are not included in the above table.

Interim Plans

      Our 1997 Interim Option Plan, 1998 Interim Option Plan, 1999 Interim Option Plan and 2002 Interim Incentive Plan were adopted by our Board in June 1997, January 1998, December 1998 and May 2002, respectively. The adoption of these interim plans was necessitated by our internal growth, our multiple acquisitions and the requirement to provide equity compensation for employees consistent with competitors and peer companies. These interim plans are not subject to shareholder approval.

      The Board reserved an aggregate of 2,000,000 ordinary shares, 3,200,000 ordinary shares, 5,200,000 ordinary shares and 20,000,000 ordinary shares for issuance under the 1997 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan, respectively. These plans provide for the grant to qualified persons of non-statutory stock options to purchase our ordinary shares. Information regarding outstanding options under the 1997 Plan, the 1998 Plan, the 1999 Plan, and the 2002 Plan as of March 31, 2004 is set forth in the table above. Since March 31, 2004, we have granted additional options under the these plans. As of June 30, 2004, we had a total of 940,324 shares available for issuance under our 1997 Plan, 1998 Plan and 2002 Plan. There are no additional ordinary shares available for grant our 1999 Plan.

      Shares subject to options granted pursuant to these interim plans that expire or terminate for any reason without being exercised will again become available for grant and issuance pursuant to awards under the interim plans. Options granted under these plans have an exercise price of not less than 85% of the fair market value of the underlying ordinary shares on the date of grant. Options issued under these plans generally vest over a four-year period and expire ten years from the date of grant. The other general terms of the these interim plans are similar to our 2001 Equity Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate this proxy statement by reference to future filings under those statutes, the following Compensation Committee Report on Executive Compensation will not be incorporated by reference into any of those previous filings; nor will such report be incorporated by reference into any future filings made by us under those statutes.

      The Compensation Committee of the Board of Directors sets the base salaries and approves individual bonus programs for Flextronics’ executive officers and authorizes option grants to Flextronics’ executive officers. The Compensation Committee has complete discretion in establishing the terms of option grants to executive officers.

      Each member of the Compensation Committee is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934 and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The current members of the Compensation Committee are Mr. Sharp and Mr. Moritz. Each is an “independent” director as defined by the rules of the NASDAQ Stock Market. The following is a summary of the policies that affect the compensation paid to executive officers, as reflected in the tables and text presented elsewhere in this proxy statement.

      General Compensation Policy. The Compensation Committee’s overall policy is to offer Flextronics’ executive officers cash-based and equity-based compensation opportunities based upon their personal performance, Flextronics’ financial performance and their contribution to that performance. One of the Compensation Committee’s primary objectives is to have a significant portion of each officer’s compensation contingent upon Flextronics’ performance as well as upon his or her own level of performance. The principal factors taken into account in establishing each executive officer’s compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual at the discretion of the Compensation Committee. The Compensation Committee may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

      Cash-Based Compensation. The Compensation Committee sets base salary for executive officers on the basis of personal performance and internal and industry comparability considerations. Bonuses are generally paid at the discretion of the Compensation Committee. In determining the amount of the bonus to be paid to each executive officer, including the chief executive officer, the Compensation Committee first establishes a percentage of the officer’s base salary as a target bonus. The amount of the actual bonus paid to the officer can be greater or less than this percentage, and depends on Flextronics’ earnings per share, the performance of Flextronics’ operations that are under the officer’s supervision and other performance factors, each as compared to budgeted performance for the period. Flextronics also has a 401(k) retirement savings plan for U.S. employees to which it can contribute a portion of profits and such contribution is allocated to eligible participants in proportion to their total compensation for the year relative to the total aggregate compensation for all eligible participants.

      Long-Term Equity-Based Compensation. The Compensation Committee grants stock options, which are designed to align the interests of Flextronics’ executive officers with those of the shareholders and provide each individual with a significant incentive to manage Flextronics from the perspective of an owner, with an equity stake in the business. Each grant generally allows the officer to acquire Flextronics’ ordinary shares at a fixed price per share (the market price on the grant date) over a period of up to ten years, thus providing a return to the officer only if he or she remains in Flextronics’ employ and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for share ownership based upon the individual’s current position with Flextronics, but there is also taken into account the individual’s potential for future responsibility and promotion over the option term, the individual’s personal performance in recent periods and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual at the sole discretion of the Compensation Committee.

      Chief Executive Officer Compensation. Mr. Marks’ base salary is based on our expectation of his personal performance and comparisons to the base salaries of other Flextronics’ executive officers and in the industry.

      With respect to Mr. Marks’ base salary, it is the Compensation Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by short-term company performance factors. Mr. Marks’ base salary is $785,442. In fiscal 2004, Mr. Marks received a bonus of $605,000. Mr. Marks did not receive any stock options in fiscal 2004.

      As part of the Compensation Committee’s annual review of Mr. Marks’ compensation, an independent consultant was engaged to assess the competitiveness of Flextronics’ nonqualified executive retirement plans. The information the Compensation Committee reviewed indicates that the substantial majority of Fortune 1000 corporations (and all of Flextronics’ larger competitors) provide their chief executive officers with either a non-qualified retirement plan under which the Company provides and funds additional retirement benefits for executives.

      The Compensation Committee considered that Mr. Marks has served in his position as chief executive officer for over ten years and Flextronics currently does not provide any pension plan benefits for him other than a 401(k) plan. Additionally, the Compensation Committee considered it in Flextronics’ best interest to retain, provide incentives to and reward Mr. Marks for his past and future service to Flextronics by providing supplemental cash retirement benefits to him on terms that are competitive with similar benefits provided by Flextronics’ competitors, upon the achievement of certain share performance targets. The terms of this arrangement are set forth under “Supplemental Executive Retirement Plan.”

      Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1.0 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

      The Compensation Committee believes that stock options granted to Flextronics’ executive officers qualify for the performance-based exception to the deduction limit and because it is unlikely that other compensation payable to any of Flextronics’ executive officers would exceed the deduction limit in the near future, the Compensation Committee has not yet qualified compensation other than options for the performance-based exception. In approving the amount and form of compensation for Flextronics’ executive officers, the Compensation Committee will continue to consider all elements of cost to Flextronics of providing that compensation.

Submitted by the Compensation Committee
of the Board of Directors:

Richard L. Sharp
Michael J. Moritz

AUDIT COMMITTEE REPORT

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate this proxy statement by reference to future filings under those statutes, the following Audit Committee Report will not be incorporated by reference into any of those previous filings; nor will such report be incorporated by reference into any future filings made by us under those statutes.

      The Audit Committee assists the Board of Directors in overseeing Flextronics’ financial accounting and reporting processes and systems of internal controls. The committee also evaluates the performance and independence of Flextronics’ independent auditors. The Audit Committee operates under a written charter. Under the written charter, the Audit Committee consists of at least three directors, a majority of whom are not officers or employees of Flextronics. The current members of the committee are Mr. Foley, Mr. Moritz and Mr. Davidson. Each is an “independent” director as defined by the rules of the NASDAQ Stock Market.

      Flextronics’ financial and senior management supervise its systems of internal controls and the financial reporting process. Flextronics’ independent auditors perform an independent audit of Flextronics’ consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and issue a report on these consolidated financial statements. The Audit Committee monitors these processes.

      The Audit Committee has reviewed Flextronics’ audited consolidated financial statements for the fiscal year ended March 31, 2004 and has met with both the management of Flextronics and its independent auditors to discuss the consolidated financial statements. Flextronics’ management represented to the Audit Committee that its audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

      The Audit Committee also discussed with Flextronics’ independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also received from Flextronics’ independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Flextronics’ independent auditors the independence of that firm. The Audit Committee has also considered whether the provision of non-audit services by Flextronics’ independent auditors is compatible with maintaining the independence of the independent auditors.

      Based on the Audit Committee’s discussions with the management of Flextronics and Flextronics’ independent auditors and based on the Audit Committee’s review of Flextronics’ audited consolidated financial statements together with the report of Flextronics’ independent auditors on the consolidated financial statements and the representations of Flextronics’ management with regard to these consolidated financial statements, the Audit Committee recommended to Flextronics’ Board of Directors that the audited consolidated financial statements be included in Flextronics’ Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the Securities and Exchange Commission on June 14, 2004.

Submitted by the Audit Committee
of the Board of Directors:

Patrick Foley
Michael J. Moritz
James A. Davidson

STOCK PRICE PERFORMANCE GRAPH

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 which might incorporate this proxy statement by reference to future filings under those statutes, the following stock price performance graph will not be incorporated by reference into any of those previous filings; nor will such performance graph be incorporated by reference into any future filings made by us under those statutes.

      The graph below compares the cumulative total shareholder return on our ordinary shares, the Standard & Poor’s 500 Stock Index and a peer group that includes Benchmark Electronics, Inc., Celestica, Inc., Jabil Circuit, Inc., Sanmina-SCI Corporation and Solectron Corporation.

      The graph assumes that $100 was invested in our ordinary shares, in the Standard & Poor’s 500 Stock Index and in the peer group described above on March 31, 1999 and reflects the annual return through March 31, 2004, assuming dividend reinvestment.

      The comparisons in the graph below are based on historical data and are not indicative of, or intended to forecast, the possible future performances of our ordinary shares.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG FLEXTRONICS INTERNATIONAL LTD., THE S&P 500 INDEX
AND A PEER GROUP

	1999	2000	2001	2002	2003	2004

Flextronics International Ltd.	$100.00	$276.23	$117.65	$143.14	$68.39	$134.04
S&P 500	100.00	117.94	92.38	92.60	69.67	94.14
Peer Group	100.00	194.45	98.15	70.35	30.87	57.60

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of May 31, 2004 regarding the beneficial ownership of our ordinary shares by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our ordinary shares;

•	each director;

•	each executive officer named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

      Information in this table as to our directors and executive officers is based upon information supplied by these individuals. Information in this table as to our 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the Securities and Exchange Commission. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of May 31, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all the shares beneficially owned, subject to community property laws where applicable.

      In the table below, percentage ownership is based on 530,913,617 ordinary shares outstanding as of May 31, 2004.

	Shares Beneficially Owned

Name and Address of Beneficial Owner	Number of Shares	Percent

5% Shareholders:
Entities associated with AXA Financial, Inc. (1)
1290 Avenue of the Americas
New York, NY 10104	63,486,452	11.95%
Entities associated with FMR Corporation (2)
82 Devonshire Street
Boston, MA 02109	39,904,020	7.51
Entities associated with Capital Research and Management Co. (3)
333 South Hope Street
Los Angeles, CA 90071	33,378,500	6.28
Executive Officers and Directors:
James A. Davidson (4)	18,650,594	3.50
Michael E. Marks (5)	6,602,254	1.24
Richard L. Sharp (6)	6,102,942	1.15
Michael McNamara (7)	2,511,090	*
Robert R.B. Dykes (8)	1,378,814	*
Ash Bhardwaj (9)	824,067	*
Ronny Nilsson (10)	743,333	*
Michael J. Moritz (11)	472,422	*
Patrick Foley (12)	64,990	*
Lip-Bu Tan (13)	32,813	*
All 10 directors and executive officers as a group (14)	37,383,319	7.04%

*	Less than 1%.

(1)	Based on information supplied by AXA Financial, Inc. in an amended Schedule 13G filed with the Securities and Exchange Commission on February 10, 2004.

(2)	Based on information supplied by FMR Corporation in an amended Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004.

(3)	Based on information supplied by Capital Research and Management Corporation in an amended Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004.

(4)	Includes 18,571,427 shares issuable upon the conversion of $195 million in aggregate principal amount of our convertible junior subordinated notes due March 20, 2008, based on the current conversion price of $10.50 per share, 45,740 shares held by the Davidson Revocable Trust of which Mr. Davidson is a trustee, 5,000 shares held directly by Mr. Davidson, 94 shares held by the John Alexander Davidson Trust of which Mr. Davidson is a trustee and 28,333 shares subject to options exercisable within 60 days of May 31, 2004. Mr. Davidson received these options in connection with his service as a member of our board of directors. Under Mr. Davidson’s arrangements with respect to director compensation, these 28,333 shares issuable upon exercise of options are expected to be assigned by Mr. Davidson to Silver Lake Technology Management, L.L.C. The 18,571,427 shares are issuable to a group of investment funds as the holders of such notes in the following amounts: (i) 18,013,107 shares issuable to Silver Lake Partners Cayman, L.P.; (ii) 506,814 shares issuable to Silver Lake Investors Cayman, L.P.; and (iii) 51,506 shares issuable to Silver Lake Technology Investors Cayman, L.P. The sole general partner of each of Silver Lake Partners Cayman, L.P. and Silver Lake Investors Cayman, L.P. is Silver Lake Technology Associates Cayman, L.P. The sole general partner of each of Silver Lake Technology Associates Cayman, L.P. and Silver Lake Technology Investors Cayman, L.P. is Silver Lake (Offshore) AIV GP Ltd. Mr. Davidson is a director and shareholder of Silver Lake (Offshore) AIV GP Ltd. As such, Mr. Davidson could be deemed to have shared voting or dispositive power over these shares. Mr. Davidson, however disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)	Includes 2,296,059 shares held by Epping Investment Holdings, LLC of which Mr. Marks and his spouse are managing members, 1,250,000 shares held by the Marks Family Trust, 24,000 shares held by trust for Mr. Marks’ minor children and 3,032,195 shares subject to options exercisable within 60 days of May 31, 2004.

(6)	Includes 1,480,000 shares beneficially owned by Bethany, LLC of which Mr. Sharp is a manager and 612,000 shares held by RLS Charitable Reminder Unitrust of which Mr. Sharp is a co-trustee. Mr. Sharp disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Also includes 64,990 shares subject to options exercisable within 60 days of May 31, 2004.

(7)	Includes 1,763,543 shares subject to options exercisable within 60 days of May 31, 2004.

(8)	Includes 370,834 shares held directly by The Dykes Family Limited Partnership II and 1,007,980 shares subject to options exercisable within 60 days of May 31, 2004.

(9)	Includes 821,459 shares subject to options exercisable within 60 days of May 31, 2004.

(10)	Includes 608,333 shares subject to options exercisable within 60 days of May 31, 2004.

(11)	Includes 407,432 shares held directly by the Maximus Trust of which Mr. Moritz is a co-trustee. Mr. Moritz disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. Also includes 64,990 shares subject to options exercisable within 60 days of May 31, 2004.

(12)	Includes 64,990 shares subject to options exercisable within 60 days of May 31, 2004.

(13)	Includes 5,000 shares held by the Lip-Bu Tan and Ysa Loo, TTEES of which Mr. Tan is a co-trustee and 27,813 shares subject to options exercisable within 60 days of May 31, 2004.

(14)	Includes 7,484,626 shares subject to options exercisable within 60 days of May 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Other than compensation agreements and other arrangements, which are described in “Executive Compensation,” and the transactions described below, during fiscal 2004, there was not, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeded or will exceed $60,000; and

•	in which any director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Loans to Executive Officers

      Since June 30, 2003, neither we nor any of our subsidiaries have made any loans to our executive officers.

      Mr. Bhardwaj. On July 1, 2003, one of our subsidiaries, Flextronics International USA, Inc., which we refer to in this section as Flextronics USA, loaned $4,713,630 to Mr. Bhardwaj, who was not an executive officer at that time. Mr. Bhardwaj executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that bears interest at a rate of 1.49% per year and matures on July 1, 2006. The remaining outstanding balance of the loan as of March 31, 2004 was $4,767,552 (representing $4,713,630 in principal and $53,922 in accrued interest).

      Mr. Dykes. On May 29, 2002, Flextronics USA loaned $1,947,221 to Mr. Robert R.B. Dykes. Mr. Dykes executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that bears interest at a rate of 5.85% per year and matures on May 29, 2006. The remaining outstanding balance of the loan as of March 31, 2004 was $2,160,173 (representing $1,947,221 in principal and $212,952 in accrued interest).

      Mr. McNamara. On November 25, 1998, Flextronics USA loaned $130,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest at a rate of 7.25% per year and matured on November 25, 2003. The remaining outstanding principal amount and the accrued interest thereon was paid in full in August 2003. The largest aggregate amount of indebtedness outstanding under this loan in fiscal 2004 was $174,983.

      On October 11, 2000, Flextronics USA loaned $152,236 to Mr. McNamara. This represented the principal and interest then due on a loan previously made to Mr. McNamara on October 22, 1996, which loan was canceled at that time. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest compounded quarterly at a rate of 5.96% per year and matured on November 11, 2003. The outstanding principal amount and the accrued interest thereon were paid in full in August 2003. The largest aggregate amount of indebtedness outstanding under this loan in fiscal 2004 was $178,800.

      On May 3, 2001, Flextronics USA loaned $1,095,977 to Mr. McNamara. This represented the principal and interest then due on a loan previously made to Mr. McNamara on April 14, 1999, which loan was canceled at that time. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest compounded quarterly at a rate of 4.19% per year and matured on May 3, 2003. The outstanding principal amount and the accrued interest thereon were paid in full in May 2003. The largest aggregate amount of indebtedness outstanding under this loan in fiscal 2004 was $1,215,939.

      On December 12, 2001, Flextronics USA loaned $6,000,000 to Mr. McNamara. Mr. McNamara executed a promissory note in favor of Flextronics USA that bears interest at a rate of 2.48% per year and matures on December 12, 2004. The remaining outstanding balance of the loan as of March 31, 2004 was $6,344,465 (representing $6,000,000 in principal and $344,465 in accrued interest).

      On May 31, 2002, Flextronics USA loaned $1,022,227 to Mr. McNamara. Mr. McNamara executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that bears interest at a rate of 3.21% and matured on May 31, 2003. The outstanding principal amount and the accrued interest thereon were paid in full in May 2003. The largest aggregate amount of indebtedness outstanding under this loan in fiscal 2004 was $1,055,496.

      Mr. Nilsson. On May 4, 2002 Flextronics International N.V. loaned $1,011,129 to Mr. Ronny Nilsson. Mr. Nilsson executed a promissory note in favor of Flextronics International Ltd. that bore interest at a rate of 5.73% per year and matured on May 4, 2004. The outstanding principal amount and the accrued interest thereon were paid in full in September 2003. The largest aggregate amount of indebtedness outstanding under this loan in fiscal 2004 was $1,093,850.

      Mr. Smach. On April 3, 2000, Flextronics USA loaned $1,000,000 to Mr. Thomas J. Smach. Mr. Smach executed a Loan and Security Agreement and a promissory note in favor of Flextronics USA that does not bear interest and matures on April 3, 2005. The remaining outstanding balance of the loan as of March 31, 2004 was $1,000,000.

Other Loans to Executive Officers

      In connection with an investment partnership of our executive officers, Glouple Ventures LLC, one of our subsidiaries, Flextronics International, NV, which we refer to in this section as Flextronics NV, has loaned the following amounts to each of Messrs. Bhardwaj, Dykes, McNamara and Nilsson, pursuant to promissory notes executed by each in favor of Flextronics NV, which bear interest at the rate indicated below and mature on August 15, 2010:

Date	Amount of Loan	Interest Rate

July 2000	$460,137	6.40%
August 2000	302,614	6.22
November 2000	1,484,965	6.09
August 2001	226,650	5.72
November 2001	177,935	5.05
December 2001	51,073	5.05

      As of March 31, 2004, the remaining aggregate outstanding balance of the loan was $2,703,374, including accrued interest, which is the largest aggregate amount of indebtedness outstanding in fiscal 2004.

Investment by Silver Lake Partners

      During fiscal 2003, we issued a $200.0 million zero coupon, zero yield, convertible junior subordinated note maturing in 2008 in a private placement transaction with funds associated with Silver Lake Partners. On April 28, 2004, we irrevocably exercised our right to cause the notes to be converted into our ordinary shares effective upon our ordinary shares having a closing price of at least $15.75 for the 15 consecutive trading days ending the day prior to such conversion, the listing of our ordinary shares on the Nasdaq National Market, the absence of other trading restrictions on our ordinary shares and the effectiveness of the registration statement covering the resale of the ordinary shares issuable upon conversion of the notes. In connection with the issuance of the notes, we appointed Mr. James Davidson, a founder and managing member of Silver Lake Partners, to our Board of Directors in March 2003 upon completion of the transaction.

COMPLIANCE UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for the year ended March 31, 2004 were met with the exception of the following: Mr. Davidson, Mr. Foley, Mr. Moritz, Mr. Sharp and Mr. Tan each failed to timely file a Form 4 in September 2003 with respect to the grant of options and Mr Bhardwaj failed to timely file a Form 3 in March 2004 with respect to becoming an executive officer.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL GENERAL MEETING

      Shareholder proposals intended to be considered at the 2005 Annual General Meeting of Shareholders must be received by us no less than 120 days prior to September 23, 2005. Any proposals must be mailed to our principal U.S. offices located at 2090 Fortune Drive, San Jose, California, 95131, Attention: Chief Executive Officer. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

SINGAPORE STATUTORY FINANCIAL STATEMENTS

      Our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, is enclosed with this proxy statement. The Annual Report on Form 10-K includes our consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, together with the Independent Auditors’ Report of Deloitte & Touche LLP, our independent auditors for the fiscal year ended March 31, 2004. We publish our U.S. GAAP financial statements in U.S. dollars, which is the principal currency in which we conduct our business.

      Our Singapore statutory financial statements, prepared in conformity with the provisions of the Singapore Companies Act, are also enclosed with this proxy statement, as required under Singapore law.

      Our Singapore statutory financial statements include:

•	our consolidated financial statements (which are identical to those included in the Annual Report on Form 10-K, described above);

•	supplementary financial statements (which reflect solely our standalone financial results, with our subsidiaries accounted for under the equity method rather than consolidated, and which refer to in this section as the Parent financial statements);

•	a Directors’ Report; and

•	the Auditors’ Report of Deloitte & Touche, our Singapore statutory auditors for the fiscal year ended March 31, 2004.

OTHER MATTERS

      Management does not know of any matters to be presented at this Annual General Meeting other than those set forth herein and in the notice accompanying this proxy statement.

      It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute promptly and return the accompanying proxy in the envelope which has been enclosed for your convenience.

      Shareholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors
Bernard Liew Jin Yang
Yap Lune Teng
Joint Secretaries

August 11, 2004

Singapore

Annex A

FLEXTRONICS INTERNATIONAL LTD.

2001 EQUITY INCENTIVE PLAN

As Adopted August 13, 2001 and amended through June 29, 2004

1. PURPOSE

      The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through grants of Awards. Capitalized terms not defined in the text are defined in Section 21.

2. SHARES SUBJECT TO THE PLAN

2.1 Number of Shares Available

      Subject to Sections 2.2 and 15, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 7,000,000 Shares plus shares that are subject to issuance upon exercise of an Award but cease to be subject to such Award for any reason other than exercise of such Award. In addition, any authorized shares not issued or subject to outstanding grants under the Company’s 1993 Share Option Plan, 1997 Interim Option Plan, 1998 Interim Option Plan, 1999 Interim Option Plan, ASIC International, Inc. Non-Qualified Stock Option Plan, Wave Optics, Inc. 1997 Share Option Plan, Wave Optics, Inc. 2000 Share Option Plan, Chatham Technologies, Inc. Stock Option Plan, Chatham Technologies, Inc. 1997 Stock Option Plan, IEC Holdings Limited 1997 Share Option Scheme, Palo Alto Products International Private Ltd 1996 Share Option Plan, The DII Group, Inc. 1994 Stock Incentive Plan, The DII Group, Inc. 1993 Stock Option Plan, Orbit Semiconductor, Inc. 1994 Stock Incentive Plan, Telcom Global Solutions Holdings, Inc. 2000 Equity Incentive Plan, Telcom Global Solutions, Inc. 2000 Stock Option Plan, KMOS Semi-Customs, Inc. 1989 Stock Option Plan, and KMOS Semi-Customs, Inc. 1990 Non-Qualified Stock Option Plan, (each a “PRIOR Plan” and collectively, the “PRIOR PLANS”) that are forfeited and/or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for grant and issuance under the Prior Plans, but will be available for grant and issuance under this Plan. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan. No more than 30,000,000 Shares shall be issued as ISOs and no more than 10,000,000 Shares shall be issued as Stock Bonuses. No more than 2,000,000 Shares may be issued and outstanding at any point during the term of this Plan pursuant to Awards granted under Section 20 of this Plan.

2.2 Adjustment of Shares

      Should any change be made to the Shares issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any Participant may be granted Awards over the term of the Plan, (iii) the number and/or class of securities and price per Share in effect under each Award outstanding under Sections 5, 7, and 20, and (iv) the class of securities for which automatic Option grants are to be subsequently made to newly elected or continuing Outside Directors under Section 7. Such adjustments to the outstanding Awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards, provided, however, that (i) fractions of a Share will not be issued but will be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share, as determined by the Committee, and (ii) no such adjustment shall be made if as a result, the Exercise Price would fall below the par value of a Share and if such adjustment would but for this paragraph (ii) result in the Exercise Price being less than the par value of a Share, the Exercise Price payable shall be the par value of a Share. The adjustments determined by the Committee shall be final, binding and conclusive. The repricing, replacement or regranting of any previously granted Award, through cancellation or by lowering the Exercise Price or Purchase Price of such Award, shall be prohibited unless the shareholders of the Company first approve such repricing, replacement or regranting.

3. ELIGIBILITY

      All Awards may be granted to employees, officers and directors of the Company or any Parent or Subsidiary of the Company. No person will be eligible to receive more than 4,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder; provided, however, that no Outside Director will be eligible to receive more than 50,000 Shares, in the aggregate, in any calendar year under this Plan pursuant to the grant of Awards hereunder. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION

4.1 Committee Authority

      This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 7 hereof, the Committee will have the authority to:

(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b)	prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)	select persons to receive Awards;

(d)	determine the form and terms of Awards;

(e)	determine the number of Shares or other consideration subject to Awards;

(f)	determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability and payment of Awards;

(i)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j)	determine whether an Award has been earned; and

(k)	make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion

      Except for automatic grants to Outside Directors pursuant to Section 7 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

5. OPTIONS

      The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”),

the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant

      Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“STOCK OPTION AGREEMENT”), and, except as otherwise required by the terms of Section 7 hereof, will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant

      The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period

      Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that (i) no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of shares or stock of the Company or of any Parent or Subsidiary of the Company (“TEN PERCENT SHAREHOLDER”) will be exercisable after the expiration of five (5) years from the date the ISO is granted and (ii) no Option granted to a person who is not an employee of the Company or any Parent or Subsidiary of the Company on the date of grant of that Option will be exercisable after the expiration of five (5) years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price

      The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. In no event may the Exercise Price of an Option be less than the par value of the Shares. Payment for the Shares purchased may be made in accordance with Section 6 of this Plan.

5.5 Method of Exercise

      (a) Options may be exercised only by delivery to the Company (or as the Company may direct) of a written stock option exercise agreement (the “Exercise Agreement”) (in the case of a written Exercise Agreement, in the form approved by the Board or the Committee, which need not be the same for each Participant), in each case stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant’s investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

      (b) A written Exercise Agreement may be communicated electronically through the use of such security device (including, without limitation, any logon identifier, password, personal identification number, smartcard, digital certificate, digital signature, encryption device, electronic key, and/or other code or any access procedure incorporating any one or more of the foregoing) as may be designated by the Board or the Committee for use in conjunction with the Plan from time to time (“Security Device”), or via an electronic page, site, or environment designated by the Company which is accessible only through the use of such Security Device, and such written Exercise Agreement shall thereby be deemed to have been sent by the designated holder of such Security

Device. The Company (or its agent) may accept and act upon any written Exercise Agreement issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) as his authentic and duly authorized Exercise Agreement and the Company (or its agent) may treat such Exercise Agreement as valid and binding on the Participant notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Exercise Agreement. All written Exercise Agreements issued and/or transmitted through the use of the Participant’s Security Device (whether actually authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company (or as the Company may direct) and the Company (or its agent) shall be entitled to effect, perform or process such Exercise Agreement without the Participant’s further consent and without further reference to the Participant.

      (c) The Company’s records of the Exercise Agreements (whether delivered or communicated electronically or in printed form), and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the Plan, whether stored in audio, electronic, printed or other form, shall be binding and conclusive on the Participant and shall be conclusive evidence of such Exercise Agreements and/or transactions. All such records shall be admissible in evidence and, in the case of a written Exercise Agreement which has been communicated electronically, the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.

5.6 Termination

      Notwithstanding the exercise periods set forth in the Stock Option Agreement, exercise of an Option will always be subject to the following:

(a)	If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond three (3) months after the Termination Date shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b)	If the Participant is Terminated because of the Participant’s death or Disability (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, provided, that any Option which is exercised beyond twelve (12) months after the Termination Date when the Termination is for Participant’s Disability, shall be deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c)	If the Participant is terminated for Cause, then the Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee (but in any event, no later than the expiration date of the Options).

5.7 Limitations on Exercise

      The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISO

      The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed US$100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds US$100,000, then the Options for the first US$100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of US$100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal

      The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, and provided further that the exercise period of any Option may not in any event be extended beyond the periods specified in Section 5.3. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.

5.10 No Disqualification

      Notwithstanding any other provision in this Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. PAYMENT FOR SHARE PURCHASES

6.1 Payment

      Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a)	by cancellation of indebtedness of the Company to the Participant;

(b)	by waiver of compensation due or accrued to the Participant for services rendered;

(c)	with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Shares exists:

(i)	through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD DEALER”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii)	through a “margin” commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(d)	conversion of a convertible note issued by the Company, the terms of which provide that it is convertible into Shares issuable pursuant to the Plan (with the principal amount and any accrued interest being converted and credited dollar for dollar to the payment of the Exercise Price); or

(e)	by any combination of the foregoing.

7. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS

7.1 Types of Options and Shares

      Options granted under this Plan and subject to this Section 7 shall be NQSOs.

7.2 Eligibility

      Options subject to this Section 7 shall be granted only to Outside Directors. In no event, however, may any Outside Director be granted any Options under this Section 7 if such grant is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Outside Director is resident under the relevant securities laws of that jurisdiction.

7.3 Initial Grant

      Each Outside Director who first becomes a member of the Board after the Effective Date will automatically be granted an Option for 20,000 Shares (an “INITIAL GRANT”) on the date such Outside Director first becomes a member of the Board. Each Outside Director who became a member of the Board on or prior to the Effective Date and who did not receive a prior option grant (under this Plan or otherwise and from the Company or any of its corporate predecessors) will receive an Initial Grant on the Effective Date.

7.4 Succeeding Grant

      Immediately following each Annual General Meeting of shareholders of the Company, each Outside Director will automatically be granted an Option for 6,000 Shares (a “SUCCEEDING GRANT”), provided, that the Outside Director is a member of the Board on such date and has served continuously as a member of the Board for a period of at least twelve (12) months since the last Option grant (whether an Initial Grant or a Succeeding Grant) to such Outside Director. If less than twelve (12) months has passed, then the number of shares subject to the Succeeding Grant will be pro-rated based on the number of days passed since the last Option grant to such Outside Director, divided by 365 days.

7.5 Vesting and Exercisability

      The date an Outside Director receives an Initial Grant or a Succeeding Grant is referred to in this Plan as the “START DATE” for such Option.

      (a) Initial Grant. Each Initial Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Initial Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company.

      (b) Succeeding Grant. Each Succeeding Grant will vest and be exercisable as to 25% of the Shares on the first one year anniversary of the Start Date for such Succeeding Grant, and thereafter as to 1/48 of the Shares at the end of each full succeeding month, so long as the Outside Director continuously remains a director or a consultant of the Company. No Options granted to an Outside Director will be exercisable after the expiration of five (5) years from the date the Option is granted to such Outside Director. If the Outside Director is Terminated, the Outside Director may exercise such Outside Director’s Options only to the extent that such Options would have been exercisable upon the Termination Date for such period as set forth in Section 5.6. Notwithstanding any provision to the contrary, in the event of a Corporate Transaction described in Section 15.1, the vesting of all Options granted to Outside Directors pursuant to this Section 7 will accelerate and such Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said event. Any Options not exercised within such three-month period shall expire. Notwithstanding any provision to the contrary, in the event of a Hostile Take-Over, the Outside Director shall have a thirty-day period in which to surrender to the Company each option held by him or her under this Plan for a period of at least six (6) months. The Outside Director shall in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Take-Over Price of the Shares at the time subject to the surrendered Option (whether or not the Option is otherwise at the time exercisable for those Shares) over (ii) the aggregate Exercise Price payable for such Shares. Such cash distribution shall be paid within five (5) days following the surrender of the Option to the Company. Neither the approval of the Committee nor the consent of the Board shall be required in connection with such option surrender and cash distribution. The Shares subject to each Option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under the Plan.

7.6 Exercise Price

      The Exercise Price of an Option pursuant to an Initial Grant and Succeeding Grant shall be the Fair Market Value of the Shares, at the time that the Option is granted.

8. WITHHOLDING TAXES

8.1 Withholding Generally

      Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

8.2 Stock Withholding

      When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion, and subject to compliance with all applicable laws and regulations, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

9. TRANSFERABILITY

      9.1 Except as otherwise provided in this Section 9, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by a Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards. Notwithstanding the foregoing, (i) Participants may transfer or assign their Options to Family Members through a gift or a domestic relations order (and not in a transfer for value), and (ii) if the terms of the applicable instrument evidencing the grant of an Option so provide, Participants who reside outside of the United States and Singapore may assign their Options to a financial institution outside of the United States and Singapore that has been approved by the Committee, in accordance with the terms of the applicable instrument, subject to Code regulations providing that any transfer of an ISO may cause such ISO to become a NQSO. The Participant shall be solely responsible for effecting any such assignment, and for ensuring that such assignment is valid, legal and binding under all applicable laws. The Committee shall have the discretion to adopt such rules as it deems necessary to ensure that any assignment is in compliance with all applicable laws.

9.2 All Awards other than NQSO’s

      All Awards other than NQSO’s shall be exercisable: (i) during the Participant’s lifetime, only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.

9.3 NQSOs

      Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” as defined below, (ii) by a transferee that is permitted pursuant to clause (ii) of Section 9.2, for such period as may be authorized by the terms of the applicable instrument evidencing the grant of the applicable Option, or by the Committee, and (iii) after Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means any transfer of an interest in such NQSO by gift or domestic relations order effected by the Participant during the Participant’s lifetime. A permitted transfer shall not include any transfer for value; provided that the following shall be permitted transfers and shall not be considered to be transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

10. PRIVILEGES OF STOCK OWNERSHIP

      No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

11. CERTIFICATES

      All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

12. EXCHANGE AND BUYOUT OF AWARDS

      The Committee may, at any time or from time to time and subject to compliance with all applicable laws and regulations, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time and subject to compliance with all applicable laws and regulations buy from a Participant an Award previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

13. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE

      An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

14. NO OBLIGATION TO EMPLOY

      Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or

Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

15. CORPORATE TRANSACTIONS

15.1 Assumption or Replacement of Awards by Successor

      Except for automatic grants to Outside Directors pursuant to Section 7 hereof, in the event of (a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the Company or their relative share holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to such merger (other than any shareholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction (each, a “CORPORATE TRANSACTION”), each Option which is at the time outstanding under this Plan shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of Shares at the time subject to such Option and may be exercised for all or any portion of such Shares. However, subject to the specific terms of a Participant’s Award Agreement, an outstanding Option under this Plan shall not so accelerate if and to the extent: (i) such Option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable Option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the Option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Option or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant. The determination of Option comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive.

15.2 Other Treatment of Awards

      Subject to any greater rights granted to Participants under the foregoing provisions of this Section 15 or other specific terms of a Participant’s Award Agreement, in the event of the occurrence of any Corporate Transaction described in Section 15.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

15.3 Assumption of Awards by the Company

      The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise of any such Option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing Option, such new Option may be granted with a similarly adjusted Exercise Price.

16. ADOPTION AND SHAREHOLDER APPROVAL

      This Plan will become effective on the date on which the Board adopts the Plan (the “EFFECTIVE DATE”). This Plan shall be approved by the shareholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to initial shareholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the shareholders of the Company; (c) in the event that initial shareholder approval is not obtained within the time period provided herein, all Awards granted hereunder shall be cancelled; and (d) in the event that shareholder approval of such increase is not obtained within the time period provided herein, all Awards granted pursuant to such increase will be cancelled.

17. TERM OF PLAN/ GOVERNING LAW

      Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of shareholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

18. AMENDMENT OR TERMINATION OF PLAN

      The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, (i) no such amendment or modification shall adversely affect rights and obligations with respect to Options at the time outstanding under the Plan, unless the Participant consents to such amendment, and (ii) the automatic grants to Outside Directors pursuant to Section 7 may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable U.S. income tax laws and regulations. In addition, the Board may not, without the approval of the Company’s shareholders, amend the Plan to (i) materially increase the maximum number of Shares issuable under the Plan or the number of Shares for which Options may be granted per newly-elected or continuing Outside Director or the maximum number of Shares for which any one individual participating in the Plan may be granted Options, (ii) materially modify the eligibility requirements for plan participation or (iii) materially increase the benefits accruing to Participants. The Board may at any time terminate or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval.

19. NONEXCLUSIVITY OF THE PLAN

      Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20. STOCK BONUSES

      A Stock Bonus is a grant of Shares by the Company to an individual who has satisfied the terms and conditions set by the Committee on the making of such grant. The Committee will determine to whom a grant may be made, the number of Shares that may be granted, the restrictions to the making of such grant, and all other terms and conditions of the Stock Bonus. The conditions to grant may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out by the Committee. Grants of Stock Bonuses may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Stock Bonus, the Committee shall: (a) determine the nature, length and starting date of any Performance Period that may be a condition precedent to grant of a Stock Bonus; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the grant of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonus has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and having different performance goals and other criteria. Participants shall be required to pay the par value for any Shares issued as a Stock Bonus.

21. DEFINITIONS.

      As used in this Plan, the following terms will have the following meanings:

“Award” means any Options or shares from Stock Bonuses granted under this Plan.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company or (c) a failure to materially perform the customary duties of the employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company” means Flextronics International Ltd. or any successor corporation.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(a)	if such Shares are then quoted on the Nasdaq National Market, the closing price of such Shares on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b)	if such Shares are publicly traded and are then listed on a national securities exchange, the closing price of such Shares on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading as reported in The Wall Street Journal;

(c)	if such Shares are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(d)	if none of the foregoing is applicable, by the Committee in good faith.

“Family Member” includes any of the following:

(a)	child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b)	any person (other than a tenant or employee) sharing the Participant’s household;

(c)	a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d)	a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e)	any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Hostile Take-Over” means a change in ownership of the Company effected through the following transaction:

(a)	the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the

Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept, and

(b)	the acceptance of more than fifty percent (50%) of the securities so acquired in such tender or exchange offer from holders other than Insiders.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Shares are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Sections 5 and 7.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

(a)	Net revenue and/or net revenue growth;

(b)	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(c)	Operating income and/or operating income growth;

(d)	Net income and/or net income growth;

(e)	Earnings per share and/or earnings per share growth;

(f)	Total stockholder return and/or total stockholder return growth;

(g)	Return on equity;

(h)	Operating cash flow return on income;

(i)	Adjusted operating cash flow return on income;

(j)	Economic value added; and

(k)	Individual confidential business objectives.

“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Awards.

“Plan” means this Flextronics International Ltd. 2001 Equity Incentive Plan, as amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means ordinary shares of par value S$0.01 each in the capital of the Company reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 15, and any successor security.

“Stock Bonus” means an award of Shares pursuant to Section 20.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Take-Over Price” means the greater of (a) the Fair Market Value per Share on the date the particular Option to purchase Shares is surrendered to the Company in connection with a Hostile Take-Over or (b) the highest reported price per Share paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered Option is an ISO, the Take-Over Price shall not exceed the clause (a) price per Share.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer or director to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Stock Option Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

SINGAPORE STATUTORY FINANCIAL STATEMENTS

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

(Incorporated in Singapore)

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES

REPORT OF THE DIRECTORS
MARCH 31, 2004
(US dollar in thousands unless otherwise designated as Singapore dollars, S$)

      The directors present their report together with the audited financial statements of Flextronics International Ltd. (the “Parent”) and the consolidated financial statements of Flextronics International Ltd. and subsidiaries (the “Company”) for the financial year ended March 31, 2004.

Directors

      The directors of Flextronics International Ltd in office at the date of this report are:

Michael E. Marks
Richard L. Sharp
James A. Davidson
Patrick Foley
Michael J. Moritz
Lip-Bu Tan

Arrangements to Enable Directors to Acquire Benefits by Means of the Acquisition of Shares and Debentures

      Neither at the end of the financial year nor at any time during the financial year did there subsist any arrangement whose object is to enable the directors of the Parent to acquire benefits by means of the acquisition of shares in or debentures of in the Parent or any other body corporate except for the options mentioned below.

Directors’ Interest in Shares and Debentures

      The interest of the directors who held office at the end of the current fiscal year (including those held by their spouses and infant children) in the share capital or debentures of the Parent and related corporations were as follows:

	Interest Held

	As of	As of
Ordinary shares, S$0.01 each, in Flextronics International Ltd.	March 31, 2003	March 31, 2004

Michael E. Marks	3,536,726	3,520,059
Richard L. Sharp	6,013,952	6,037,952
James A. Davidson	50,740	50,834
Patrick Foley	125,000	—
Michael J. Moritz	407,432	407,432
Lip-Bu Tan	—	5,000

Options to acquire ordinary shares, S$0.01 each, in Flextronics International Ltd.

	As of	As of
	March 31, 2003	March 31, 2004	Exercise Price	Exercisable Period

Michael E. Marks	733,333	—	$6.0000	10.28.98 to 10.28.03
	600,000	600,000	14.5000	10.01.99 to 10.01.04
	1,000,000	1,000,000	23.1875	12.20.00 to 12.20.10
	200,000	200,000	13.9800	09.21.01 to 09.21.11
	400,000	400,000	15.9000	10.01.01 to 10.01.11
	5,000,000	5,000,000	7.9000	07.01.02 to 07.01.12

	As of	As of
	March 31, 2003	March 31, 2004	Exercise Price	Exercisable Period

Richard L. Sharp	24,000	—	4.0000	09.18.98 to 09.18.03
	24,000	24,000	13.8750	08.27.99 to 08.27.04
	6,000	6,000	42.0313	09.21.00 to 09.21.05
	6,000	6,000	14.1000	09.20.01 to 09.20.06
	10,000	10,000	7.9000	07.01.02 to 07.01.07
	12,500	12,500	9.5100	08.29.02 to 08.29.07
	—	12,500	14.2200	09.30.03 to 09.30.08
	—	20,000	17.5000	01.22.04 to 01.22.09
James A. Davidson	25,000	25,000	9.3500	03.20.03 to 03.20.08
	—	6,610	14.2200	09.30.03 to 09.30.08
	—	20,000	17.5000	01.22.04 to 01.22.09
Patrick Foley	24,000	—	4.0000	09.18.98 to 09.18.03
	24,000	24,000	13.8750	08.27.99 to 08.27.04
	6,000	6,000	42.0313	09.21.00 to 09.21.05
	6,000	6,000	14.1000	09.20.01 to 09.20.06
	10,000	10,000	7.9000	07.01.02 to 07.01.07
	12,500	12,500	9.5100	08.29.02 to 08.29.07
	—	12,500	14.2200	09.30.03 to 09.30.08
	—	20,000	17.5000	01.22.04 to 01.22.09
Michael J. Moritz	24,000	—	4.0000	09.18.98 to 09.18.03
	24,000	24,000	13.8750	08.27.99 to 08.27.04
	6,000	6,000	42.0313	09.21.00 to 09.21.05
	6,000	6,000	14.1000	09.20.01 to 09.20.06
	10,000	10,000	7.9000	07.01.02 to 07.01.07
	12,500	12,500	9.5100	08.29.02 to 08.29.07
	—	12,500	14.2200	09.30.03 to 09.30.08
	—	20,000	17.5000	01.22.04 to 01.22.09
Lip-Bu Tan	—	25,000	9.0000	04.03.03 to 04.03.08
	—	6,165	14.2200	09.30.03 to 09.30.08
	—	20,000	17.5000	01.22.04 to 01.22.09

      Other than as disclosed above, no other directors of the Parent had an interest in any shares, debentures or share options of the Parent or related corporations either at beginning or the end of the year as recorded in the register of directors’ shareholdings kept by the Parent under section 164 of the Singapore Companies Act Chapter 50.

Directors’ Receipt and Entitlement to Contractual Benefits

      Since the end of the previous financial year, no director has received or become entitled to receive a benefit which is required to be disclosed under section 201(8) of the Singapore Companies Act, by reason of a contract made by the Parent or a related corporation with the director or with a firm of which he is a member, or with a company in which he has a substantial financial interest except for their employment contracts.

Share Option Plans and Employee Share Purchase Plan (Schemes)

2002 Interim Incentive Plan (the “2002 Plan”)

      During the financial year ended March 31, 2004, options for a total of 6,663,011 Ordinary Shares in the Parent were granted with an exercise price ranging from $8.59 to $17.50 and a weighted average exercise price of $15.52 under the 2002 Plan. 1,189,527 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2002 Plan. As at March 31, 2004, the number and class of unissued shares under options granted under the 2002 Plan was 1,144,159 Ordinary Shares, net of cancellation of options for 616,076 Ordinary Shares. The expiration dates range from July 1, 2005 to January 2014.

2001 Equity Incentive Plan (the “2001 Plan”)

      During the financial year ended March 31, 2004, options for a total of 2,178,845 Ordinary Shares in the Parent were granted with an exercise price ranging from $8.77 to $17.50 and a weighted average exercise price of $15.36 under the 2001 Plan. 73,823 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 2001 Plan. As at March 31, 2004, the number and class of unissued shares under options granted under the 2001 Plan was 7,053,084 Ordinary Shares, net of cancellation of options for 553,780 Ordinary Shares. The expiration dates range from July 2007 to January 2014.

1999 Interim Option Plan (the “1999 Plan”)

      During the financial year ended March 31, 2004, no option was granted under the 1999 Plan. A total of 1,059,408 Ordinary Shares in the Parent were issued during the financial year by virtue of exercise of options granted under the 1999 Plan. The 1999 Plan expired during fiscal year 2004 and no future options will be granted under this Plan. The expiration dates of the outstanding exercisable options previously granted under the 1999 Plan range from April 2004 to July 2012.

1998 Interim Option Plan (the “1998 Plan”)

      During the financial year ended March 31, 2004, no option was granted under the 1998 Plan. A total of 276,490 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 1998 Plan. As at March 31, 2004, the number and class of unissued shares under options granted under the 1998 Plan was 219,070 Ordinary Shares, net of cancellation of options for 274,470 Ordinary Shares. All options previously granted under the 1998 Plan expired during fiscal year 2004.

1997 Interim Option Plan (the “1997 Plan”)

      During the financial year ended March 31, 2004 no option was granted under the 1997 Plan. A total of 249,180 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 1997 Plan. As at March 31, 2004, the number and class of unissued shares under options granted under the 1997 Plan was 534,342 Ordinary Shares, net of cancellation of options for 706,062 Ordinary Shares. All options previously granted under the 1997 Plan expired during fiscal year 2004.

1993 Share Option Plan (the “1993 Plan”)

      During the financial year ended March 31, 2004, no options for Ordinary Shares in the Parent were granted under the 1993 Plan. Pursuant to the adoption of the 2001 Plan in August 2001, remaining unissued shares under the 1993 Plan will be available for issuance under the 2001 Plan, and no additional options will be granted under the 1993 Plan. A total of 3,643,101 Ordinary Shares in the Parent were issued during the financial year by virtue of the exercise of options granted under the 1993 Plan. As such, as at March 31, 2004, there were no unissued shares under options granted under the 1993 Plan.

Assumed Option Plans (the “Assumed Plans”)

      The Parent has certain option plans and the underlying options of companies, which the Parent has merged with or acquired. Total outstanding options assumed under these plans amounted to 6,499,257. Options under the Assumed Plans have been converted into the Parent’s options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. A total of 1,743,754 Ordinary Shares of the Parent were issued during the financial year by virtue of exercise of options granted under the Assumed Plans. No further option grants will be awarded under the Assumed Plans.

Employee Share Purchase Plan (the “ESPP”)

      The ESPP was approved by the shareholders in October 1997. Under the ESPP, employees may purchase, on a periodic basis, a limited number of Ordinary Shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per-share purchase price is 85% of the fair market value of the shares at the beginning or end of the offering period, whichever is lower. A total of 717,595 Ordinary Shares were sold under the ESPP during the current financial year. The per-share weighted average fair value of Ordinary Shares sold under the ESPP in financial year 2004 was $10.30.

      A total of 8,235,283 options were exercised during the financial year, all of which were under the Plans indicated above.

Auditors

      The auditors, Deloitte & Touche, have expressed their willingness to accept re-appointment.

On Behalf of the Board of Directors

/s/ MICHAEL E. MARKS	/s/ MICHAEL J. MORITZ
Director	Director

Singapore

July 2, 2004

Statement of Directors

      In the opinion of the directors, the accompanying financial statements of Flextronics International Ltd. (the “Parent”) and the consolidated financial statements of Flextronics International Ltd. and subsidiaries (the “Company”) set out on pages S-8 to S-36 are drawn up so as to give a true and fair view of the state of affairs of the Parent and the Company as at March 31, 2004, and the results, changes in equity and cash flows of the Company for the year then ended and at the date of this statement there are reasonable grounds to believe that the Parent will be able to pay its debts as and when they fall due.

On Behalf of the Board of Directors

/s/ MICHAEL E. MARKS	/s/ MICHAEL J. MORITZ
Director	Director

Singapore

July 2, 2004

Auditors’ Report to the Members of Flextronics International Ltd.

      We have audited the consolidated financial statements of Flextronics International Ltd and its subsidiaries (the “Company”) set out on pages 65 to 93, and the supplementary financial statements of Flextronics International Ltd (the “Parent”) set out on pages 94 to 104 for the financial year ended March 31, 2004, (collectively the “statutory financial statements”). These statutory financial statements are the responsibility of the Parent’s directors. Our responsibility is to express an opinion on these statutory financial statements based on our audit. The statutory financial statements for the year ended March 31, 2002 were audited by another firm of auditors whose report dated June 15, 2002 expressed an unqualified opinion on those financial statements.

      We conducted our audit in accordance with Singapore Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the statutory financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statutory financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the directors, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion:

a)	the statutory financial statements are properly drawn up in accordance with the provisions of the Singapore Companies Act, Cap. 50 (“Act”) and accounting principles generally accepted in the United States of America (as approved by the Registrar of Companies and Businesses of Singapore) so as to give a true and fair view of the state of affairs of the Company and of the Parent as at March 31, 2004, and of the results, changes in equity and cash flows of the Company for the financial year then ended; and

b)	the accounting and other records required by the Act to be kept by the Parent and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

      The accompanying consolidated financial statements of the Company set out on pages 65 to 93 as of March 31, 2004, and for the year then ended, have been audited by Deloitte & Touche LLP, San Jose and have been included in the Annual Report for the financial year ended March 31, 2004 filed with the United States Securities and Exchange Commission. Together with the supplementary financial statements of the Parent set out on pages 94 to 104 these consolidated financial statements have been reproduced for the purposes of filing with the Accounting and Corporate Regulatory Authority in Singapore.

/s/ DELOITTE & TOUCHE

Certified Public Accountants

Singapore
July 2, 2004

This is a copy of the audit report previously issued by Arthur Andersen LLP, the Company’s former independent accountants, in connection with the Company’s Annual Report on Form 10-K for the year ended March 31, 2002. This audit report has not been reissued by Arthur Andersen LLP nor has Arthur Andersen LLP provided consent to the inclusion of its report in this Form 10-K. The consolidated balance sheet as of March 31, 2002, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the year ended March 31, 2000 and the information in the financial statement schedule (Schedule II — Valuation and Qualifying Accounts) for the year ended March 31, 2001, each of which is referenced in the audit report, are not included in the Company’s Form 10-K for the year ended March 31, 2004.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Flextronics International Ltd.:

      We have audited the accompanying consolidated balance sheets of Flextronics International Ltd. (a Singapore Company) and subsidiaries (collectively the “Company”) as of March 31, 2002 and 2001 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended March 31, 2002. These financial statements and the schedule referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits. We did not audit the consolidated statement of operations, shareholders’ equity and cash flows of The DII Group, Inc., a company acquired during fiscal year 2001 in a transaction accounted for as a pooling of interests, for the year ended January 2, 2000, as discussed in Note 11. Such statements are included in the consolidated financial statements of Flextronics International Ltd. and reflect total revenues of 19% of the related consolidated total for the year ended March 31, 2000. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for The DII Group, Inc., is based solely upon the report of the other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Flextronics International Ltd. and subsidiaries as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

      Our audits and the report of other auditors were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a)2 is presented for the purpose of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

San Jose, California

April 25, 2002

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED BALANCE SHEETS

	As of March 31,

	2004	2003

	(In thousands, except
	per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$615,276	$424,020
Accounts receivable, less allowance for doubtful accounts of $38,736 and $37,626 as of March 31, 2004, and 2003, respectively	1,871,637	1,417,086
Inventories	1,179,513	1,141,559
Deferred income taxes	14,244	29,153
Other current assets	581,063	466,942

Total current assets	4,261,733	3,478,760
Property and equipment, net	1,625,000	1,965,729
Deferred income taxes	604,785	415,041
Goodwill	2,653,372	2,121,997
Other intangible assets, net	68,060	70,913
Other assets	370,987	341,664

Total assets	$9,583,937	$8,394,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank borrowings and current portion of long-term debt	$96,287	$52,484
Current portion of capital lease obligations	8,203	7,622
Accounts payable	2,145,174	1,601,923
Accrued payroll	263,949	231,481
Other current liabilities	863,304	687,509

Total current liabilities	3,376,917	2,581,019
Long-term debt, net of current portion	1,609,177	1,041,944
Capital lease obligation, net of current portion	15,084	7,909
Other liabilities	215,546	221,212
Commitments and contingencies (Note 6)
SHAREHOLDERS’ EQUITY:
Ordinary shares, S$0.01 par value; authorized — 1,500,000,000 shares; issued and outstanding — 529,944,282 and 520,228,062 shares as of March 31, 2004, and 2003, respectively	3,135	3,078
Additional paid-in capital	5,014,990	4,948,601
Accumulated deficit	(722,471)	(370,093)
Accumulated other comprehensive income (loss)	78,105	(33,419)
Deferred compensation	(6,546)	(6,147)

Total shareholders’ equity	4,367,213	4,542,020

Total liabilities and shareholders’ equity	$9,583,937	$8,394,104

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands, except per share amounts)
Net sales	$14,530,416	$13,378,699	$13,104,847
Cost of sales	13,704,576	12,650,402	12,224,969
Restructuring and other charges	477,305	266,244	464,391

Gross profit	348,535	462,053	415,487
Selling, general and administrative expenses	487,287	456,199	443,586
Intangibles amortization	36,715	22,146	12,615
Restructuring and other charges	63,043	38,167	110,035
Interest and other expense, net	77,700	92,780	91,853
Loss on early extinguishment of debt	103,909	—	—

Loss before income taxes	(420,119)	(147,239)	(242,602)
Benefit from income taxes	(67,741)	(63,786)	(88,854)

Net loss	$(352,378)	$(83,453)	$(153,748)

Net loss per share:
Basic and diluted	$(0.67)	$(0.16)	$(0.31)

Weighted average shares used in computing per share amounts:
Basic and diluted	525,318	517,198	489,553

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands)
Net loss	$(352,378)	$(83,453)	$(153,748)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of taxes	105,963	127,518	(44,450)
Unrealized gain (loss) on investment and derivatives, net of taxes	5,561	(1,223)	(3,799)

Comprehensive income (loss)	$(240,854)	$42,842	$(201,997)

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)

				Retained	Accumulated
			Additional	Earning/	Other		Total
			Paid-in	(Accumulated	Comprehensive	Deferred	Shareholders’
	Shares	Amount	Capital	Deficit)	Income (Loss)	Compensation	Equity

BALANCE AT MARCH 31, 2001	476,371	$2,841	$4,266,938	$(132,892)	$(106,526)	$—	$4,030,361
Issuance of ordinary shares for acquisitions	7,885	45	182,544	—	—	—	182,589
Exercise of stock options	7,989	44	42,227	—	—	—	42,271
Ordinary shares issued under Employee Stock Purchase Plan	767	4	15,407	—	—	—	15,411
Sales of ordinary shares in public offering, net of offering costs	20,000	109	503,691	—	—	—	503,800
Repurchase of equity instrument (Note 9)	—	—	(112,000)	—	—	—	(112,000)
Net loss	—	—	—	(153,748)	—	—	(153,748)
Unrealized gain (loss) on investment and derivative instruments, net of taxes	—	—	—	—	(3,799)	—	(3,799)
Foreign currency translation adjustments	—	—	—	—	(49,389)	—	(49,389)

BALANCE AT MARCH 31, 2002	513,012	3,043	4,898,807	(286,640)	(159,714)	—	4,455,496
Issuance of ordinary shares for acquisitions	1,639	3	14,709	—	—	—	14,712
Exercise of stock options	4,567	26	17,970	—	—	—	17,996
Ordinary shares issued under Employee Stock Purchase Plan	1,010	6	9,883	—	—	—	9,889
Net loss	—	—	—	(83,453)	—	—	(83,453)
Deferred stock compensation	—	—	7,232	—	—	(7,232)	—
Amortization of deferred stock compensation	—	—	—	—	—	1,085	1,085
Unrealized loss on derivative instruments, net of taxes	—	—	—	—	(1,223)	—	(1,223)
Foreign currency translation adjustments, net of taxes	—	—	—	—	127,518	—	127,518

BALANCE AT MARCH 31, 2003	520,228	3,078	4,948,601	(370,093)	(33,419)	(6,147)	4,542,020
Issuance of ordinary shares for acquisitions	517	2	3,160	—	—	—	3,162
Exercise of stock options	8,235	49	54,776	—	—	—	54,825
Ordinary shares issued under Employee Stock Purchase Plan	718	5	6,283	—	—	—	6,288
Issuance of restricted shares	246	1	(1)	—	—	—	—
Net loss	—	—	—	(352,378)	—	—	(352,378)
Deferred stock compensation	—	—	2,171	—	—	(2,171)	—
Amortization of deferred stock compensation	—	—	—	—	—	1,772	1,772
Unrealized gain on investment and derivatives, net of taxes	—	—	—	—	5,561	—	5,561
Foreign currency translation adjustments, net of taxes	—	—	—	—	105,963	—	105,963

BALANCE AT MARCH 31, 2004	529,944	$3,135	$5,014,990	$(722,471)	$78,105	$(6,546)	$4,367,213

The accompanying notes are an integral part of these consolidated financial statements.

FLEXTRONICS INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(352,378)	$(83,453)	$(153,748)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and impairment charges	662,798	419,086	483,631
Loss (gain) on sale of equipment	(2,206)	(1,200)	2,258
Provision for doubtful accounts	1,256	2,647	3,664
Provision for lower of cost of market of inventories	15,806	4,891	4,977
Equity in earnings (losses) of associated companies and other charges	(181)	27,086	150,130
Amortization of deferred stock compensation	1,772	1,085	—
Deferred income taxes	(97,171)	(92,798)	(182,677)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(381,948)	496,193	(163,712)
Inventories	(56,108)	184,710	639,954
Other assets	(139,691)	127,535	(242,242)
Accounts payable and other current liabilities	535,749	(477,998)	316,673

Net cash provided by operating activities	187,698	607,784	858,908

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net of disposition	(181,461)	(208,311)	(330,392)
Purchases of OEM facilities and related assets	—	(8,143)	(396,346)
Acquisition of businesses, net of cash acquired	(119,983)	(501,602)	(314,498)
Other investments and notes receivable	(102,323)	(94,990)	(42,024)

Net cash used in investing activities	(403,767)	(813,046)	(1,083,260)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank borrowings and proceeds from long-term debt	1,446,592	892,961	1,268,564
Repayments of bank borrowings and long-term debt	(1,008,692)	(1,000,159)	(1,314,881)
Repayment of capital lease obligations	(12,613)	(24,231)	(33,822)
Payment for early extinguishment of debt	(91,647)	—	—
Proceeds from exercise of stock options and Employee Stock Purchase Plan	61,113	27,885	57,682
Net proceeds from issuance of ordinary shares in public offering	—	—	503,800
Repurchase of equity instrument	—	—	(112,000)

Net cash provided by (used in) financing activities	394,753	(103,544)	369,343

Effect of exchange rate on cash	12,572	(12,298)	(31,455)

Net increase (decrease) in cash and cash equivalents	191,256	(321,104)	113,536
Cash and cash equivalents, beginning of year	424,020	745,124	631,588

Cash and cash equivalents, end of year	$615,276	$424,020	$745,124

The accompanying notes are an integral part of these consolidated financial statements.

1.	ORGANIZATION OF THE COMPANY

      Flextronics International Ltd. (“Flextronics” or the “Company”) was incorporated in the Republic of Singapore in May 1990. The Company is a leading provider of advanced electronics manufacturing services (EMS) to original equipment manufacturers (OEMs) that span a broad range of products and industry segments, including cellular phones, printers and imaging, telecom/datacom infrastructure, medical, automotive, industrial systems and consumer electronics. The Company’s strategy is to provide customers with a complete range of services that are designed to meet their product requirements throughout their product development life cycle. The Company’s provides customers with global end-to-end supply chain services that include design and related engineering, new product introduction, manufacturing, and logistics with the goal of delivering a complete packaged product. The Company also provides after-market services such as repair and warranty services as well as network and communications installation and maintenance.

      In addition to the assembly of printed circuit boards and complete systems and products, the Company’s manufacturing services include the fabrication and assembly of plastic and metal enclosures, the fabrication of printed circuit boards and backplanes and the fabrication and assembly of photonics components. The Company also provides contract design and related engineering services which include all aspects of product design including industrial and mechanical design, hardware design, embedded and application software development, semiconductor design, system validation and test development through which it offers its customers the choice of full product development, system integration, cost reductions and software application development.

      In addition, the Company combines its design and manufacturing services to design, develop and manufacture complete products, such as cellular phones and other consumer-related devices, which are sold by its OEM customers under the OEMs’ brand names. This service offering is referred to original design manufacturing (ODM).

2.	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

      The Company’s fiscal year ends on March 31 of each year. Interim quarterly reporting periods end on the Friday closest to the last day of each fiscal quarter, except the third and fourth fiscal quarters which end on December 31 and March 31, respectively.

      Amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (€).

      The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Translation of Foreign Currencies

      The financial position and results of operations of certain of the Company’s subsidiaries are measured using a currency other than the U.S. dollar as their functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at the current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative gains and losses from the translation of these subsidiaries’ financial statements are reported as a separate component of shareholders’ equity.

Revenue Recognition

      Revenue from manufacturing services is recognized upon shipment of the manufactured product to the Company’s customers, under contractual terms, which are FOB shipping point. Revenue from other services and after-market services is recognized when the services have been performed. Upon shipment, title transfers and the customer assumes risks and rewards of ownership of the product.

Cash, Cash Equivalents and Investments

      All highly liquid investments with maturities of three months or less from original dates of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts and certificates of deposit.

      Cash and cash equivalents consisted of the following:

	As of March 31,

	2004	2003

	(In thousands)
Cash and bank balances	$596,259	$233,629
Money market funds	14,501	180,727
Certificates of deposits	4,516	9,664

	$615,276	$424,020

      The Company also has certain investments in non-publicly traded technology companies. These investments are included within Other Assets in the Company’s consolidated balance sheet and are carried at cost. As of March 31, 2004 and 2003, the investments totaled $41.9 million and $23.7 million, respectively. The Company continuously monitors these investments for impairment and makes appropriate reductions in carrying values when necessary. During fiscal year 2003 and 2002, the Company recorded charges of $7.4 million and $38.4 million, respectively, for other than temporary impairment of its investments in certain of these non-publicly traded companies. See Note 9, “Restructuring and Other Charges” for further discussion.

Concentration of Credit Risk

      Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily accounts receivable, cash and cash equivalents, and investments. The Company performs ongoing credit evaluations of its customers’ financial condition and makes provisions for doubtful accounts based on the outcome of its credit evaluations. In fiscal year 2004, Hewlett-Packard and Sony-Ericsson each accounted for approximately 12% of the net sales. In fiscal year 2003, Hewlett-Packard and Sony-Ericsson accounted for approximately 12% and 11% of net sales, respectively. In fiscal year 2002, Ericsson accounted for approximately 15% of net sales. No other customer accounted for more than 10% of net sales in the periods ended March 31, 2004, 2003 and 2002. The Company’s ten largest customers accounted for approximately 64%, 67% and 64% of its net sales, in fiscal years 2004, 2003 and 2002, respectively. The Company maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world.

Inventories

      Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. The components of inventories, net of applicable lower of cost or market provisions, were as follows:

	As of March 31,

	2004	2003

	(In thousands)
Raw materials	$622,905	$692,881
Work-in-progress	242,435	231,738
Finished goods	314,173	216,940

	$1,179,513	$1,141,559

Property and Equipment

      Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (three to thirty years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following:

	As of March 31,

	2004	2003

	(In thousands)
Machinery and equipment	$1,333,578	$1,495,633
Buildings	741,692	770,057
Leasehold improvements	86,133	94,901
Computer equipment and software	232,129	230,695
Land and other	358,646	373,369

	2,752,178	2,964,655
Accumulated depreciation and amortization	(1,127,178)	(998,926)

Property and equipment, net	$1,625,000	$1,965,729

      Total depreciation expense associated with property and equipment is approximately $311.4 million and $327.4 million for fiscal year 2004 and 2003, respectively.

      The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparing its carrying amount to the projected undiscounted cash flows the property and equipment are expected to generate. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds its fair value.

Income Taxes

      The Company provides for income taxes in accordance with the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying the applicable statutory tax rate to the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

Goodwill and Other Intangibles

      The Company adopted SFAS No. 142 in the first quarter of fiscal year 2002 and no longer amortizes goodwill. Goodwill of the reporting units is tested for impairment on an annual basis and between annual tests in certain circumstances. In November 2002, the date of the test was changed from March 31st to January 31st to enable the Company to meet its public reporting requirements. The Company believes that the accounting change described above is to an alternative accounting principal that is preferable under the circumstances and that the change is not intended to delay, accelerate or avoid an impairment charge. Goodwill is tested for impairment at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. Reporting units are determined in accordance with SFAS 142 and represents components of the Company for which discrete financial information is available to management, and for which management regularly reviews the operating results. For purpose of the annual goodwill impairment evaluation, the Company has identified two separate reporting units: Electronic Manufacturing Services and Network Services. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment loss, if any. Further, in the event that the carrying amount of the Company as a whole is greater than its market capitalization, there is a potential likelihood that some or all of its goodwill would be considered impaired.

      The following table summarizes the activity in the Company’s goodwill account during fiscal year 2004 and 2003:

	Fiscal Year Ended March 31,

	2004	2003

	(In thousands)
Balance, beginning of the year,	$2,121,997	$1,489,449
Additions	450,959	544,090
Reclassification to other intangibles*	(2,381)	(22,000)
Foreign currency translation adjustments	82,797	112,532
Write-offs**	—	(2,074)

Balance, end of the year,	$2,653,372	$2,121,997

*	Reclassifications to other intangibles are the result of completing the final allocation of the Company’s intangible assets purchased through certain business combinations in a period subsequent to the respective period of acquisition, based on third-party valuations.

**	Write-offs include amounts related to our restructuring activities as further discussed in Note 9, “Restructuring and Other Charges.”

      All of the Company’s acquired intangible assets are subject to amortization over their estimated useful lives. An impairment loss shall be recognized if the carrying amount of an intangible is not recoverable and its carrying amount exceeds its fair value. Intangible assets are comprised of contractual agreements, patents and trademarks, developed technologies and other acquired intangibles and are amortized on a straight-line basis. Patents and trademarks and developed technologies are amortized over periods up to ten years, while contractual agreements and other intangibles are amortized over periods ranging from five to ten years. No residual value is estimated for the intangible assets. During fiscal year 2004, there were $27.1 million of additions to intangible assets, primarily related to purchased patents, license agreements and certain contractual agreements in connection with certain acquisitions completed in fiscal year 2004. The value of the Company’s intangible assets purchased through business combinations is principally determined based on third-party valuations of the net assets acquired. The Company is in the process of determining the value of its intangible assets acquired from various acquisitions completed in fiscal year 2004 and expects to complete this by the end of the first quarter of fiscal year 2005.

      The components of intangible assets are as follows:

	As of March 31, 2004			As of March 31, 2003

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

	(In thousands)			(In thousands)
Intangible assets:
Contractual agreements	$77,706	$(31,584)	$46,122	$61,629	$(10,875)	$50,754
Patents and trademarks	2,611	(536)	2,075	161	(34)	127
Developed technologies	500	(84)	416	7,633	(5,546)	2,087
Other acquired intangibles	31,520	(12,073)	19,447	47,639	(29,694)	17,945

Total	$112,337	$(44,277)	$68,060	$117,062	$(46,149)	$70,913

      Expected future estimated annual amortization expense is as follows:

Fiscal years ending March 31,	Amount

(In thousands)
2005	$28,872
2006	14,939
2007	11,602
2008	4,925
2009	1,981
Thereafter	5,741

Total amortization expenses	$68,060

      Total intangible amortization expense recorded during fiscal year 2004 and 2003 were $36.7 million and $22.1 million, respectively.

Derivative Instruments and Hedging Activities

      On April 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138. All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in shareholders’ equity as a separate component of accumulated other comprehensive income and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.

      The Company is exposed to foreign currency exchange rate risk inherent in forecasted sales, cost of sales, and assets and liabilities denominated in non-functional currencies. The Company has established currency risk management programs to protect against reductions in value and volatility of future cash flows caused by changes in foreign currency exchange rates. The Company enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities, mainly accounts receivable and accounts payable, and cash flows denominated in non-functional currencies.

      As of March 31, 2004, the fair value of these short-term foreign currency forward contracts was recorded as an asset amounting to $8.9 million. At the same date, the Company had recorded in other comprehensive income (loss) deferred losses of approximately $2.0 million relating to the Company’s foreign currency forward contracts. These losses are expected to be recognized in earnings over the next twelve months. The gains and losses recognized in earnings due to hedge ineffectiveness were immaterial.

Trade Receivables Securitization

      The Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Company participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2005, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250 million. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation. Refer to Note 6, “Commitments and Contingencies,” for further discussion.

Accounting for Stock-Based Compensation

      At March 31, 2004, the Company had six stock-based employee compensation plans, which are more fully described in Note 8, “Shareholders’ Equity.” The Company accounts for its stock option awards to employees under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. No compensation expense is recorded for options granted in which the exercise price equals or exceeds the market price of the underlying stock on the date of grant in accordance with the provisions of APB Opinion No. 25. The following table illustrates the effect on net loss and net loss per share had the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands)
Net loss, as reported	$(352,378)	$(83,453)	$(153,748)
Less: Fair value compensation costs, net of taxes	(52,851)	(71,826)	(67,177)

Proforma net loss	$(405,229)	$(155,279)	$(220,925)

Basic and diluted net loss per share:
As reported	$(0.67)	$(0.16)	$(0.31)

Proforma	$(0.77)	$(0.30)	$(0.45)

      In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal years 2004, 2003 and 2002 were estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions. The fiscal year 2003 proforma net loss and net loss per share presented above have been revised. The changes did not impact the Company’s consolidated statements of operations in 2003.

	Fiscal Year Ended March 31,

	2004	2003	2002

Volatility	84.8%	77.0%	62.0%
Risk-free interest rate	2.3%	3.8%	6.3%
Dividend yield	0.0%	0.0%	0.0%
Expected option lives	3.8 years	3.6 years	9.6 years

      The following weighted average assumptions are used in estimating fair value related to shares issued under employee stock purchase plans:

	Fiscal Year Ended March 31,

	2004	2003

Volatility	44.0%	44.0%
Risk-free interest rate	1.4%	1.1%
Dividend yield	0.0%	0.0%
Expected option lives	0.5 years	0.5 years

      Due to the subjective nature of the assumptions used in the Black-Scholes model, the proforma net loss and net loss per share disclosures may not reflect the associated fair value of the outstanding options.

      The Company provides restricted stock grants to key employees under its 2002 Interim Incentive Plan. Shares awarded under the plan vest in installments over a five-year period and unvested shares are forfeited upon termination of employment. During fiscal year 2004, 210,000 shares of restricted stock were granted with a fair value on the date of grant of $10.34 per share. During fiscal year 2003, 1,230,000 shares of restricted stock were granted with a fair value on the date of grant of $5.88 per share. The unearned compensation associated with the restricted stock grants was $6.5 million and $6.1 million as of March 31, 2004 and March 31, 2003, respectively. The amounts are included in shareholders’ equity as a component of additional paid-in capital. Grants of restricted stock are recorded as compensation expense over the vesting period at the fair market value of the stock at the date of grant. In fiscal year 2004 and fiscal year 2003, compensation expense related to the restricted stock grants amounted to $1.8 million and $1.1 million, respectively.

Net Loss Per Share

      Basic income (loss) per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

      Diluted income (loss) per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options and other equity instruments, computed using the treasury stock method, as well as shares issuable upon conversion of debt instruments.

      Net loss per share was computed as follows:

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands, except per share amounts)
Basic and diluted net loss per share:
Net loss	$(352,378)	$(83,453)	$(153,748)
Shares used in computation:
Weighted-average ordinary shares outstanding	525,318	517,198	489,553

Basic and diluted net loss per share	$(0.67)	$(0.16)	$(0.31)

      Due to the Company’s reported net losses, the ordinary share equivalents from stock options to purchase 13,668,419, 8,730,635, and 19,285,683 shares outstanding were excluded from the computation of diluted earnings per share during fiscal years 2004, 2003 and 2002, respectively because the inclusion would be anti-dilutive for the periods.

      Also, the ordinary share equivalents from stock options to purchase 14,750,432, 26,010,567 and 13,634,606 shares outstanding during fiscal years 2004, 2003 and 2002, respectively, were excluded from the computation of diluted earnings per share because the exercise price of these options was greater than the average market price of the Company’s ordinary shares during the respective periods.

      Additionally, ordinary share equivalents from convertible debt and other equity instruments of 19,898,893, 809,772 and 1,374,358 shares outstanding were anti-dilutive for fiscal years 2004, 2003 and 2002, respectively, and therefore not assumed to be converted for diluted earnings per share computation. The ordinary share equivalents from the 1% convertible subordinated notes due August 2010 are excluded from the computation of diluted earnings per share due to its anti-dilutive nature. The Company has the positive intent and ability to settle the face value of the notes in cash and to settle any conversion spread (excess of conversion value over face value) in stock.

New Accounting Pronouncements

Derivative Instruments and Hedging Activities

      In April 2003, the FASB issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 clarifies under what circumstances a contract with and initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the standard did not have a material impact on the Company’s financial position, results of operations or cash flows.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Financial instruments that are within the scope of the statement, which previously were often classified as equity, must now be classified as liabilities. This statement is effective for financial periods beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, results of operation or cash flows.

3.	SUPPLEMENTAL CASH FLOW DISCLOSURES

      The following table represents supplemental cash flow disclosure and non-cash investing and financing activities during the fiscal year:

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands)
Net cash paid for:
Interest	$89,244	$107,395	$120,399
Income taxes	$36,356	$11,348	$22,157
Non-cash investing and financing activities:
Equipment acquired under capital lease obligations	$18,713	$—	$3,921
Issuance of ordinary shares for acquisition of businesses	$3,162	$14,712	$182,589

4.	BANK BORROWINGS AND LONG-TERM DEBT

      Bank borrowings and long-term debt was comprised of the following:

	As of March 31,

	2004	2003

	(In thousands)
Short term bank borrowings	$89,335	$40,314
0.00% convertible junior subordinated notes	200,000	200,000
9.875% senior subordinated notes, net of discount	7,659	497,172
9.75% Euro senior subordinated notes	181,422	160,192
8.75% senior subordinated notes	—	150,000
1.00% convertible subordinated notes	500,000	—
6.50% senior subordinated notes	399,650	—
Outstanding under revolving lines of credit	220,000	—
Other	107,398	46,750

	1,705,464	1,094,428
Current portion	(96,287)	(52,484)

Non-current portion	$1,609,177	$1,041,944

      Maturities for the Company’s bank borrowings and other long-term debt are as follows:

Fiscal years ending March 31,	Amount

(In thousands)
2005	$96,287
2006	6,665
2007	223,244
2008	287,412
2009	444
Thereafter	1,091,412

Total	$1,705,464

Revolving Credit Facilities and Other Credit Lines

      In March 2004, the Company renewed and increased its revolving credit facility with a syndicate of domestic and foreign banks from $880 million to $1.1 billion. The credit facility consists of two separate credit agreements, one providing for up to $550 million principal amount of revolving credit loans to the Company and designated subsidiaries; and one providing for up to $550 million principal amount of revolving credit loans to a U.S. subsidiary of the Company. This credit facility is a four-year facility expiring in March 2008. Borrowings under the credit facility bear interest, at the Company’s option, either at (i) the base rate (as defined in the credit facility; or 4.5% as of March 31, 2004); or (ii) the LIBOR rate (as defined in the credit facility; or 1.09% as of March 31, 2004) plus the applicable margin for LIBOR loans ranging between 0.75% and 2.50%, based on our credit ratings and facility usage. The Company is required to pay a quarterly commitment fee ranging from

0.15% to 0.50% per annum, based on the Company’s credit ratings, of the unutilized portion of the credit facility.

      The credit facility is unsecured, and contains certain restrictions on the Company’s ability to (i) incur certain debt, (ii) make certain investments and (iii) make certain acquisitions of other entities. The credit facility also requires that the Company maintain certain financial covenants, including, among other things, a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation, and amortization), and a minimum ratio of fixed charge coverage, as defined, during the term of the credit facility. Borrowings under the credit facility are guaranteed by the Company and certain of its subsidiaries. As of March 31, 2004, there was $220.0 million outstanding under the credit facility.

      Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 2.03% to 5.49%. These lines of credit expire on various dates through 2008. The Company also has term loans with annual interest rates ranging from 2.0% to 5.49%. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

1.0% Convertible Subordinated Notes

      In August 2003, the Company issued $500.0 million aggregate principal amount of its 1% convertible subordinated notes due August 2010. The notes are convertible at any time prior to maturity into ordinary shares of the Company’s stock at a conversion price of $15.525 (subject to certain adjustments). The Company used a portion of the net proceeds from this issuance and other cash sources to repurchase $492.3 million aggregate principal amount, or 98.5%, of its outstanding 9.875% senior subordinated notes due July 2010. In connection with the repurchase, the Company incurred a loss of approximately $95.2 million during second quarter of fiscal year 2004 associated with the early extinguishment of the notes.

6.5% Senior Subordinated Notes

      In May 2003, the Company issued $400.0 million aggregate principal amount of its 6.5% senior subordinated notes due May 2013. In June 2003, the Company used $156.6 million of the net proceeds from the issuance to redeem all of its outstanding 8.75% senior subordinated notes due October 2007, of which $150.0 million aggregate principal was outstanding. In connection with the redemption, the Company incurred a loss of approximately $8.7 million during first quarter of fiscal year 2004 associated with the early extinguishment of the notes.

      The indentures relating to the Company’s outstanding senior subordinated notes contain certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, and (iv) make distributions or pay dividends. The covenants are subject to a number of significant exceptions and limitations.

Zero Coupon Convertible Junior Subordinated Notes

      In March 2003, the Company issued $200.0 million, zero coupon, zero yield, convertible junior subordinated notes maturing in March 2008. The notes are callable by the Company after three years and do not provide a put option prior to maturity. The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Company’s option.

Mortgages

      The Company has financed the purchase of certain facilities with mortgages. The mortgages have terms of up to 15 years and annual interest rates up to 7.2% and are secured by the underlying properties with a net book value of approximately $5.8 million at March 31, 2004.

      As of March 31, 2004, the approximate fair values of the Company’s 9.875% notes, 9.75% notes, 6.5% notes and 1% convertible notes based on broker trading prices were 115.5%, 111.5%, 105.25% and 134% of the face values of the notes, respectively.

5.	FINANCIAL INSTRUMENTS

      The value of the Company’s cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company’s long-term debt (see Note 4, “Bank Borrowings and Long-Term Debt”) is determined based on current broker trading prices. The Company’s cash equivalents are comprised of cash deposited in money market accounts and certificates of deposit (see Note 2, “Summary of Accounting Policies”). The Company’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.

      The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimized since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged. On April 1, 2001, the Company adopted SFAS No. 133, as amended by SFAS No. 137 and No. 138, and as such the fair value of foreign currency forward contracts are reported on the balance sheet. The aggregate notional amount of outstanding contracts as of March 31, 2004 was $1.5 billion. The majority of these foreign exchange contracts expire in less than one month and almost all expire within three months. They will settle in Euro, British pound, Hungarian forint, Japanese yen, Malaysian ringgit, Norwegian kronor, Polish zloty, Singapore dollar, South African rand, Swedish krona, Swiss franc, Thai Baht and U.S. dollar.

6.	COMMITMENTS AND CONTINGENCIES

      As of March 31, 2004 and 2003, the gross carrying amount of the Company’s property and equipment financed under capital leases amounted to approximately $38.3 million and $51.1 million, respectively. Accumulated depreciation for property and equipment under capital leases totaled $14.7 million and $28.0 million at March 31, 2004 and 2003, respectively. These capital leases have interest rates ranging from 2.5% to 9.0%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2033 and require the following minimum lease payments:

	Capital	Operating
Fiscal year ending March 31,	Lease	Lease

	(In thousands)
2005	$9,036	$61,089
2006	8,220	44,849
2007	5,047	33,193
2008	714	25,272
2009	325	22,047
Thereafter	1,404	173,863

Total minimum lease payments	24,746	$360,313

Amount representing interest	(1,459)

Present value of total minimum lease payments	23,287
Current portion	(8,203)

Capital lease obligation, net of current portion	$15,084

      Total rent expense was $94.1 million, $116.3 million and $93.0 million for fiscal years 2004, 2003 and 2002, respectively.

      Included in the above remaining operating lease payments commitments are payments under two leases located in Mexico and Texas. Refer to Note 13, “Consolidation of Variable Interest Entities” for further discussion.

      The Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. In addition to this financial institution, the Company participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2005, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250 million. The Company has sold $328 million of its accounts receivable as of March 31, 2004, which represents the face amount of the total outstanding trade receivables on all designated customer accounts at that date. The Company received net cash proceeds of $172.1 million from the unaffiliated financial institution for the sale of these receivables. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was $161.6 million as of March 31, 2004.

      The Company continues to service, administer and collect the receivables on behalf of the special purpose entity and receives a servicing fee of 1.0% of serviced receivables per annum. The Company pays facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts.

      The accounts receivable balances that were sold were removed from the consolidated balance sheet and are reflected as cash provided by operating activities in the consolidated statement of cash flows.

      Between June and August 2002, the Company and certain of its officers and directors were named as defendants in several securities class action lawsuits that seek unspecified amount of damages, which were filed in the Untied States District Court for the Southern District of New York. These actions, which were filed on behalf of those who purchased, or otherwise acquired, Flextronics’ ordinary shares between January 18, 2001 and June 4, 2002, including those who purchased ordinary shares in the Company’s secondary offerings of on February 1, 2001 and January 7, 2002. These actions generally allege that, during this period, the defendants made misstatements to the investing public about the financial condition and prospects of Flextronics. On April 23, 2003, the Court entered an order transferring these lawsuits to the United States District Court for the Northern District of California. On July 16, 2003, Flextronics filed a motion to dismiss on behalf of the Company and its officers and directors named as defendants. On November 17, 2003, the Court entered an order granting defendants’ motion to dismiss without prejudice. On January 28, 2004, plaintiffs filed an amended complaint. Flextronics’ motion to dismiss the amended complaint was filed on March 10, 2004.

      In May 2004, the parties reached a tentative settlement of all claims in the lawsuit and the defendants withdrew their motion to dismiss. The settlement would be funded entirely by funds from Flextronics Officers’ and Directors’ insurance. The settlement agreement is subject to negotiation and documentation of a formal stipulation of settlement, as well as Court approval. If the settlement is not finalized, there can be no assurance the Company will be successful in defending the lawsuits, and, if the Company is unsuccessful, the Company may be subject to significant damages. Even if the Company were to be successful, defending the lawsuits may be expensive and may divert management’s attention from other business concerns and harm the Company’s business.

      The Company is also subject to legal proceedings, claims and litigations arising in the ordinary course of business. The Company defends itself vigorously against any such claims. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

7.	INCOME TAXES

      The domestic (“Singapore”) and foreign components of income (loss) before income taxes were comprised of the following:

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands)
Domestic	$19,251	$33,628	$146,820
Foreign	(439,370)	(180,867)	(389,422)

Total	$(420,119)	$(147,239)	$(242,602)

      The provision for (benefit from) income taxes consisted of the following:

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands)
Current:
Domestic	$3,388	$4,095	$2,807
Foreign	91,282	18,361	22,760

	94,670	22,456	25,567
Deferred:
Domestic	(599)	700	1,913
Foreign	(161,812)	(86,942)	(116,334)

	(162,411)	(86,242)	(114,421)

Benefit from income taxes	$(67,741)	$(63,786)	$(88,854)

      The domestic statutory income tax rate was approximately 20.0%, 22.0% and 24.5% for fiscal year 2004, 2003 and 2002, respectively. The reconciliation of the income tax benefit expected based on domestic statutory income tax rates to the benefit for income taxes included in the consolidated statements of operations is as follows:

	Fiscal Year Ended March 31,

	2004	2003	2002

	(In thousands)
Income tax based on domestic statutory rates	$(84,024)	$(32,392)	$(59,438)
Effect of tax rate differential	(114,143)	(128,969)	(131,261)
Goodwill and other intangibles amortization	3,672	4,872	3,091
Change in valuation allowance	142,556	117,894	116,226
Other	(15,802)	(25,191)	(17,472)

Benefit from income taxes	$(67,741)	$(63,786)	$(88,854)

      The components of deferred income taxes are as follows:

	As of March 31,

	2004	2003

	(In thousands)
Deferred tax liabilities:
Fixed assets	$(39,373)	$(35,876)
Intangible assets	(27,540)	(20,756)
Others	(1,684)	(11,998)

Total deferred tax liabilities	(68,597)	(68,630)

Deferred tax assets:
Deferred compensation	8,229	26,490
Provision for inventory obsolescence	15,138	16,087
Provision for doubtful accounts	3,674	5,719
Net operating loss and other carryforwards	1,169,906	836,587
Others	64,245	52,149

	1,261,193	937,032
Valuation allowances	(573,567)	(424,208)

Total deferred tax asset	687,626	512,824

Net deferred tax asset	$619,029	$444,194

Classification of net deferred tax asset:
Current	$14,244	$29,153
Long-term	604,785	415,041

Total	$619,029	$444,194

      A deferred tax asset arises from available loss carryforwards and non-deductible accruals. The Company has total tax loss carryforwards of approximately $3.1 billion, a portion of which begin expiring in tax year 2010. The utilization of these tax loss deductions is limited to the future operations of the Company in the tax jurisdictions in which such loss deductions arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. Approximately $30.0 million of the valuation allowance relates to income tax benefits arising from the exercise of stock options, which will be credited directly to shareholders’ equity and will not be available to benefit the income tax provision in any future period.

      The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are not intended by management to be repatriated in the foreseeable future. Determination of the amount of the unrecognized deferred tax liability on these undistributed earnings is not practicable.

8.	SHAREHOLDERS’ EQUITY

Secondary Offerings

      During fiscal year 2002, the Company completed a secondary offering of 20,000,000 of its ordinary shares, for which the Company received net proceeds of approximately $503.8 million.

Stock Option and Incentive Plans

      At March 31, 2004, the Company had six stock-based employee compensation plans: the 2002 Interim Incentive Plan (the “2002 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan, and the 1997 Employee Stock Purchase Plan.

      The 2001 Plan provides for grants of up to 7,000,000 shares. Additionally, the remaining shares that were available under the Company’s 1993 Share Option Plan (the “1993 Plan”) upon adoption of the 2001 Plan and any shares issuable upon exercise of the options granted under the 1993 Plan that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan. Any options outstanding under the 1993 Plan will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors and by the Chairman of the Company’s Board, with respect to all other employees.

      Options issued under the 2001 Plan and 1993 Plan generally vest over four years. Options granted under the 2001 Plan generally expire 10 years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire ten years from the date of grant, rather than the five-year term previously provided. The 2001 Plan and 1993 Plan provide for option grants at an exercise price equal to the fair market value per ordinary share on the option grant date.

      The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options to employees, officers and directors. The exercise price of options granted under the 2002 Plan is determined by the Company’s Compensation Committee and generally has an exercise price equal to the fair market value of the underlying stock on the date of grant. Options issued under the 2002 Plan generally vest over four years and generally expire ten years from the date of grant.

      The Company’s 1999, 1998 and 1997 Interim Option Plans provide for grants of up to 5,200,000, 3,144,000, and 2,000,000 stock options, respectively. These plans provide grants of non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under these plans cannot be granted to executive officers and directors. All Interim Option Plans provide for option grants at an exercise price of not less than 85% of the fair market value of the underlying stock on the date of grant.

Options issued under these plans generally vest over four years. Options granted under the 1999 Interim Option Plan expire five years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire five years from the date of grant and all subsequent option grants generally expire ten years from the date of grant.

      The Company’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provides for issuance of up to 3,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal year 2004, fiscal year 2003 and fiscal year 2002, amounted to 717,595, 1,009,692 and 767,301, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal years 2004, 2003 and 2002 were $10.30, $9.79 and $20.08 per share, respectively.

      The following table presents the activity for options outstanding under all of the stock option plans (“Price” reflects the weighted average exercise price):

	As of March 31, 2004		As of March 31, 2003		As of March 31, 2002

	Options	Price	Options	Price	Options	Price

Outstanding, beginning of fiscal year	55,682,533	$11.35	45,641,139	$15.00	47,235,431	$13.35
Granted	8,841,856	15.60	19,864,076	6.97	9,009,567	16.51
Exercised	(8,235,283)	6.66	(4,567,256)	4.05	(7,989,287)	5.43
Forfeited	(5,985,107)	11.39	(5,255,426)	21.25	(2,614,572)	18.86

Outstanding, end of fiscal year	50,303,999	$12.86	55,682,533	$11.35	45,641,139	$15.00

Options exercisable, end of fiscal year	27,638,781		31,056,183		24,490,124

Weighted average fair value per option granted	$9.47		$4.84		$12.43

      The following table presents the composition of options outstanding and exercisable as of March 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Shares	Life	Price	Shares	Price

$ 0.42 - $7.53	9,206,720	5.36	$4.90	6,897,892	$4.54
$ 7.56 - $7.90	11,915,344	8.05	7.90	3,326,697	7.90
$ 8.01 - $14.50	10,163,712	4.91	12.21	7,383,533	12.64
$14.60 - $17.50	10,808,613	8.65	16.61	2,919,619	15.96
$17.69 - $44.13	8,209,610	4.20	24.83	7,111,040	25.05

$ 0.42 - $44.13	50,303,999	6.43	$12.86	27,638,781	$13.59

9.	RESTRUCTURING AND OTHER CHARGES

      In recent years, the Company has initiated a series of restructuring activities in light of the global economy downturn. These activities, which are intended to realign the Company’s capacity and infrastructure with demand by its OEM customers and thereby improve operational efficiency, include:

•	Reducing excess workforce and capacity

•	Consolidating and relocating certain manufacturing facilities to lower cost regions, and

•	Consolidating and relocating certain administrative facilities.

      The restructuring costs include employee severance, costs related to leased facilities, owned facilities that are no longer in use and are to be disposed of, leased equipment that is no longer in use and will be disposed of, and other costs associated with the exit of certain contractual agreements due to facility closures. The overall impact of these activities is that the Company has shifted its manufacturing capacity to locations with higher efficiencies and, in some instances, lower costs, and are better utilizing its overall existing manufacturing capacity. This has enhanced the Company’s ability to provide cost-effective manufacturing service offerings, which enables it to retain and expand the Company’s existing relationships with customers and attract new business. These restructuring activities are substantially complete as of March 31, 2004.

      The Company accounts for costs associated with restructuring activities initiated after December 31, 2002 in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which supersedes previous accounting guidance, principally Emerging Issues Task force Issue (EITF) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activities.” SFAS 146 requires that the liability for costs associated with exit or disposal of activities be recognized when the liability is incurred.

Fiscal Year 2004

      The Company recognized restructuring charges of approximately $540.3 million during fiscal year 2004 related to the closures and consolidation of, and impairment of certain long-term assets at various manufacturing facilities. The Company has classified $477.3 million of the charges associated with facility closures as a component of cost of sales during fiscal year 2004.

      Restructuring charges recorded during fiscal year 2004 by reportable geographic regions were as follows: Americas, $215.4 million; Asia, $111.3 million; and Europe, $213.6 million.

      The Company currently anticipates that the facility closures and activities to which all of these charges relate will be substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations.

      The components of the restructuring charges during the quarters of fiscal year 2004 were as follows:

	Fiscal Year Ended March 31, 2004

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	Nature

	(In thousands)
Restructuring charges:
Severance	$11,891	$20,075	$33,104	$38,663	$103,733	cash
Long-lived asset impairment	290,572	19,521	10,281	10,786	331,160	non-cash
Other exit costs	24,645	20,656	27,634	32,520	105,455	cash & non-cash

Total restructuring charges	$327,108	$60,252	$71,019	$81,969	$540,348

      During fiscal year 2004, the Company recorded approximately $103.7 million of employee termination costs associated with the involuntary terminations of 5,176 identified employees in connection with the various facility closures and consolidations. As of March 31, 2004, approximately 3,700 employees had been terminated, and another 1,400 employees had been notified that they are to be terminated upon completion of the various facility closures and consolidations. Approximately $84.6 million of the net charges were classified as a component of cost of sales during fiscal year 2004.

      During fiscal year 2004 the Company also recorded approximately $331.2 million for the write-down of property and equipment associated with various manufacturing and administrative facility closures. Approximately $317.4 million of this amount was classified as a component of cost of sales in fiscal year 2004. Certain assets will remain in service until their anticipated disposal dates pursuant to the exit plans. For assets being held for use, impairment is measured as the amount by which the carrying amount exceeds the fair value of the asset. This calculation is measured at the asset group level, which is the lowest level for which there are identifiable cash flows. The fair value of assets held for use was determined based on projected discounted cash flows of the asset, plus salvage value. Certain other assets are held for sale, as these assets are no longer required in operations. For assets held for sale, depreciation ceases and an impairment loss is recognized if the carrying amount of the asset exceeds its fair value less cost to sell. Assets held for sale as of March 31, 2004 are included in other assets on the consolidated balance sheet.

      The restructuring charges recorded during fiscal year 2004 also included approximately $105.5 million for other exit costs. Approximately $75.3 million of this amount was classified as a component of cost of sales in fiscal year 2004. Other exit costs included contractual obligations totaling $59.1 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $46.2 million, equipment lease terminations amounting to $7.3 million and payments to suppliers and third parties to terminate contractual agreements amounting to $5.6 million. Expenses associated with lease obligations are estimated based on future lease payment, less any estimated sublease income. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal year 2024, and through the end of 2005 with respect to the other contractual obligations with suppliers and third parties. Other exit costs also included charges of $17.7 million relating to asset impairments resulting from customer contracts that were terminated by the Company as a result of various facility closures. The Company has disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal year 2004. Other exit costs also included $4.1 million of net facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining $24.6 million primarily related to legal and consulting costs, and various government obligations for which the Company is liable as a direct result of its facility closures. The legal costs mainly relate to a settlement reached in November 2003 in the lawsuit with Beckman Coulter, Inc., relating to a contract dispute involving a manufacturing relationship between the companies. Pursuant to the terms of the settlement agreement, Flextronics agreed to a $23.0 million cash payment to Beckman Coulter to resolve the matter, and Beckman Coulter agreed to dismiss all pending claims against the Company and release the Company from any future claims relating to this matter.

      The following table summarizes the provisions, payments and the accrual balance relating to restructuring costs incurred during fiscal year ended March 31, 2004:

		Long-Lived
		Asset	Other Exit
(In thousands)	Severance	Impairment	Costs	Total

Activities during the year:
Provision	$103,733	$331,160	$105,455	$540,348
Cash payments	(81,357)	—	(48,852)	(130,209)
Non-cash charges	—	(331,160)	(17,872)	(349,032)

Balance as of March 31, 2004	22,376	—	38,731	61,107
Less: Current portion (classified as other current liabilities)	(21,276)	—	(18,240)	(39,516)

Accrued facility closure costs, net of current portion (classified as other long-term liabilities)	$1,100	$—	$20,491	$21,591

Fiscal Year 2003

      The Company accounted for costs associated with restructuring activities initiated prior to December 31, 2002 in accordance with EITF No. 94-3.

      The Company recognized restructuring and other charges of approximately $304.4 million during fiscal year 2003, of which $297.0 million related to the closures and consolidations of various manufacturing facilities and $7.4 million related to the impairment of investments in certain technology companies. As further discussed below, $179.4 million and $86.9 million of the charges relating to facility closures were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively.

      Net restructuring and other charges recorded during fiscal year 2003 by reportable geographic regions were as follows: Americas, $174.5 million; Asia, $1.8 million; and Europe, $128.1 million.

      The components of the net restructuring and other charges recorded during the first and third quarters of fiscal year 2003 were as follows:

	Fiscal Year Ended March 31, 2003

	First	Third
	Quarter	Quarter	Total	Nature

	(In thousands)
Restructuring charges:
Severance	$76,901	$41,574	$118,475	cash
Long-lived asset impairment	56,279	14,285	70,564	non-cash
Other exit costs	67,187	40,729	107,916	cash & non-cash

Total restructuring charges	200,367	96,588	296,955
Other charges	7,456	—	7,456

Total restructuring and other charges	$207,823	$96,588	$304,411

      In connection with the facility closures, the Company developed plans to exit certain activities and involuntarily terminate employees. Management’s plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities. The facility closures and activities to which all of these charges relate were substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations.

      During fiscal year 2003, the Company recorded approximately $118.5 million of net employee termination costs associated with the involuntary terminations of 8,108 identified employees in connection with the various facility closures and consolidations. Approximately $59.6 million and $34.6 million of the net charges were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively. The third quarter charges reflect a reversal of prior period termination costs of approximately $5.8 million due to changes in estimated severance payment amounts and a reduction in the number employees that were previously identified for termination.

      The restructuring charges recorded during fiscal year 2003 included $70.6 million for the net write-down of property, plant and equipment associated with various manufacturing and administrative facility closures from their carrying value of $121.4 million. Approximately $55.3 million and $9.5 million of this net amount were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively. Also included in long-lived asset impairment is approximately $1.0 million for the write-off of goodwill. The third quarter charges reflect a reversal of prior period restructuring charges of approximately $26.1 million due to changes in previously estimated fair values of certain property, plant and equipment. Certain assets were held for use and remained in service until their anticipated disposal dates pursuant to the exit plans. For assets being held for use, impairment is measured as the amount by which the carrying amount exceeds the fair value of the asset. The fair value of assets held for use was determined based on projected discounted cash flows of the asset, plus salvage value. Certain other assets were held for sale, as these assets were no longer required in operations. For assets being held for sale, depreciation ceases and an impairment loss was recognized if the carrying amount of the asset exceeds its fair value less cost to sell. Assets held for sale as of March 31, 2003 were included in Other Assets on the consolidated balance sheet.

      The restructuring charges recorded during fiscal year 2003, also included approximately $107.9 million for other exit costs. Approximately $64.4 million and $42.8 million of this amount were classified as a component of cost of sales in the first and third quarters of fiscal year 2003, respectively. The third quarter charges reflect a reversal of prior period restructuring charges of approximately $7.3 million relating to revisions of previous estimates, primarily related to our ability to subsequently successfully negotiate reductions in certain contractual obligations. Other exit costs included contractual obligations totaling $75.6 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $49.9 million, equipment lease terminations amounting to $14.4 million and payments to suppliers and third parties to terminate contractual agreements amounting to $11.3 million. Expenses associated with lease obligations are estimated based on future lease payment, less any estimated sublease income. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal year 2017. Other exit costs also included charges of $19.7 million relating to asset impairments resulting from customer contracts that were terminated by the Company as a result of various facility closures.

      These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal year 2003. Other exit costs also included $11.0 million of net facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining $1.6 million primarily included incremental amounts of legal and consulting costs, and various government obligations for which the Company is liable as a direct result of its facility closures.

Fiscal Year 2002

      The Company recognized restructuring and other charges of approximately $574.4 million during fiscal year 2002, of which $530.0 million related to closures of several manufacturing facilities and $44.4 million was primarily for the impairment of investments in certain technology companies. As further discussed below, $464.4 million of the charges relating to facility closures were classified as a component of cost of sales.

      Restructuring and other charges recorded in fiscal year 2002 by reportable geographic regions were as follows: Americas, $265.8 million; Asia, $70.7 million; and Europe, $237.9 million.

      The components of the restructuring and other charges recorded in fiscal year 2002 were as follows:

	Amount	Nature

	(In thousands)
Restructuring and other costs:
Severance	$153,598	cash
Long-lived asset impairment	163,724	non-cash
Exit costs	212,660	cash & non-cash

Total restructuring and other costs	529,982
Other charges	44,444	cash & non-cash

Total restructuring and other charges	$574,426

      In connection with the facility closures in fiscal year 2002, the Company developed plans to exit certain activities and involuntarily terminate employees. Management’s plan to exit an activity included the identification of duplicate manufacturing and administrative facilities for closure or consolidation into other facilities. The facility closures and activities to which all of these charges relate were substantially completed within one year of the commitment dates of the respective exit plans, except for certain long-term contractual obligations.

      Of the total restructuring charges recorded in fiscal year 2002, $153.6 million related to employee termination costs, of which $118.4 million was classified as a component of cost of sales. As a result of the various exit plans, the Company identified 13,391 employees to be involuntarily terminated in connection with the various facility closures and consolidations.

      The restructuring charges recorded in fiscal year 2002 included $163.7 million for the write-down of property, plant and equipment associated with various manufacturing and administrative facility closures from their carrying value of $232.6 million. This amount was classified as a component of cost of sales during fiscal year 2002. Certain assets remained in service until their anticipated disposal dates pursuant to the exit plans, and were depreciated over the expected remaining service period. For assets held for use, an impairment loss is recognized if the carrying amount of the asset exceeds its fair value. Certain other assets were held for sale, as these assets are no longer required in operations. Assets held for sale were no longer depreciated, and an impairment loss was recognized if the carrying amount of the asset exceeded its fair value less cost to sell.

      The restructuring charges also included approximately $212.7 million for other exit costs. Approximately $182.3 million of this amount was classified as a component of cost of sales. Other exit costs included contractual obligations totaling $61.6 million, which were incurred directly as a result of the various exit plans. The contractual obligations consisted of facility lease terminations amounting to $27.2 million, equipment lease terminations amounting to $13.2 million and payments to suppliers and third parties to terminate contractual agreements amounting to $21.2 million. Expenses associated with lease obligations are estimated based on future lease payment, less any estimated sublease income. The Company expects to make payments associated with its contractual obligations with respect to facility and equipment leases through the end of fiscal year 2007 and with respect to the other contractual obligations with suppliers and third parties through the end of fiscal year 2003. Other exit costs also included charges of $98.0 million relating to asset impairments resulting from customer contracts that were terminated by the Company as a result of various facility closures. These asset impairments were determined based on the difference between the carrying amount and the realizable value of the impaired inventory and accounts receivable. The Company disposed of the impaired assets, primarily through scrapping and write-offs, by the end of fiscal year 2002. Also included in other exit costs were charges amounting to $8.0 million for the incremental costs for warranty work incurred by the Company for products sold prior to the commitment dates of the various exit plans. Other exit costs also included $8.2 million of facility refurbishment and abandonment costs related to certain building repair work necessary to prepare the exited facilities for sale or to return the facilities to their respective landlords. The remaining $36.9 million primarily included incremental amounts of legal and environmental costs, and various government obligations for which the Company is liable for as a direct result of its facility closures.

      The following table summarizes the provisions, payments and the accrual balance relating to restructuring costs recorded prior to December 31, 2002 for the years ended March 31, 2004 and 2003:

		Long-Lived
		Asset	Other
(In thousands)	Severance	Impairment	Exit Costs	Total

Balance as of March 31, 2002	$91,879	$—	$68,668	$160,547
Activities during fiscal year 2003:
Provision	118,475	70,564	107,916	296,955
Cash payments	(160,563)	—	(90,204)	(250,767)
Non-cash charges	—	(70,564)	(16,576)	(87,140)

Balance as of March 31, 2003	49,791	—	69,804	119,595
Activities during fiscal year 2004:
Cash payments	(45,071)	—	(54,146)	(99,217)

Balance as of March 31, 2004	4,720	—	15,658	20,378
Less: Current portion (classified as other current liabilities)	(3,120)	—	(7,039)	(10,159)

Accrued facility closure costs, net of current portion (classified as other long-term liabilities)	$1,600	$—	$8,619	$10,219

10.	RELATED PARTY TRANSACTIONS

      Prior to June 2002, the Company extended loans to several of its executive officers. Each loan was evidenced by a promissory note in favor of the Company and was generally secured by a deed of trust on property of the officer. Certain notes were non-interest bearing and others had interest rates ranging from 2.48% to 5.85%. The remaining outstanding balance of the loans, including accrued interest, as of March 31, 2004, was approximately $9.5 million. Additionally, in connection with an investment partnership, one of the Company’s subsidiaries made loans to several of its executive officers to fund their contributions to the investment partnership. Each loan was evidenced by a full-recourse promissory note in favor of the Company. Interest rates on the notes range from 5.05% to 6.40%. The remaining balance of these loans, including accrued interest, as of March 31, 2004 was approximately $2.2 million. The Company will not make any further loans to its executive officers.

11.	BUSINESS COMBINATIONS AND PURCHASES OF ASSETS

Fiscal Year 2004

      During fiscal year 2004, the Company completed certain acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for the acquisitions amounted to $120.0 million, net of cash acquired. The fair value of the net liabilities assumed in fiscal year 2004 amounted to approximately $321.6 million. The costs of these acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2006. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency.

      All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of operations were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis. Goodwill and intangibles resulting from the Company’s fiscal year 2004 acquisitions amounted to approximately $468.6 million. The Company has not finalized the allocation of the consideration for certain of its recently completed acquisitions and expects to complete this by the end of the first quarter of fiscal year 2005.

Fiscal Year 2003

      In October 2001, the Company announced a manufacturing agreement with Xerox Corporation. The Company acquired Xerox’s manufacturing operations in Aguascalientes, Mexico; El Segundo, California; Mitcheldean, U.K.; Penang, Malaysia; Resende, Brazil; Toronto, Canada; and Venray, Netherlands. The aggregate purchase price for the acquisition amounted to approximately $179.5 million, of which $14.4 million was paid in fiscal year 2003. The fair value of the net assets acquired in fiscal year 2003, amounted to approximately $9.4 million, including estimated acquisition costs. In connection with the acquisition of the operations, the Company entered into a five-year agreement for the manufacture of certain Xerox office equipment and components. The Company completed the acquisition in September 2002.

      In August 2002, the Company acquired all of the outstanding shares of NatSteel Broadway Ltd. for an aggregate purchase price of approximately $356.9 million, net of cash acquired. The fair value of the net assets acquired amounted to approximately $41.5 million, including estimated acquisition costs. NatSteel Broadway’s operations include manufacturing facilities in China and Hungary.

      During fiscal year 2003, the Company completed certain other business acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for these acquisitions amounted to approximately $104.9 million, net of cash acquired. The aggregate fair value of the net liabilities acquired for these acquisitions amounted to approximately $34.2 million, including estimated acquisition costs. Additionally, approximately $25.4 million was paid and approximately 1.6 million ordinary shares were issued related to contingent purchase price adjustments for certain historical acquisitions.

      All of the above acquisitions were accounted for using the purchase method of accounting, and accordingly, the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of operations were not material to the Company’s consolidated financial statements on either an individual or an aggregate basis. Goodwill and intangibles resulting from the Company’s fiscal year 2003 acquisitions, as well as contingent purchase price adjustments for certain historical acquisitions amounted to approximately $557.3 million.

Fiscal Year 2002

      In April 2001, the Company entered into a definitive agreement with Ericsson to provide a substantial portion of Ericsson’s mobile phone production and distribution requirements. The Company assumed responsibility for product assembly, new product prototyping, supply chain management and logistics management in which Flextronics processes customer orders from Ericsson and configure and ship products to Ericsson’s customers. In connection with this relationship, the Company employed the existing workforce for certain operations, and purchased from Ericsson certain inventory, equipment and other assets, and assumed certain accounts payable and accrued expenses at their net book value of approximately $363.9 million.

      In July 2001, the Company acquired Alcatel SA’s manufacturing facility and related assets located in Laval, France. The acquisition was accounted for as a purchase of assets. In connection with this acquisition, the

Company entered into a long-term supply agreement with Alcatel to provide printed circuit board assembly, final systems assembly and various engineering support services. The Company purchased from Alcatel certain inventory, equipment and other assets, and assumed certain accounts payable and accrued expenses at their net book value of approximately $32.4 million.

      In December 2001, the Company completed its acquisition of 91% of The Orbiant Group from Telia, Sweden’s largest telecommunications network provider. Orbiant is a provider of services focusing on the design, operation, maintenance and management of telecommunications networks. The cash purchase price, net of cash acquired, amounted to approximately $80.6 million.

      During fiscal year 2002, the Company completed certain other business acquisitions that were not individually significant to the Company’s results of operations and financial position. The aggregate cash purchase price for these acquisitions, net of cash acquired, amounted to approximately $68.8 million. Additionally, approximately 7.3 million ordinary shares were issued for the acquisitions, which equated to approximately $163.4 million of the purchase price. The fair value of the ordinary shares issued was determined based on the quoted market prices of the Company’s ordinary shares for a reasonable period, generally three days, before and after the date the terms of the acquisitions were agreed and announced. The costs of these acquisitions, including estimated acquisition closing costs, have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. The purchase price for certain of these acquisitions is subject to adjustments for contingent consideration, based upon the businesses achieving specified levels of earnings through December 2004. The contingent consideration has not been recorded as part of the purchase price, pending the outcome of the contingency. Goodwill and intangibles resulting from these acquisitions amounted to approximately $548.8 million. Also, during fiscal year 2002, the Company increased goodwill in the amount of approximately $34.2 million for contingent purchase price adjustments and other adjustments for historical acquisitions, which included the issuance of approximately 0.6 million ordinary shares. These acquisitions have been accounted for by the purchase method of accounting, and accordingly the results of the acquired businesses were included in the Company’s consolidated statements of operations from the acquisition dates forward. Comparative proforma information has not been presented, as the results of the acquired operations were not material to the Company’s consolidated financials statements on either an individual or an aggregate basis.

12.	SEGMENT REPORTING

      The Company operates and is managed internally by two operating segments that have been combined for operating segment disclosures, as they do not meet the quantitative thresholds for separate disclosure established in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer of the Company.

      Geographic information is as follows:

	2004	2003	2002

	(In thousands)
Net Sales:
Asia	$6,878,458	$5,060,085	$3,374,749
Americas	2,099,713	3,101,589	4,155,750
Europe	6,202,207	5,933,859	6,283,584
Intercompany eliminations	(649,962)	(716,834)	(709,236)

	$14,530,416	$13,378,699	$13,104,847

Loss Before Income Taxes:
Asia	$152,117	$187,785	$103,722
Americas	(204,288)	(232,094)	(152,458)
Europe	(170,915)	(27,127)	(142,630)
Intercompany eliminations	(197,033)	(75,803)	(51,236)

	$(420,119)	$(147,239)	$(242,602)

Long-Lived Assets:
Asia	$700,262	$758,331	$584,470
Americas	402,031	544,348	717,898
Europe	522,707	663,050	730,127

	$1,625,000	$1,965,729	$2,032,495

Depreciation and Amortization*:
Asia	$112,357	$110,485	$71,906
Americas	80,650	97,433	107,515
Europe	155,082	141,599	140,486

	$348,089	$349,517	$319,907

Capital Expenditures:
Asia	$142,425	$125,952	$109,623
Americas	81,454	50,153	126,761
Europe	102,869	74,513	130,863

	$326,748	$250,618	$367,247

*	Excludes restructuring and other charges related to goodwill and property and equipment impairment charges of $331.2 million, $70.6 million, and $163.7 million in fiscal years 2004, 2003 and 2002, respectively. See Note 9, “Restructuring and Other Charges,” for additional information regarding those charges.

      Revenues are attributable to the country in which the product is manufactured.

      For purposes of the preceding tables, “Asia” includes China, Japan, India, Malaysia, Mauritius, Singapore, Taiwan and Thailand, “Americas” includes Brazil, Canada, Mexico and the United States, “Europe” includes Austria, the Czech Republic, Denmark, Finland, France, Germany, Hungary, Ireland, Israel, Italy, Netherlands, Norway, Poland, Scotland, Spain, Sweden, Switzerland and the United Kingdom.

      During fiscal year 2004 and 2003, net sales generated from Singapore, the principal country of domicile, was $237.6 million and $242.8 million, respectively.

      China, Malaysia and Hungary accounted for approximately 26%, 18% and 14% of the consolidated net sales, respectively, during fiscal year 2004. No other foreign country accounted for more than 10% of net sales in fiscal year 2004. As of March 31, 2004, China, Malaysia, US/Canada and Hungary accounted for approximately 27%, 12%, 13% and 12% of consolidated long-lived assets, respectively. No other foreign country accounted for more than 10% of long-lived assets as of March 31, 2004.

      China, Hungary, Malaysia and Mexico accounted for approximately 18%, 11%, 15% and 12% of net sales, respectively, during fiscal year 2003. No other foreign country accounted for more than 10% of net sales in fiscal year 2003. As of March 31, 2003, China and Malaysia accounted for approximately 25% and 11% of long-lived assets, respectively. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2003.

      During fiscal year 2002, Hungary, Malaysia, Mexico and Sweden accounted for approximately 12%, 18%, 16% and 11% of net sales, respectively. No other foreign country accounted for more than 10% of net sales in fiscal year 2002. China accounted for approximately 16% of long-lived assets at March 31, 2002. No other foreign country accounted for more than 10% of long-lived assets at March 31, 2002.

13.	CONSOLIDATION OF VARIABLE INTEREST ENTITIES

      Effective April 1, 2003, the Company adopted Financial Accounting Standard Board’s Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities”, which expands upon and strengthens existing accounting guidance concerning when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to the issuance of FIN 46, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 now requires a variable interest entity, as defined in FIN 46, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest.

      The Company has variable interest in real estate asset subject to operating lease arrangements located in Mexico and Texas. The principal impact of the adoption of FIN 46 was the recording of additions to land and building and long-term debt in the amount of $89.9 million at March 31, 2004. The cumulative effect of adopting FIN 46 was not material to the Company’s financial position, results of operations or cash flows.

14.	SUBSEQUENT EVENTS

Conversion of Notes

      In April 2004, the Company announced that it intends to convert its $200 million, zero coupon, zero yield, convertible junior subordinated notes issued in March 2003 into 19,047,617 of its ordinary shares, based on the conversion price of $10.50 per share.

Acquisitions

      On June 8, 2004, the Company, The DIRECTV Group, Inc., and Hughes Network Systems, Inc. (a wholly-owned subsidiary of DIRECTV) announced an agreement whereby the Company will acquire Hughes Network Systems’ majority ownership stake of fifty-five percent (55%) in Hughes Software Systems (HSS), a provider of software products and services to telecom infrastructure companies.

      HSS reported revenue of Rs3,604 million (approximately US$80 million) and net income of Rs769 million (approximately US$17 million) in its fiscal year ended March 31, 2004.

      The Company will pay Rs547 per share, with total cash consideration paid to Hughes Networks Systems of approximately US$226.5 million. Subject to regulatory approval, the transaction is expected to close no later than October 2004. Pursuant to Indian securities regulations, the Company is required to make an open offer on or about June 14, 2004 to purchase an additional twenty percent (20%) of the shares outstanding. There is no obligation for shareholders to accept this open offer and there is no assurance that any shares will be offered for sale to the Company. The approximate total purchase price of US$226.5 million to be paid to Hughes Network Systems, along with the open offer of US$82.5 million, assuming an offer price of Rs547.93, is required to be funded by the Company on the date the open offer is initiated (June 14, 2004).

15.	QUARTERLY FINANCIAL DATA (UNAUDITED)

      The following table contains selected unaudited quarterly financial data for fiscal years 2004 and 2003:

	Fiscal Year Ended March 31, 2004				Fiscal Year Ended March 31, 2003

	First	Second	Third	Fourth	First	Second	Third	Fourth

	(In thousands, except per share amounts)
Net sales	$3,106,677	$3,503,242	$4,152,344	$3,768,153	$3,127,027	$3,340,613	$3,851,494	$3,059,565
Cost of sales	2,941,636	3,320,772	3,912,912	3,529,256	2,959,930	3,158,386	3,638,559	2,893,527
Restructuring and other charges	308,835	42,362	50,553	75,555	179,352	—	86,892	—

Gross profit (loss)	(143,794)	140,108	188,879	163,342	(12,255)	182,227	126,043	166,038
Selling, general and administrative	116,415	108,940	121,597	140,335	114,699	109,911	115,502	116,087
Goodwill and other intangibles amortization	8,817	8,573	9,553	9,772	3,234	5,933	6,147	6,832
Restructuring and other charges	18,273	17,890	20,466	6,414	28,471	—	9,696	—
Interest and other expense, net	25,911	20,703	13,453	17,633	18,999	27,856	23,901	22,024
Loss on early extinguishment of debt, net	8,695	95,214	—	—	—	—	—	—
Income (loss) before income taxes	(321,905)	(111,212)	23,810	(10,812)	(177,658)	38,527	(29,203)	21,095
Provision for (benefit from) income taxes	(32,190)	(11,122)	2,381	(26,810)	(46,486)	3,857	(22,726)	1,569

Net income (loss)	$(289,715)	$(100,090)	$21,429	$15,998	$(131,172)	$34,670	$(6,477)	$19,526

Basic and diluted earnings (loss) per share	$(0.56)	$(0.19)	$0.04	$0.03	$(0.25)	$0.07	$(0.01)	$0.04

Shares used in computing diluted per share amounts	521,000	523,529	561,438	569,572	515,016	524,452	517,810	531,118

SUPPLEMENTARY FINANCIAL STATEMENTS OF

FLEXTRONICS INTERNATIONAL LTD. (PARENT COMPANY)

BALANCE SHEETS

	As of March 31,

	2004	2003

	(In thousands, except share
	and per share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$188,929	$244,102
Due from subsidiaries	1,213,620	1,563,351
Other current assets	5,398	4,860

Total current assets	1,407,947	1,812,313
Intangible assets, net	4,083	5,928
Other investments	49,774	22,109
Investment in subsidiaries	6,176,109	3,485,183
Due from subsidiaries	1,659,878	1,578,371
Other assets	170,627	193,076

Total assets	$9,468,418	$7,096,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Due to subsidiaries	$3,186,790	$1,127,349
Other current liabilities	17,552	60,704

Total current liabilities	3,204,342	1,188,053
Long-term debt, net of current portion	1,498,731	1,007,364
Due to subsidiaries	411,860	363,467
Commitments and contingencies (Note 5)
SHAREHOLDERS’ EQUITY:
Ordinary shares, S$.01 par value; authorized — 1,500,000,000 shares; issued and outstanding — 529,944,282 and 520,228,062 shares as of March 31, 2004 and 2003, respectively	3,135	3,078
Additional paid-in capital	4,997,033	4,930,644
Accumulated deficit	(722,471)	(370,093)
Accumulated other comprehensive income (loss)	82,334	(19,386)
Deferred compensation	(6,546)	(6,147)

Total shareholders’ equity	4,353,485	4,538,096
Total liabilities and shareholders’ equity	$9,468,418	$7,096,980

The accompanying notes are an integral part of these supplementary financial statements.

1.	ORGANIZATION OF THE COMPANY

      Flextronics International Ltd. (the “Parent”) was incorporated in the Republic of Singapore. It is principally engaged in investment holding. The address of the Parent’s registered office is One Marina Boulevard, #28-00, Singapore 018989. The Parent, together with its wholly-owned subsidiaries (collectively the “Company”) provide electronics manufacturing services to original equipment manufacturers, primarily in the handheld electronics devices, information technologies infrastructure, computer and office automation, and consumer devices industries.

2.	SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

      All amounts included in the financial statements are expressed in U.S. dollars unless otherwise designated as Singapore dollars (S$) or Euros (€).

      The accompanying supplementary balance sheets comprise solely the standalone accounts of Flextronics International Ltd., the Parent company. These balance sheets are prepared in accordance with accounting principles generally accepted in the United States (US GAAP), other than as noted in the following paragraphs entitled “Investment in Subsidiaries” and “Intangible Assets”.

      Certain amounts in the fiscal year 2003 balance sheet have been reclassified to conform to current year’s presentation for comparative purposes.

Use of Estimates

      The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Translation of Foreign Currencies

      The functional currency of the Parent is the U.S. dollar, with the exception of its Cayman branch, which is measured in Euros. Accordingly, the financial position and results of operations of the Cayman branch are measured using the Euro as the functional currency. Accordingly, all assets and liabilities of the Cayman branch are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date. Income and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of the branch’s financial statements are reported as a separate component of shareholders’ equity.

      Additionally, the Parent’s Hong Kong branch enters into certain transactions with related companies, including short-term contractual obligations and long-term loans. Certain of these obligations and loans are denominated in a non-functional currency, namely the Swedish krona. Short-term contractual obligations are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date and the resulting foreign exchange gains and losses arising from the revaluation are recognized in the statement of operations. Long-term loans are translated into U.S. dollars at current exchange rates as of the applicable balance sheet date, and the resulting translation gains and losses from the revaluation are reported as a separate component of shareholders’ equity.

Cash, Cash Equivalents and Investments in Securities

      All highly liquid investments with maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking accounts, money market accounts and certificates of deposit. As of March 31, 2004, the entire cash and cash equivalents balance represents cash deposited in checking accounts. As of March 31, 2003, cash equivalents totaled approximately $180.7 million.

      The Parent also has certain investments in non-publicly traded technology companies. These investments are carried at cost and are included within Other investments on the Parent’s balance sheet. The Parent continuously monitors these investments for impairment and makes appropriate reductions in carrying value when necessary.

      Additionally, the Parent had certain investments in public corporate equity securities, which were carried at fair market value. All investments were generally held in the Parent’s name with major financial institutions acting as custodians. All of the Parent’s short-term investments are classified as available-for-sale. Unrealized gains and losses on these investments were included as a separate component of shareholders’ equity, net of any related tax effect. The Parent uses the specific identification method to determine the cost of any securities disposed of, with realized gains and losses reflected in other income and expense.

Due from/Due to Subsidiaries

      Balances due from and to subsidiaries are unsecured. Certain obligations are non-interest bearing and others have rates ranging from 3.25% to 9.3% (2003: 3.39% to 10.0%) per annum.

Investment in Subsidiaries

      Investment in subsidiaries is accounted for using the equity method in accordance with US GAAP. Prior to fiscal year 2003, investment in subsidiaries was stated at cost. As a result of this change in accounting method, adjustments were required to properly state the balance of investment in subsidiaries, equity in losses of subsidiaries, and accumulated deficits as of the balance sheet date. The effects of prior years’ equity losses of subsidiaries relating to the change in basis of accounting were recorded in fiscal year 2003 as an adjustment to accumulated deficit. Prior years’ financial statements were not restated.

      The financial statements for fiscal year 2003 include the following items, which relate to prior years:

(In thousands)

Decrease in retained earnings — cumulative effect of prior years’ equity losses of subsidiaries	$225,488
Decrease in accumulated other comprehensive income — cumulative effect of prior years’ foreign currency translation adjustments of subsidiaries	169,750

      The Parent regularly assesses the carrying value of its investment in subsidiaries. Provision is made where there is a decline in the value that is considered other than temporary.

Concentration of Credit Risk

      Financial instruments, which potentially subject the Parent to concentrations of credit risk, are primarily cash equivalents and investments. The Parent maintains cash and cash equivalents with various financial institutions that management believes to be of high credit quality. These financial institutions are located in many different locations throughout the world.

Intangible Assets

      All of the Parent’s acquired intangible assets are subject to amortization over their estimated useful lives. Intangible assets are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, an impairment loss is recognized if the carrying amount of an intangible is not recoverable and its carrying amount exceeds its fair value. Intangible assets generally consist of contractual agreements and developed technologies. Contractual agreements are amortized over periods up to 10 years, while developed technologies were generally amortized over periods up to 5 years. No residual value is estimated for the intangible assets. During fiscal year 2004, the net intangible assets balance of $5.9 million as of March 31, 2003 arising from previous acquisition was completely amortized, and the Parent recorded an additional $5.0 million of developed technologies in conjunction with certain acquisition during the year. No additions to intangible assets were recorded during fiscal year 2003.

      The components of intangible assets are as follows (in thousands):

	As of March 31, 2004			As of March 31, 2003

	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount

Intangible assets:
Developed technologies	$5,000	$(917)	$4,083	$10,160	$(4,232)	$5,928

      At March 31, 2003, adjustments were recorded to push down $29.9 million of goodwill and $22.0 million of other intangible assets arising from the acquisition of certain manufacturing operations during fiscal year 2002. Correspondingly, the amount of investment in subsidiaries as of March 31, 2003 increased by $51.9 million, in order to reflect the cost of investment in these subsidiaries in accordance with US GAAP. The cumulative effects of those adjustments were recorded in fiscal year 2003, and the financial statements for prior years were not restated.

Derivative Instruments and Hedging Activities

      On April 1, 2001, the Parent adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and No. 138. All derivative instruments are recorded on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative is recorded in shareholders’ equity as a separate component of accumulated other comprehensive income and is recognized in the statement of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are immediately recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings in the current period.

      The Parent is exposed to foreign currency exchange rate risk inherent in assets and liabilities denominated in non-functional currencies. The Parent enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities. As of March 31, 2004 and 2003, the fair value of these short-term foreign currency forward contracts was recorded as a liability amounting to approximately $45,000 and $300,000 respectively.

Trade Receivables Securitization

      In March 2002, the Company entered into a trade receivables securitization agreement. Under this agreement, the Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. The Parent participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2005, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250.0 million. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation.

Accounting for Stock-Based Compensation

      At March 31, 2003, the Parent had six stock-based employee compensation plans, which are more fully described in Note 7, “Shareholders’ Equity”. The Parent accounts for its stock option awards to employees under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. No compensation expense is recorded for options granted in which the exercise price equals or exceeds the market price of the underlying stock on the date of grant in accordance with the provisions of APB Opinion No. 25. Had the Parent applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation, no compensation expense would have been recorded by the Parent, as such expense is allocated to and recorded by its subsidiaries.

      The Parent provides restricted stock grants to key employees under its 2002 Interim Incentive Plan. Shares awarded under the plan vest in installments over a five-year period and unvested shares are forfeited upon termination of employment. During fiscal year 2004, the Parent granted 210,000 shares of restricted stock with a fair value of $10.34 per share on the grant date. During fiscal year 2003, the Parent granted 1,230,000 shares of restricted stock with a fair value on the date of grant of $5.88 per share. The deferred compensation associated with the restricted stock grants was $6.5 million and $6.1 million as of March 31, 2004 and 2003, respectively. The amounts are included in shareholders’ equity as a component of additional paid-in capital. Grants of restricted stock are recorded as compensation expense over the vesting period at the fair market value of the stock at the date of grant. In fiscal year 2004 and 2003, compensation expense related to the restricted stock grants amounted to approximately $1.8 million and $1.1 million, respectively. The expense is allocated to and recorded by the Parent’s subsidiaries.

New Accounting Pronouncements

Derivative Instruments and Hedging Activities

      In April 2003, the Financial Accounting Standard Board (FASB) issued SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, SFAS No. 149 clarifies under what circumstances a contract with and initial net investment meets the characteristic of a derivative. It also clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the standard did not have a material impact on the Parent’s financial position, results of operations or cash flows.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Financial instruments that are within the scope of the statement, which previously were often classified as equity, must now be classified as liabilities. This statement is effective for financial periods beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Parent’s financial position, results of operation or cash flows.

3.	LONG-TERM DEBT

      Long-term debt consists of the following:

	As of March 31,

	2004	2003

	(In thousands)
0.00% convertible junior subordinated notes	$200,000	$200,000
9.875% senior subordinated notes	7,659	497,172
9.75% Euro senior subordinated notes	181,422	160,192
8.75% senior subordinated notes	—	150,000
1.00% convertible subordinated notes	500,000	—
6.50% senior subordinated notes	399,650	—
Outstanding under revolving lines of credit	210,000	—

	$1,498,731	$1,007,364

      Maturities of the long-term debt are as follows:

Fiscal year ending March 31,	(In thousands)

2007	$200,000
2008	210,000
2010 and Thereafter	1,088,731

$1,498,731

Revolving Credit Facilities

      In March 2004, the Parent renewed and increased its revolving credit facility with a syndicate of domestic and foreign banks from $880.0 million to $1.1 billion. The credit facility consists of two separate credit agreements, one providing for up to $550.0 million principal amount of revolving credit loans to the Parent and designated subsidiaries; and one providing for up to $550.0 million principal amount of revolving credit loans to a U.S. subsidiary of the Parent. This credit facility is a four-year facility expiring in March 2008. Borrowings under the credit facility bear interest, at the Parent’s option, either at (i) the base rate (as defined in the credit facility, or 4.5% as of March 31, 2004); or (ii) the LIBOR rate (as defined in the credit facility, or 1.09% as of March 31, 2004) plus the applicable margin for LIBOR loans ranging between 0.75% and 2.50%, based on the credit ratings and facility usage. The Parent is required to pay a quarterly commitment fee ranging from 0.15% to 0.50% per annum, based on the Parent’s credit ratings, of the unutilized portion of the credit facility.

      The credit facility is unsecured, and contains certain restrictions on the Parent’s ability to (i) incur certain debt, (ii) make certain investments and (iii) make certain acquisitions of other entities. The credit facility also requires that the Company maintain certain financial covenants, including, among other things, a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation, and amortization) and a minimum ratio of fixed charge coverage, as defined, during the term of the credit facility. Borrowings under the credit facility are guaranteed by the Parent and certain of its subsidiaries. As of March 31, 2004, there was $220.0 million outstanding under this facility, of which $210.0 million is reflected on the Parent’s financial statement within long-term debt.

1.0% Convertible Subordinated Notes

      In August 2003, the Parent issued $500.0 million aggregate principal amount of its 1.0% convertible subordinated notes maturing in August 2010. The notes are convertible at any time prior to maturity into ordinary shares of the Parent’s stock at a conversion price of $15.525 (subject to certain adjustments). The Parent used a portion of the net proceeds from this issuance and other cash source to repurchase $492.3 million aggregate principal amount, or 98.5%, of its outstanding 9.875% senior subordinated notes due July 2010. In connection with the repurchase, the Parent incurred a loss of approximately $95.2 million during the second quarter of fiscal year 2004 associated with the early extinguishment of the notes.

6.5% Senior Subordinated Notes

      In May 2003, the Parent issued $400.0 million aggregate principal amount of its 6.5% senior subordinated notes maturing in May 2013. In June 2003, the Parent used $156.6 million of the net proceeds from the issuance to redeem all of its outstanding 8.75% senior subordinated notes due October 2007, of which $150.0 million aggregate principal was outstanding. In connection with the redemption, the Parent incurred a loss of approximately $8.7 million during the first quarter of fiscal year 2004 associated with the early extinguishment of the notes.

      The indentures relating to the Parent’s outstanding senior subordinated notes contain certain covenants that, among other things, limit the ability of the Parent and certain of its subsidiaries to (i) incur additional debt, (ii) issue or sell stock of certain subsidiaries, (iii) engage in certain asset sales, and (iv) make distribution or pay dividends. The covenants are subject to a number of significant exceptions and limitations.

Zero Coupon Convertible Junior Subordinated Notes

      In March 2003, the Parent issued $200.0 million zero coupon, zero yield, convertible junior subordinated notes maturing in March 2008. The notes are callable by the Parent after three years and do not provide a put option prior to maturity. The notes are convertible into ordinary shares at a conversion price of $10.50 per share and are payable in cash or stock at maturity, at the Parent’s option.

      As of March 31, 2004, the approximate fair value of the Company’s 9.875% notes, 9.75% notes, 6.5% notes and 1% convertible notes based on broker trading prices were 115.5%, 111.5%, 105.25% and 134.0% of the face value of the notes, respectively.

4.	FINANCIAL INSTRUMENTS

      The carrying amount of the Parent’s cash and cash equivalents and investments approximates fair value. The fair value of the Parent’s long-term debt (see Note 3) is determined based on current broker trading prices. The Parent’s cash equivalents are comprised of cash deposited in money market accounts (see Note 2, “Summary of Accounting Policies”). The Parent’s investment policy limits the amount of credit exposure to 20% of the total investment portfolio in any single issuer.

      The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Parent hedges committed exposures and these forward contracts generally do not subject the Parent to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the assets, liabilities and transactions hedged. On April 1, 2001, the Parent adopted SFAS No. 133, as amended by SFAS No. 137 and No. 138, and as such the fair value of foreign currency forward contracts are reported on the balance sheet. The aggregate notional amount of the Company’s outstanding contracts as of March 31, 2004 was approximately $1.5 billion. The majority of these foreign exchange contracts expire in less than one month and almost all expire within three months. They settle in Euro, British pound, Hungarian forint, Japanese yen, Malaysian ringgit, Norwegian kronor, Polish zloty, Singapore dollar, South African rand, Swedish krona, Swiss franc, Thai baht and U.S. dollar.

5.	COMMITMENTS AND CONTINGENCIES

Trade Receivable Securitization

      The Company continuously sells a designated pool of trade receivables to a third party qualified special purpose entity, which in turn sells an undivided ownership interest to a conduit, administered by an unaffiliated financial institution. The Parent participates in the securitization agreement as an investor in the conduit. The securitization agreement allows the operating subsidiaries participating in the securitization to receive a cash payment for sold receivables, less a deferred purchase price receivable. The Company’s share of the total investment varies depending on certain criteria, mainly the collection performance on the sold receivables. The agreement, which expires in March 2005, is subject to annual renewal. Currently, the unaffiliated financial institution’s maximum investment limit is $250.0 million. The Company has sold $328 million of its accounts receivable as of March 31, 2004, which represents the face amount of the total outstanding trade receivables on all designated customer accounts at that date. The Company received net cash proceeds of $172.1 million from the unaffiliated financial institution for the sale of these receivables. The Company has a recourse obligation that is limited to the deferred purchase price receivable, which approximates 5% of the total sold receivables, and its own investment participation, the total of which was $161.6 million and $152.5 million as of March 31, 2004 and 2003, respectively.

      The Company continues to service, administer and collect the receivables on behalf of the special purpose entity and receives a servicing fee of 1.0% of serviced receivables per annum. The Company pays facility and commitment fees of up to 0.24% for unused amounts and program fees of up to 0.34% of outstanding amounts.

Legal Proceedings

      Between June and August 2002, the Parent and certain of its officers and directors were named as defendants in several securities class action lawsuits filed in the United States District Court for the Southern District of New York. These actions, which were filed on behalf of those who purchased, or otherwise acquired, the Parent’s ordinary shares between January 18, 2001 and June 4, 2002, including those who purchased ordinary shares in our secondary offerings on February 1, 2001 and January 7, 2002. These actions generally allege that, during this period, the defendants made misstatements to the investing public about the financial condition and prospects of the Company. Plaintiffs seek an unspecified amount of damages. On April 23, 2003, the Court entered an order transferring these lawsuits to the United States District Court for the Northern District of California. On July 16, 2003, the Parent filed a motion to dismiss on behalf of the Parent and its officers and directors named as defendants. On November 17, 2003, the Court entered an order granting defendants’ motion to dismiss without prejudice. On January 28, 2004, plaintiffs filed an amended complaint. The Parent’s motion to dismiss the amended complaint was filed on March 10, 2004 with a hearing on the motion to dismiss was held on May 26, 2004.

      Prior to the scheduled hearing on May 26, 2004, the parties reached a tentative settlement of all claims in the lawsuit. In light of this tentative settlement, defendants withdrew their motion to dismiss. The settlement would be funded entirely by funds from the Parent’s Officers’ and Directors’ insurance. The settlement agreement is subject to negotiation and documentation of a formal stipulation of settlement, as well as Court approval. If the settlement is not finalized, there can be no assurance the Company will be successful in defending the lawsuits, and, if the Company is unsuccessful, the Company may be subject to significant damages. Even if the Company were to be successful, defending the lawsuits may be expensive and may divert management’s attention from other business concerns and harm the Company’s business.

      The legal costs mainly related to a settlement reached in November 2003 in the lawsuit with Beckman Coulter, Inc., relating to a contract dispute involving a manufacturing relationship between the companies. Pursuant to the terms of the settlement agreement, the Company agreed to a $23.0 million cash payment to Beckman Coulter to resolve the matter, and Beckman Coulter agreed to dismiss all pending claims against the Company and release the Company from any future claims relating to this matter.

      The Parent is also party to various legal proceedings that arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on our consolidated financial position, liquidity or results of operations.

Guarantees

      The Parent adopted the disclosure provision of FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirement for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” As of March 31, 2004, the Parent has issued approximately $520.5 million of bank guarantees issued in connection with debt arrangements of certain of its subsidiaries. The Parent has also issued approximately $54.5 million of other guarantees in connection with supplier arrangements, and $113.6 million of guarantees associated with operating leases, that were entered into by certain of its subsidiaries.

6.	INCOME TAXES

      The Parent is a Singapore corporation and is a non-resident for Singapore tax purposes. Non-Singapore resident taxpayers, subject to certain exceptions, are subject to income tax on (1) income that is accrued in or derived from Singapore and (2) foreign income received in Singapore.

      Since the Parent did not derive income from or receive foreign income in Singapore, it is not subject to Singapore income tax. To the extent that the Parent continues to meet the above-mentioned requirements as determined by current law, no Singapore income tax will be imposed on the Parent. Accordingly, the Parent records minimal current income tax expense and does not record any deferred income taxes.

7.	SHAREHOLDERS’ EQUITY

      In accordance with US GAAP, in fiscal year 2003, the Parent recorded share premiums associated with the issuance of ordinary shares at a premium for certain historical acquisitions of subsidiaries and increased its investment in these subsidiaries to reflect the full consideration for the acquisition. This resulted in an increase in additional paid-in capital and an increase in investment in these subsidiaries by $662.8 million. All increases were included in the financial statements of fiscal year 2003, as the financial statements for prior years were not restated.

Stock Option and Incentive Plans

      As of March 31, 2004, the Parent has six stock-based employee compensation plans, the 2002 Interim Incentive Plan (the “2002 Plan”), the 2001 Equity Incentive Plan (the “2001 Plan”), the 1999 Interim Option Plan, the 1998 Interim Option Plan, the 1997 Interim Option Plan and the 1997 Employee Share Purchase Plan.

      The 2001 Plan provides for grants of up to 7,000,000 shares. Additionally, the remaining shares that were available under the Parent’s 1993 Share Option Plan (the “1993 Plan”) upon adoption of the 2001 Plan and any shares issuable upon exercise of the options granted under the 1993 Plan that expire or become unexercisable for any reason without having been exercised in full, are available for grant under the 2001 Plan. The adoption of the 2001 Plan mandated that no additional options be granted under the 1993 Plan. Any options outstanding under the 1993 Plan will remain outstanding until exercised or until they terminate or expire by their terms. The 2001 Plan contains two separate equity incentive programs including a discretionary option grant program and an automatic option grant program. The discretionary option grant program is administered by the Compensation Committee with respect to officers and directors and by the Chairman of the Parent’s Board, with respect to all other employees.

      Options issued under the 2001 Plan and 1993 Plan generally vest over four years. Options granted under the 2001 Plan generally expire 10 years from the date of grant. Pursuant to an amendment to the provisions relating to the term of options provided under the 1993 Plan, options granted subsequent to October 1, 2000 expire 10 years from the date of grant, rather than the five-year term previously provided. The 2001 Plan and 1993 Plan provide for option grants at an exercise price equal to the fair market value per ordinary share on the option grant date.

      The 2002 Plan provides for grants of up to 20,000,000 shares. The plan provides grants of nonqualified stock options to employees, officers and directors. The exercise price of options granted under the 2002 Plan is determined by the Parent’s Compensation Committee and generally has an exercise price equal to the fair market value of the underlying stock on the date of grant. Options issued under the 2002 Plan generally vest over 4 years and generally expire 10 years from the date of grant.

      The Parent’s 1999, 1998 and 1997 Interim Option Plans provide for grants of up to 5,200,000, 3,144,000, and 2,000,000 stock options, respectively. These plans provide grants of non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Parent. Options under these plans cannot be granted to executive officers and directors. All Interim Option Plans provide for option grants at an exercise price of not less than 85% of the fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years. Options granted under the 1999 Interim Option Plan expire 5 years from the date of grant. Options granted prior to July 2002 under the 1998 and 1997 Interim Option Plans expire 5 years from the date of grant and all subsequent option grants generally expire 10 years from the date of grant.

      The Parent’s 1997 Employee Stock Purchase Plan (the “Purchase Plan”) provides for issuance of up to 4,400,000 ordinary shares. The Purchase Plan was approved by the shareholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of ordinary shares through payroll deductions over a six-month period up to 10% of each participant’s compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. The ordinary shares sold under this plan in fiscal 2004 and fiscal 2003 amounted to 717,595 and 1,009,692, respectively. The weighted-average fair value of ordinary shares sold under this plan in fiscal 2004 and 2003 was $10.30 and $9.79, respectively.

      The following table presents the activity for options outstanding under all of the stock option plans (“Price” reflects the weighted average exercise price):

	As of March 31, 2004		As of March 31, 2003

	Options	Price	Options	Price

Outstanding, beginning of fiscal year	55,682,533	$11.35	45,641,139	$15.00
Granted	8,841,856	15.60	19,864,076	6.97
Exercised	(8,235,283)	6.66	(4,567,256)	4.05
Forfeited	(5,985,107)	11.39	(5,255,426)	21.25

Outstanding, end of fiscal year	50,303,999	$12.86	55,682,533	$11.35

Options exercisable, end of fiscal year	27,638,781		31,056,183

Weighted average fair value per option granted	$9.47		$4.84

      The following table presents the composition of options outstanding and exercisable as of March 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Shares	Life	Price	Shares	Price

$ 0.42 - $ 7.53	9,206,720	5.36	$4.90	6,897,892	$4.54
$ 7.56 - $ 7.90	11,915,344	8.05	7.90	3,326,697	7.90
$ 8.01 - $14.50	10,163,712	4.91	12.21	7,383,533	12.64
$14.60 - $17.50	10,808,613	8.65	16.61	2,919,619	15.96
$17.69 - $44.13	8,209,610	4.20	24.83	7,111,040	25.05

$ 0.42 - $44.13	50,303,999	6.43	$12.86	27,638,781	$13.59

8.	SUBSEQUENT EVENTS

      In April 2004, the Parent announced that it intends to convert its $200.0 million, zero coupon, zero yield, convertible junior subordinated notes issued in March 2003 into 19,047,617 of its ordinary shares, based on the conversion price of $10.50 per share.

      On June 8, 2004, the Parent, The DIRECTV Group, Inc., and Hughes Network Systems, Inc. (a wholly-owned subsidiary of DIRECTV) announced an agreement whereby the Parent will acquire Hughes Network Systems’ majority ownership stake of fifty-five percent (55%) in Hughes Software Systems (HSS), a leading provider of software products and services to telecom infrastructure companies.

      HSS reported revenue of approximately US$80 million and net income of approximately $17 million in its fiscal year ended March 31, 2004.

      The Parent will pay total cash consideration to Hughes Networks Systems of approximately US$226.5 million. Subject to regulatory approval, the transaction is expected to close no later than October 2004. Pursuant to Indian securities regulations, the Parent is required to make an open offer on or about June 14, 2004 to purchase an additional twenty percent (20%) of the shares outstanding. There is no obligation for shareholders to accept this open offer and there is no assurance that any shares will be offered for sale to the Parent. The approximate total purchase price of $226.5 million to be paid to Hughes Network Systems, along with the open offer of $82.5 million, assuming an offer price of Rs547.93 per share, was required to be funded by the Parent on the date the open offer was initiated (June 14, 2004).

      On June 29, 2004, management entered into a definitive asset purchase agreement with Nortel Networks providing for the sale of certain optical, wireless, and enterprise manufacturing operations and optical design operations to Flextronics. Management anticipates that the aggregate purchase price for the assets acquired will be in the range of approximately $675 million to $725 million. Of the estimated aggregate payment amount, approximately $415 million to $465 million is for inventory, approximately $60 million is for fixed assets, and the remaining $200 million for intangible assets relating to, among other things, the design and engineering transfer. As part of this transaction, which is subject to customary closing conditions, including the completion of the required information and consultation process with employee representatives in Europe, approximately 2,300 employees would transfer to Flextronics.

      Subject to closing the asset acquisition, Flextronics will provide most of Nortel Networks’ systems integration activities, final assembly, testing and repair operations, along with the management of the related supply chain and suppliers, under a four-year manufacturing agreement. Additionally, under a three-year design services agreement, Flextronics will provide Nortel Networks with design services for end-to-end, carrier grade optical network products.

2004 Annual General Meeting
Map, Directions and Parking Information
September 23, 2004
9:00 A.M. PDT

The Annual General Meeting of Shareholders will be held at Flextronics’ principal U.S. corporate offices located at 2090 Fortune Drive, San Jose, California.

Directions from Highway 101 (Northbound and Southbound)

•	Take Montague Expressway exit going East
•	Follow Montague Expressway to Trade Zone
•	Right onto Trade Zone
•	Right onto Lundy Avenue
•	Right onto Fortune Drive (first traffic light)
•	Left into the third driveway

Directions from Highway 680 (Southbound)

•	Take Capital Avenue Exit
•	Left onto Trade Zone
•	Left onto Lundy Avenue
•	Right onto Fortune Drive (first traffic light)
•	Left into the third driveway

Parking

Flextronics has reserved parking spaces for shareholders attending the meeting. These spaces will be designated as “Reserved for Flextronics Shareholders’ Meeting.”

Register for Online Delivery of Shareholder Materials

     Flextronics is pleased to offer its shareholders the benefits and convenience of electronic delivery of Flextronics shareholder materials. With electronic delivery, you can:

•	Receive email notification as soon as our Annual Report, Proxy Statement and related materials are available on the Internet.

•	Vote your proxy online at proxyvote.com (Voting requires the control number provided on either the hard copy Vote Instruction Form or the Electronic Delivery Notice you received. Please note that if you receive materials electronically, you will also be required to enter the 4 digit PIN you enrolled with at the time you chose to receive materials electronically.)

•	Help conserve natural resources, reduce the number of bulky documents in your personal files and eliminate duplicate mailings.

•	Help Flextronics significantly reduce printing and mailing costs typically associated with more traditional delivery methods.

You can enroll by visiting our website at www.flextronics.com/investors. Please note that your electronic delivery enrollment will be effective until you cancel it. If you wish to receive a paper copy of these materials at any time, please notify Investor Relations at investor_relations@flextronics.com or (408) 576-7722.

[Form of Proxy Card]

FLEXTRONICS INTERNATIONAL LTD.

2090 Fortune Drive

San Jose, California 95131

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned being a member of Flextronics International Ltd. (the “Company”) hereby appoints Michael E. Marks or failing whom Robert R.B. Dykes or failing whom the Chairman of the Annual General Meeting as Proxy of the undersigned and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all of the ordinary shares of the Company, held of record by the undersigned on August 5, 2004, at the Annual General Meeting of the Company to be held on September 23, 2004, or at any adjournment thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual General Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees (Proposals No. 1 and 2), FOR Proposals No. 3 through 12 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual General Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND

RETURN IT NOT LESS THAN 48 HOURS PRIOR TO THE TIME OF

THE MEETING IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

[Reverse Side]

☒ please mark votes as in this example.

     The Board of Directors unanimously recommends a vote FOR the Board of Director nominees (Proposals No. 1 and 2) and FOR Proposals No. 3 through 12. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted FOR the Board of Director nominees (Proposals No. 1 and 2) and FOR Proposals No. 3 through 12 if no specification is made.

1a.	Re-election of Michael E. Marks as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

1b.	Re-election of Michael J. Moritz as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	Re-appointment of Patrick Foley as a Director of the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To appoint Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	To approve an amendment to the Company’s 1997 Employee Share Purchase Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5.	To approve amendments to the Company’s 2001 Equity Incentive Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

6.	To approve an amendment to the Company’s 2001 Equity Incentive Plan to allow for issuances of stock bonuses.

FOR	AGAINST	ABSTAIN
☐	☐	☐

7.	To approve the consolidation of ordinary shares available under our assumed plans into our 2001 Equity Incentive Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

8.	To approve the authorization for the Directors of the Company to allot and issue ordinary shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

9.	To approve the authorization for the Company to provide $37,200 of annual cash compensation to each of its non-employee Directors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

10.	To approve the authorization for the Company to provide an additional $10,000 of annual cash compensation for each of its non-employee Directors for committee participation.

FOR	AGAINST	ABSTAIN
☐	☐	☐

11.	To approve the authorization of the proposed renewal of the share repurchase mandate relating to acquisitions by Company of its own issued ordinary shares.

FOR	AGAINST	ABSTAIN
☐	☐	☐

12.	To approve the authorization of the proposed approval of a bonus issue.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Signature:	Date:

Signature:	Date: